   As filed with the Securities and Exchange Commission on February 4, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                              PETsMART.COM, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                              5999                            95-4742348
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                           35 Hugus Alley, Suite 210
                              Pasadena, CA 91103
                                (626) 817-7100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            Thomas P. McGovern, Jr.
                            Chief Executive Officer
                           35 Hugus Alley, Suite 210
                              Pasadena, CA 91103
                                (626) 817-7100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

            Michael A. Woronoff, Esq.                            Bruce R. Hallett, Esq.
                 Troy Vigil, Esq.                               Paul S. Bernstein, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP               Brobeck, Phleger & Harrison LLP
        300 South Grand Avenue, Suite 3400                       550 South Hope Street
              Los Angeles, CA 90071                              Los Angeles, CA 90071
                  (213) 687-5000                                     (213) 489-4060

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]. . . . . . . . . . . . . . . . . . .

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]. . . . . . . . . . . . . . . . . . .

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]. . . . . . . . . . . . . . . . . . .

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 Proposed Maximum
                                                    Aggregate      Amount of
    Title of Each Class of Securities to be          Offering     Registration
                   Registered                        Price(1)         Fee
------------------------------------------------------------------------------
Common Stock ($0.001 par value)................    $115,000,000     $30,360
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000

PROSPECTUS

                                         Shares

                               PETsMART.com, Inc.
                                  Common Stock

                                   ---------

  PETsMART.com, Inc. is selling       shares of its common stock. The
underwriters named in this prospectus may purchase up to      additional shares
of common stock from PETsMART.com to cover over-allotments.

  This is an initial public offering of common stock. PETsMART.com currently
expects the initial public offering price to be between $     and $     per
share, and has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "PSCM".

                                   ---------

  Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 9.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public Offering Price............................................ $      $
Underwriting Discount............................................ $      $
Proceeds to PETsMART.com (before expenses)....................... $      $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about       ,
2000.

                                   ---------

Salomon Smith Barney
                                   Chase H&Q
                                                               J.P. Morgan & Co.

      , 2000

  You should rely on the information contained in this prospectus. PETsMART.com has not authorized anyone to provide you with different information. PETsMART.com is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................   9
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  30
Management...............................................................  40
Principal Stockholders...................................................  51
Related Party Transactions...............................................  53
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  64
Index to Financial Statements............................................ F-1


  PETsMART.com, Inc. has the right to use PETsMART(TM), R.C. STEELE(TM) and PETsMART.com(TM) and the PETsMART.com logo. We have certain trademark applications pending, including applications for Cat Food Calculator(TM) and Dog Food Calculator(TM), PAWsPECTIVES(TM), Pet Family Quilt(TM), and "You Stay, We Fetch(TM)". All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by PETsMART.com of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of, PETsMART.com by the trademark or trade dress owners.

                               ----------------

  Until     2000, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully and consider the information under "Risk Factors" and in our financial statements and the notes relating to these financial statements, together with the information included elsewhere in this prospectus, before deciding whether to invest in our common shares. The terms "PETsMART.com," "we," "us," "our," and the "Company" as used in this prospectus refer to PETsMART.com, Inc.

                                  PETsMART.com

  We are the most popular Internet destination for pet products, information and community. Our online store is designed to provide a convenient, informative and fulfilling shopping experience, with a high level of customer service that encourages consumers to purchase products and services to satisfy their pet care needs. The PETsMART.com site contains extensive product and pet information, expert advice and community activities, allowing our visitors to learn about pet care issues and interact with other pet owners. We have been the top-ranked pet product Web site every month since our first full month of commerce operations, according to Media Metrix, Nielsen NetRatings and PC Data. We were the only pet product retailer ranked among the top 50 online shopping sites according to Media Metrix's December statistics. From the commercial launch of our online store on June 29, 1999 through January 2, 2000, we sold pet products to over 180,000 customers and generated net revenues of $10.4 million.

  We have entered into a strategic alliance with PETsMART, Inc., the world's largest pet products specialty retailer and have the exclusive, worldwide right to use the PETsMART trademark royalty free for online retailing. This strategic alliance provides an immediately identifiable brand that is known and trusted by millions of pet owners and enables us to differentiate ourselves from other online competitors by marketing our "click and mortar" relationship with PETsMART, Inc. Through this relationship, we are able to leverage PETsMART, Inc.'s infrastructure to gain significant economies of scale in purchasing, distribution, and customer service, enabling us to operate with limited direct investment in inventory, warehouses and support systems. PETsMART, Inc. also provides us with numerous co-promotional and marketing opportunities and access to PETsMART, Inc.'s popular proprietary branded products. We believe the industry experience of our management, several of whom have come from PETsMART, Inc., is a key competitive advantage and differentiates us from other online pet product companies.

  We believe the market for pet products and services represents an attractive online opportunity due to its size, anticipated growth and suitability to the online marketplace. The American Pet Product Manufacturers Association estimates the market for pet products and services was $23 billion in 1998 and will grow to $29 billion by 2001, driven in part by increases in the pet population and a trend toward providing improved pet care. Approximately 60% of U.S. households own a pet and 40% of those households own more than one pet. We believe that the industry is well suited to the online marketplace due to consumers' demand for information to assist in the purchase decision, the absence of the need to handle products prior to purchase and the need for frequent orders resulting from the consumable nature of most pet products.

  We intend to capitalize on this online market opportunity by offering pet owners an enhanced shopping experience. We seek to attract and retain consumers by providing the following:

  Selection--We are able to offer a broader product selection than most store-based retailers because we do not face the same inventory and shelf-space limitations. We provide products for nearly every type of household pet, including dogs, cats, birds, fish, reptiles and other small animals.

  Convenience--Our online store is open 24 hours a day, seven days a week and provides an easy and accessible way to identify and order products, combined with the convenience of home delivery.

  Information--Our Web site provides detailed product and pet information, expert pet care advice, editorials and professional resources. We offer content on the most popular types of pets, including a library reference section, breed specific guides and other general care and behavior information.

  Community--We believe we operate the largest and most active online pet community. We provide a variety of interactive opportunities, including our weekly Vet Expert Chats, message boards and PAWsPECTIVES(TM), our bi-weekly online newsletter.

  Customer Service--We are committed to making every aspect of browsing and shopping on our Web site an enjoyable experience by emphasizing superior customer service. We provide knowledgeable and experienced pre- and post-sales support, timely purchase related information and referrals to pet-related services.

  Our objective is to become the leading retailer of pet products and services. Key elements of our strategy include continuing to:

  .  capitalize on our strong brand recognition;

  . leverage PETsMART, Inc.'s purchasing power and distribution infrastructure;

  .  expand our product and service offering;

  .  enhance the user experience;

  .  maintain the largest and most active online pet community; and

  .  build strategic alliances.

                                  Risk Factors

  An investment in shares of our common stock involves a high degree of risk. You should carefully consider these risks and uncertainties as well as those other risks and uncertainties described in "Risk Factors" beginning on page 9 of this prospectus before deciding whether to invest in shares of our common stock.

                       Corporate History and Information

   Interpet Inc. was formed on February 25, 1999. Interpet acquired the assets of K&K Hansen, Inc. (dba Mason Distributing Company) in March 1999 and the domain name PetJungle.com in April 1999. Interpet subsequently changed its corporate name to PetJungle.com, Inc. On May 12, 1999, PETsMART.com was incorporated and PetJungle.com, Inc. was merged into PETsMART.com. Our corporate offices are located at 35 Hugus Alley, Suite 210, Pasadena, CA 91103. Our telephone number at that location is (626) 817-7100. Information contained on our Web site does not constitute part of this prospectus.

                                  The Offering

Common Stock offered by
 PETsMART.com...........         shares
Common Stock outstanding
 after the offering.....         shares
Use of proceeds.........  For general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National
 Market symbol..........  "PSCM"

  The number of shares that will be outstanding after the offering is based on
the number of shares outstanding as of       , 2000 and excludes:

  .         shares of common stock issuable upon exercise of stock options
     outstanding as of       , 2000, with a weighted average exercise price
     of $   per share, of which options to purchase      shares were then
     exercisable;

  .         shares of common stock issuable upon exercise of outstanding warrants; and

  .         shares of common stock reserved for future grant under our stock option plans.

                                ----------------

Unless specifically stated, the information in this prospectus:

  .  assumes no exercise of the underwriters' over allotment option;

  .  assumes an initial offering price of $   per share, the midpoint of our
     initial public offering price range;

  . reflects a -for- stock split which will be effected prior to this offering;

  . assumes the automatic conversion of all shares of preferred stock into common stock upon completion of this offering on the following basis:
     each share of Series A preferred converts into        shares of common
     stock; each share of Series C preferred converts into        shares of
            common stock; and each share of Series B preferred stock and
     Series D preferred stock converts into        shares of common stock (in
     each case on a post stock split basis); and

  . reflects the filing, as of the closing of the offering, of our Second Amended and Restated Certificate of Incorporation, referred to in this prospectus as the restated certificate of incorporation, and the adoption of our Amended and Restated By-Laws, referred to in this prospectus as the restated by-laws, implementing the provisions described below under "Description of Capital Stock--Delaware Anti-Takeover Law and Our Restated Certificate of Incorporation and Restated By-Law Provisions."

                         Summary Financial Information

  The summary financial information for the period from inception (February 25, 1999) to January 2, 2000 is derived from our audited financial statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the related notes. The historical statement of operations data for the thirteen weeks ended October 3, 1999 and January 2, 2000 have been derived from our unaudited financial statements. The unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The historical results are not necessarily indicative of results that may be expected for any future period. The balance sheet data displayed in the "As Adjusted" column reflect the application of the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                            Thirteen Weeks  Thirteen Weeks    From Inception
                                 Ended           Ended      (February 25, 1999)
                            October 3, 1999 January 2, 2000 to January 2, 2000
                            --------------- --------------- -------------------
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Net revenues..............     $  2,090        $  7,787          $ 10,446
Costs of net revenues.....        3,287          13,034            16,739
                               --------        --------          --------
  Gross margin............       (1,197)         (5,247)           (6,293)
Operating expenses:
  Sales and marketing.....        9,949          23,213            33,476
  Product development.....          784           1,102             2,359
  General and
   administrative.........        1,389           1,474             3,351
  Equity-based charges....          359           1,496             2,542
                               --------        --------          --------
    Total operating
     expenses.............       12,481          27,285            41,728
                               --------        --------          --------
Loss from operations......      (13,678)        (32,532)          (48,021)
                               --------        --------          --------
Interest income, net......           84             387               526
                               --------        --------          --------
  Net loss................      (13,594)        (32,145)          (47,495)

Deduction for beneficial
 conversion feature.......          --              --             (4,548)
                               --------        --------          --------
Net loss attributable to
 common stockholders......     $(13,594)       $(32,145)         $(52,043)
                               ========        ========          ========
Basic and diluted net loss
 per common share.........                                       $
                                                                 ========
Shares used to calculate
 basic and diluted net
 loss per common share....
                                                                 ========
Unaudited pro forma net
 loss per common
 share(1).................                                       $
                                                                 ========
Unaudited pro forma shares
 used to calculate pro
 forma net loss
 per share(1).............
                                                                 ========

                                                                    As of
                                                               January 2, 2000
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $26,350
Working capital.............................................   8,735
Total assets................................................  38,269
Notes payable, net of current portion.......................     156
Total stockholders' equity..................................  18,674

--------
(1) See notes 1 and 7 of notes to financial statements for an explanation of the number of shares used in per share computations.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently believe are not important may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                         Risks Related to Our Business

Because We Have a Limited Operating History, It Is Difficult to Evaluate Our Business

  We began selling products on our Web site in June 1999. Because of our limited operating history, you have limited operating and financial data about us upon which to assess our performance and an investment in our common stock. In addition, we have insufficient results for investors and securities analysts to use in order to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risks, expenses and difficulties we will encounter as an early stage company competing in a new and rapidly evolving market. To the extent our revenues and operating results fall below the expectations of investors and securities analysts, the trading price of our common stock may fall significantly.

We Are Not Currently Profitable and Anticipate Future Losses

  We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase from current levels because we expect to incur additional costs and expenses related to:

  .  marketing and other promotional activities;

  . the continued development of our Web site, the systems that we use to process customer orders and payments and our computer network;

  .  the expansion of our product and service offerings and Web site content;

  .  development of relationships with strategic business partners;

  . providing our customers with shipping below our actual costs to attract customers; and

  . increasing our general and administrative functions to support our growing operations.

  We incurred net losses of $32.1 million for the thirteen weeks ended January 2, 2000 and cumulative net losses of $47.5 million for the period from our inception through January 2, 2000. We have not achieved profitability. We only began selling products in June 1999 and have yet to achieve meaningful revenue. We cannot be certain that we will obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenues and achieve profitability.

  Our ability to become profitable depends on our ability to generate and sustain substantially higher net revenues than we have generated previously while keeping expenses at reasonable levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Expect Our Quarterly Financial Results to Fluctuate, Which May Cause the Trading Price of Our Common Stock to Fluctuate Significantly

  We expect that our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, including one or more of the following:

  . consumer traffic to our Web site may fluctuate depending on the effectiveness of our sales and marketing campaign, the timing and level of promotions in which we engage, and the effectiveness of content on our Web site and other factors;

  . the level of repeat purchases by customers, average order size and mix of products sold may fluctuate as a result of the experience consumers have on our Web site, the availability of products we have for sale, seasonal factors and other factors;

  . our revenues may decline as a result of promotional offers made by our competitors, the introduction of products or services offered by our competitors, or the introduction of new competitors into our market;

  . we may experience consumer dissatisfaction with our Web site as we add or change features, or as a result of technical difficulties on our Web site that do not permit a consumer to access our Web site or to complete a shopping session;

  . changes in government regulation of the Internet, particularly the imposition of sales tax for online transactions, may discourage online shopping and result in decreased revenues; and

  . we may incur costs related to potential acquisitions of technology or businesses.

  To the extent our revenues and operating results fall below the expectations of investors and securities analysts, the trading price of our common stock may fall significantly.

Consumers of Pet Products May Not Choose to Shop on Our Web Site or Purchase Our Products

  We may not be able to attract a large number of potential customers who shop in traditional retail stores to shop on our Web site. Furthermore, we may incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract online shoppers to our Web site and to convert those shoppers into purchasing customers. As a result, we may not be able to achieve profitability, and even if we are successful at attracting online customers, we expect it will take several years to build a critical mass of these customers. Specific factors that could prevent widespread customer acceptance of our online solution include:

  . shipping charges, which do not apply to shopping at store-based retailers;

  . delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

  . pricing that does not meet customer expectations of finding the lowest price on the Internet;

  . customer concerns about buying products without first seeing them in person or physically handling them;

  .  lack of consumer awareness of our Web site;

  . our inability to differentiate our Web site from those of our competitors;

  . customer concerns about the security of online transactions and the privacy of their personal information;

  . product damage from shipping, delayed shipments, or shipments of wrong or expired products, resulting in a failure to establish customers' trust in buying pet products online; and

  .  difficulties in returning or exchanging items purchased on our Web site.

We Are Dependent On PETsMART, Inc.

  We currently obtain substantially all of our products through our relationship with PETsMART, Inc. and benefit from PETsMART, Inc.'s marketing efforts, purchasing discounts, distribution infrastructure and customer service center. Our inability to obtain these products and benefits for any reason, including any disruptions in PETsMART, Inc.'s business, would have a material adverse effect on our business and financial performance.

  Our relationship with PETsMART, Inc. will require cooperation in order for us to achieve its full benefits. PETsMART, Inc. is specifically permitted to provide procurement, warehousing, distribution and customer support services for some of our competitors. Any lessening of PETsMART, Inc.'s desire to see us succeed, including any such lessening that may be caused by PETsMART, Inc. reducing its ownership of our common stock, could harm our business and financial performance.

Our Agreements With PETsMART, Inc. May be Terminated by PETsMART, Inc. After Five Years, or Earlier If We Fail to Perform our Obligations

  We have entered into several agreements with PETsMART, Inc., including:

  . a Trademark License Agreement, pursuant to which we have been granted an exclusive, worldwide right to use the PETsMART name royalty-free in connection with our online business;

  . a Marketing Agreement pursuant to which we collaborate with PETsMART, Inc. to co-market our products and information;

  . a Merchandising, Procurement, Distribution and Fulfillment Agreement pursuant to which PETsMART, Inc. and its affiliates provide us with such services; and

  . a Web and Content Hosting Agreement pursuant to which we provide hosting services for certain PETsMART, Inc. content.

  Other than our Trademark License Agreement, these agreements automatically terminate on December 31, 2006, and either party may choose not to renew the initial five year term which expires on December 31, 2004. We believe that the Merchandising, Procurement, Distribution and Fulfillment Agreement and the Marketing Agreement contain terms more favorable to us than we could obtain from any party other than PETsMART, Inc. There can be no assurance that we will be able to renew such agreements on terms acceptable to us. Should our relationship with PETsMART, Inc. terminate, and, as a result of such termination, we were to lose the benefits of the foregoing agreements, it would harm our business and financial performance. See "Related Party Transactions-- Strategic Agreements with PETsMART, Inc."

Our Trademark Agreement With PETsMART, Inc. May Deter A Third Party From Gaining Control Of Our Stock

  Our trademark license agreement with PETsMART, Inc. may be terminated by PETsMART, Inc. if any store-based or online retailer acquires 15% or more of our common stock. This may deter any takeover attempt, resulting in the inability of our stockholders to realize a premium from a takeover.

Our Agreements With PETsMART, Inc. Impose Limitations On Our Business

  Our agreements with PETsMART, Inc. impose limitations on our business, including:

  . prohibiting us from carrying and selling products that would cause PETsMART, Inc. products to constitute less than a majority of our SKUs;

  . prohibiting us from owning or operating catalogs or physical stores that sell pet related products and reselling to third parties who do the same;

  . limiting our ability to procure, carry and fulfill non-pet products, such as equine and apparel; and

  .  limiting our flexibility to increase or decrease product procurement.

  These limitations could restrict our ability to expand our product offering and increase our revenues.

We May Encounter Conflicts of Interest with PETsMART, Inc., Which Will Have Significant Influence Over Our Actions

  Following the offering, PETsMART, Inc. will beneficially own on a primary
basis approximately     % of the voting power of all shares of our voting
stock. Certain officers of PETsMART, Inc. hold positions on our board of directors, including Philip L. Francis, President and Chief Executive Officer of PETsMART, Inc., Robert F. Moran, President of PETsMART, Inc.'s North American stores, and Neil T. Watanabe, Executive Vice President and Chief Financial Officer of PETsMART, Inc. Therefore, PETsMART, Inc. will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These relationships could create conflicts of interest, for example when our directors are faced with decisions that could have different implications for us and PETsMART, Inc., including the interpretation, implementation and renewal of our agreements with PETsMART, Inc., potential acquisitions of businesses, effects of competition, the issuance or disposition of our securities, the election of new or additional directors, our payment of dividends and other matters. We have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between us and PETsMART, Inc. and their affiliates.

PETsMART, Inc., And Our Other Existing Stockholders Will Still Control The Majority Of Our Common Stock After this Offering, Which Could Discourage An Acquisition Of Us Or Make Removal Of Incumbent Management More Difficult

   PETsMART, Inc.'s substantial equity stake in us could also make us a much less attractive acquisition candidate to potential acquirors because PETsMART, Inc. would be able to block the acquisition by acting in concert with only a small number of other stockholders. In addition, executive officers, directors and entities affiliated with them, including PETsMART, Inc., will, in the
aggregate, beneficially own approximately   % of our outstanding common stock
following the completion of this offering. These stockholders, if acting together, would be able to decide all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders" for a description of PETsMART, Inc.'s stock ownership relative to other stockholders, "Management" for background on Philip L. Francis, Robert F. Moran and Neil T. Watanabe Directors and "Related Party Transactions" for a description of our agreements with PETsMART, Inc.

Distribution Centers From Which We Ship Our Products Are Currently Limited

  Substantially all of our pet products, regardless of customer location, are currently shipped from PETsMART, Inc.'s distribution center in Brockport, New York. Our success depends on our ability to use additional distribution centers throughout the United States to accommodate increases in customer demand, reduce our shipping costs and shipping times to customers and increase our gross margins. We believe PETsMART, Inc. currently intends to build additional distribution centers located throughout the United States. If they are unable to build these additional distribution centers and we are unable to make alternative arrangements, we may lose customers to our competitors, and our business and financial performance would be harmed.

We May Not Be Able to Compete Successfully Against Store-Based and Online Competitors

  The electronic commerce market is new, rapidly evolving and intensely competitive. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could seriously harm our business and financial performance. We expect competition to intensify in the future because new Web sites can be launched or enhanced quickly and at a relatively low cost. In addition, the pet product industry is intensely competitive.

  We currently or potentially compete with a variety of other retailing venues, including:

  .  online stores that specialize in pet products;

  .  online stores that offer pet products;

  .  superstore retailers of pet products;

  .  specialty pet stores;

  .  mass market retailers;

  .  supermarkets;

  .  warehouse clubs; and

  .  mail order suppliers of pet products.

  Many store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. As a result, many of our competitors can devote substantially more resources to their Web sites, physical stores and marketing than we can devote to our Web site and marketing. In addition, larger, well-established and well-financed entities may join with online competitors or pet product suppliers to exploit the opportunities presented by the electronic commerce market.

  Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Store-based retailers also enable customers to handle products in a manner that is not possible over the Internet. See "Business--Competition."

We May Be Unable to Effectively Manage Our Rapid Growth

  We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to realize our growth strategy. From June 29, 1999 to January 2, 2000, we grew from 32 to 72 employees. This rapid growth has placed significant demands on our management and other resources which, given our expected future growth rate, are likely to continue. We will not be able to implement our business strategy unless we are able to effectively manage this strain on our systems and resources. We will not be able to increase revenues unless we continue to improve our transaction-processing, operational, financial and managerial controls, reporting systems and procedures, expand, train, supervise and manage our work force, and manage multiple relationships with third parties.

Our Future Business Expansions, Including our Planned Expansions Into Equine Products and Pet Services, May Not Be Successful

  If we are presented with appropriate opportunities, we intend to invest in complementary companies, products or technologies. Among other things, we intend to enter the equine market and the market for pet services. We may also expand our operations by developing other new subject areas or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies. If we buy a company or engage in other types of acquisitions, we could have difficulty assimilating another company's personnel and operations or acquired technology or products. In addition, the key personnel of an acquired company could decide not to work for us. Any new product category that is launched by us but not favorably received by consumers could damage our brand or reputation and harm our business and financial performance. Any significant expansion of our business would increase our expenses and strain our management, financial and operational resources. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions or investments, the issuance of which could be dilutive to us or to our existing stockholders. Any of these difficulties could harm our business and financial performance.

We May Fail to Successfully Expand Our Web Site and the Systems that Process Customers' Orders

  If we fail to rapidly upgrade our Web site in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully deliver products. As a result, we could lose customers and our net sales could be reduced.

We May Lose Key Personnel or Be Unable to Attract, Assimilate and Retain Qualified Personnel in the Future

  The loss of the services of one or more of our key personnel could seriously harm our business. We depend on the continued services and performance of our executive officers, senior management and other key personnel. In addition, we have rapidly and significantly expanded our operations and anticipate that further expansion will be required to realize our growth strategy. We intend to continue to hire a significant number of additional personnel, including, software engineers, editorial and customer support personnel and marketing and merchandising personnel.

  We may be unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future. As a result of our rapid growth and expansion, we have experienced, and expect to continue to experience, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications. There is significant competition for qualified employees in our industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business and financial performance could be harmed.

Many Members of Our Management Team Are New to the Company or to the Pet Products Industry or Online Businesses

  We have recently experienced significant growth in our management team. Gary
R. Marcotte, our Chief Financial Officer, joined us in January 2000. In addition, many of the members of our senior management team do not have prior experience in the pet products industry or in online businesses or in publicly traded companies. Our business could be seriously harmed if integration of our management team into our company is not successful. We expect that it will take time for our new management team to integrate into our company and it is too early to predict whether this integration will be successful.

We Face the Risk of Systems Interruptions and Capacity Constraints on Our Web
Site

  The satisfactory performance, reliability and availability of our Web site, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. Any future systems interruption that results in the unavailability of our Web site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our Web site, which could negatively affect our revenues. We may experience temporary system interruptions for a variety of reasons in the future, including power failures, software bugs and an overwhelming number of visitors trying to reach our Web site during sales or other promotions. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems. We may not be able to correct a problem in a timely manner. Because we are dependent in part on outside consultants for the implementation of certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not be able to remedy the problem quickly or at all.

  Any inability to scale our systems for substantial customer traffic growth may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. If we are unable to project the rate or timing of increases, if any, in the use of our Web site accurately or in a timely manner, we may not be able to effectively upgrade and expand our transaction-processing systems to respond to increased usage.

We May Not Be Able to Respond to Rapid Technological Changes

  If we face material delays in introducing new services and enhancements on our Web site, we may lose customers. To remain competitive, we must continue to enhance and improve the functionality and features of our online site. The Internet and the online commerce industry are rapidly changing. If competitors introduce new services and enhancements embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete.

  To develop our Web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web site, systems that we use to process customers' orders and payments or our computer network to customer requirements or emerging industry standards.

Our Facilities and Systems Are Vulnerable to Natural Disasters and Other Unexpected Problems

  The occurrence of an earthquake or other natural disaster or unanticipated problems at our leased facility in Southern California, PETsMART, Inc.'s distribution center in New York, or at the third-party facilities in California and New Jersey, that house substantially all of our computer and communications hardware systems, could cause interruptions or delays in our business or loss of data or render us unable to accept and fulfill customer orders. Any such interruptions or delays at any of these facilities would reduce our net revenues. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

We May Not Be Able to Deliver Various Services If Third Parties Fail to Provide Reliable Services to Us

  We will rely upon third-party suppliers and carriers in addition to those affiliated with PETsMART, Inc. for certain product fulfillment and shipments. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to meet our fulfillment and shipping needs. In addition, failure to deliver products to our customers in a timely and courteous manner would harm our reputation and brand.

  We are dependent on various third parties for software, systems and related services, including such companies as Sun Microsystems, Inc., Oracle Corporation, Netscape, Solaris and Apache. Several of these third parties have a limited operating history and have relatively new technology. In turn, these third parties are dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

We May Be Subject to Liability for the Internet Content That We Publish

  As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. Liability, particularly if not covered by our insurance or in excess of our insurance coverage, could damage our reputation and our business.

The Imposition of Sales, Use or Similar Taxes Could Harm our Business

  At present, we do not collect sales, use or similar taxes in respect of goods sold by us, except from purchasers located in Arizona and California. One or more states or foreign countries, or the federal government may, however, seek to impose sales, use or similar tax collection obligations on out-of-jurisdiction companies, such as ours, which engage in or facilitate online commerce. In addition, while we do not believe that our relationship with PETsMART, Inc. would subject us to sales, use or similar taxes in any jurisdiction where PETsMART, Inc. operates a retail store, there can be no guarantee that a jurisdiction would not seek to impose a sales, use or similar tax based on that relationship, or that if asserted by a jurisdiction, that we would be successful in any challenge to such assertion. A successful assertion by one or more states, other local jurisdictions or any foreign country that we should collect sales, use or similar taxes on the sale of merchandise could harm our business.

  A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. In 1998, the U.S. federal government enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a three-year period, ending on October 1, 2001. This tax moratorium does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due, if any, under existing tax rules. In addition, a number of trade groups and government entities have publicly stated their objections to this tax moratorium and have argued for its repeal. The Federal Advisory Commission on Electronic Commerce is in the process of evaluating these issues. It is expected to make its recommendation to Congress in April 2000. There can be no assurance that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed, or that it will be renewed when it expires. The occurrence of any of these events could substantially impair the growth of electronic commerce.

                          Risks Related to E-commerce

The Success of Our Business Will Depend on the Continued Growth of Internet Commerce and the Continued Viability of the Infrastructure of the Internet

  The market for the purchase of products and services over the Internet is a new and emerging market. As an electronic commerce business, our future revenues and profits depend upon the widespread acceptance and use of the Internet and other online services as a medium for buying and selling goods and services. If acceptance and growth of the Internet does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent development and this growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Market acceptance of recently introduced products and services over the Internet is subject to a high level of uncertainty. For us to grow, consumers who historically purchased through traditional means of commerce, such as specialty retail stores, must instead purchase online products and services.

  The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to manage this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

  The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our Web site. It is unlikely that phone orders could compensate for the level of orders lost in these circumstances. Further, the Internet could lose favor due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. In addition, the adoption of new standards or government regulation may require us to incur substantial compliance costs.

Consumers May Be Unwilling to Purchase Pet Products Over the Internet Instead of Through Store-Based Retailers

  The online market for pet products, information and services is in its infancy. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. If this market does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty. Our success will depend on our ability to engage consumers who have historically purchased pet products through store-based retailers. In order for us to be successful, many of these consumers must be willing to utilize new ways of buying pet products. In addition, a substantial proportion of the consumers who use our Web site may be using our service because it is new and different rather than because they believe it is a desirable way to purchase pet products. Such consumers may use our service only once or twice and then return to more familiar means of purchasing these products.

We May Need to Change the Manner in Which We Conduct Our Business If Government Regulation Of Electronic Commerce Increases

  The adoption or modification of laws or regulations relating to the Internet could harm the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the U.S. and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material and the European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

Our Net Revenues and Gross Margin Would Decrease If We Experience Significant Credit Card Fraud

   Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would reduce our net revenues and gross margins because we do not carry insurance against this risk.

Our Net Revenues Could Decrease If Our Online Security Measures Fail

  Our relationships with our customers may be adversely affected if the security measures we use to protect their personal information, such as credit card numbers, are ineffective. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other fraud claims as well as for misuses of personal information, such as for unauthorized marketing purposes. If, as a result, we lose many customers, our net revenues could decrease. We rely on security and authentication technology that we license from third parties. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

  Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

                         Risks Related to This Offering

Our Common Stock Price May Be Volatile, Which Could Result in Substantial Losses for Individual Stockholders

  The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or our competitors;

  .  changes in financial estimates by securities analysts;

  .  conditions or trends in the Internet and/or online commerce industries;

  . changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

  . announcements by us or our competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

  .  potential litigation.

It May Be Difficult for a Third Party to Acquire Us

  Provisions of our restated certificate of incorporation and restated by-laws may make it difficult for a third party to acquire us and therefore could discourage a third party from attempting to acquire us at a premium price. These include provisions classifying our Board of Directors, prohibiting stockholder action by written consent and requiring advance notice for nomination of directors to our Board of Directors and for stockholder proposals. Our restated certificate of incorporation does not provide for cumulative voting in the election of directors. Our restated certificate of incorporation also allows our Board of Directors to issue, without further stockholder approval, preferred stock that could have the effect of delaying, deferring or preventing a change in control and that could adversely affect the voting power of the holders of our common stock. In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and holders of 15% or more of our common stock. These and other provisions may deter hostile takeovers or delay changes in our control or management, even if these transactions were in the best interests of our stockholders. See "Description of Capital Stock."

We May Be Unable to Obtain Additional Funding on Satisfactory Terms

  We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We currently anticipate that the net proceeds of this offering, together with our available funds, if any, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We may need to raise additional funds prior to the expiration of this period. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

  If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that restrict our flexibility. These covenants will likely include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants could negatively impact our business and financial performance.

The Initial Public Offering Price is Negotiated with the Underwriters without the Benefit of Any Prior Public Market For Our Common Stock

  We will negotiate and determine the initial public offering price of the common stock in this offering with the representatives of the underwriters based on several factors, but without the benefit of any prior public market prices. The market price of our common stock after this offering may vary substantially from the initial public offering price.

We May Spend The Net Proceeds of This Offering In Ways With Which You Disagree

  The net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds of this offering in ways with which you may disagree. The ineffective use of these funds could yield unfavorable returns and harm our business and financial performance.

Substantial Sales of Our Common Stock Could Harm Our Stock Price

  The market price of our common stock could fall if our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. See "Management--Stock Plans", "Shares Eligible for Future Sale" and "Underwriting."

Forward-Looking Statements are Inherently Uncertain, and Therefore Actual Results May Differ Materially From Those Expressed or Implied by Forward-Looking Statements

  This prospectus contains some "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our business and our industry. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of factors more fully described in this section and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

  This prospectus contains market data related to our business and to the Internet. This data has been included in the studies published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions.

                                USE OF PROCEEDS

  The net proceeds from the sale of the shares being offered hereby at an estimated public offering price of $ per share are estimated to be $ million, after deducting the underwriting discount and estimated offering expenses payable by us.

  The principal purposes of this offering are to fund our operating losses, increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and fund our capital expenditures. We currently expect to use the net proceeds of this offering primarily for working capital and general corporate purposes, including marketing and promotional efforts, capital expenditures and technology and system upgrades. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each of these purposes. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. In addition, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses, although we have no present commitments or agreements with respect to any such acquisitions. Management will have significant discretion in applying the net proceeds of this offering. Pending such uses, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table set forth our capitalization as of January 2, 2000:

  . on an actual basis;

  . on a pro forma basis after giving effect to:

    . the sale of     common shares to PETsMART, Inc. in February 2000;

    . the issuance of       common shares to PETsMART, Inc. in satisfaction
      of obligations under an agreement relating to the R.C. Steele and Pedigree catalog businesses;

    . the issuance of      common shares upon exercise of options under our
      1999 stock plan between January 2, 2000 and       , 2000;

    . the exercise of warrants for preferred shares after January 2, 2000 and prior to the completion of this offering; and

    . the conversion of all outstanding preferred shares into      common
      shares immediately prior to the completion of the offering; and

  . on a pro forma as adjusted basis, after giving effect to the sale of common shares offered by us at an assumed initial public offering
    price of $   per share, after deducting the underwriting discount and
    estimated offering expenses payable by us.

  None of the columns set forth below reflect:

  .     common shares issuable upon the exercise of options outstanding at
    January 2, 2000 at a weighted average exercise price of $    per share;

  .     common shares issuable upon the exercise of warrants outstanding at
    January 2, 2000 at exercise prices ranging from $    to $    per share;
    and

  .     common shares available for issuance under our 1999 stock plan, our
    2000 director stock option plan, and 2000 employee stock purchase plan.

  The table below should be read in conjunction with our balance sheet as of January 2, 2000 and the related notes, which are included elsewhere in this prospectus:

                                                       January 2, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands,
                                                  except share and per share
                                                            data)
Notes payable, net of current portion.......... $    156  $    156      $
                                                --------  --------      ----
Convertible Preferred Stock, 19,063,875 shares
 authorized:
  Series A Preferred Stock; $0.001 par value;
   3,000,000 shares issued and outstanding,
   actual; no shares authorized, issued or
   outstanding, pro forma and as adjusted......        3       --
  Series B Preferred Stock; $0.001 par value;
   1,800,000 shares issued and outstanding,
   actual; no shares authorized, issued or
   outstanding, pro forma and as adjusted......        2       --
  Series C Preferred Stock, $0.001 par value;
   2,400,000 shares issued and outstanding; no
   shares authorized, issued or outstanding,
   pro forma and as adjusted...................        2       --
  Series D Preferred Stock, $0.001 par value;
   11,863,875 shares issued and outstanding; no
   shares authorized, issued or outstanding,
   pro forma and as adjusted...................       12       --
Stockholders' equity:
  Common Stock: $0.001 par value,        shares
   authorized,        shares issued and
   outstanding actual;    shares authorized,
       issued and outstanding, pro forma;
   shares issued and outstanding, as adjusted..        2        43
Additional paid-in capital.....................   81,905   106,474
Deferred equity-based charges..................   (8,656)  (22,095)
Stockholders' notes receivable.................   (2,553)   (2,553)
Accumulated deficit............................  (52,043)  (52,043)
                                                --------  --------      ----
    Total stockholders' equity.................   18,674    29,826
                                                --------  --------      ----
      Total capitalization..................... $ 18,830  $ 29,982      $
                                                ========  ========      ====

                                    DILUTION

  Our pro forma net tangible book value as of January 2, 2000 was approximately
$   million or approximately $   per share. Pro forma net tangible book value
per share represents pro forma tangible assets reduced by total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to:

    . the sale of     common shares to PETsMART, Inc. in February 2000;

    . the issuance of       common shares to PETsMART, Inc. in satisfaction
      of obligations under an agreement relating to the R.C. Steele and Pedigree catalog businesses;

    . the issuance of      common shares upon exercise of options under our
      1999 stock plan between January 2, 2000 and       , 2000;

    . the exercise of warrants for preferred shares after January 2, 2000 and prior to the completion of this offering;

    . the conversion of all outstanding preferred shares into      common
      shares immediately prior to the completion of the offering; and

    . the sale of      common shares offered by us at an assumed initial
      public offering price of $   per share, after deducting the
      underwriting discount and estimated offering expenses payable by us.

  After giving effect to the sale of the      shares of common stock offered by
us at an assumed initial public offering price of $   per share, and after
deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at January 2, 2000 would have been
approximately $   million or $   per share of common stock. This represents an
immediate increase in net tangible book value of $   per share to existing
stockholders and an immediate dilution of $   per share to new investors of
common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per share at January 2, 2000..... $
  Increase per share attributable to new investors...................
                                                                      ----
Pro forma net tangible book value per share after the offering.......
                                                                           -----
Dilution per share to new investors..................................      $
                                                                           =====

  The following table summarizes on a pro forma basis after giving effect to the offering, as of January 2, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                         Shares         Total      Average
                                       Purchased    Consideration   Price
                                     -------------- --------------   Per
                                     Number Percent Amount Percent  Share
                                     ------ ------- ------ ------- -------
Existing Stockholders...............
New Investors.......................
                                      ---     ---    ---     ---
  Totals............................
                                      ===     ===    ===     ===

  The preceding tables exclude:

  .     common shares issuable upon the exercise of options outstanding at
    January 2, 2000 at a weighted average exercise price of $    per share;

  .     common shares issuable upon the exercise of warrants outstanding at
    January 2, 2000 at exercise prices ranging from $    to $    per share;
    and

  .     common shares available for issuance under our 1999 stock plan, our
    2000 director stock option plan, and 2000 employee stock purchase plan.

  If all options and warrants outstanding at January 2, 2000 were exercised, the pro forma net tangible book value per share immediately after completion of
the offering would be $    , which represents a   per share of $     to
purchases of common shares in the offering.

                            SELECTED FINANCIAL DATA

  The following historical financial data should read in conjunction with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical statement of operations data set forth below for the period from inception (February 25, 1999) to January 2, 2000 and the balance sheet data as of January 2, 2000 have been derived from our audited financial statements appearing elsewhere in this prospectus. The historical statements of operations data for the period from inception to April 4, 1999 and the historical thirteen week periods ended July 4, 1999, October 3, 1999 and January 2, 2000 have been derived from unaudited financial statements. The unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The historical results are not necessarily indicative of results that may be expected for any future period.

  The following unaudited pro forma consolidated statement of operations data set forth below for the period from January 1, 1999 to January 2, 2000 has been derived from our pro forma consolidated financial statements which gives effect to the acquisitions of K&K Hansen Inc. (dba Mason Distributing Company) and Digital Communities, Inc. (dba AcmePet.com) as if they occurred on January 1, 1999 appearing elsewhere in this prospectus. The unaudited pro forma statement of operations data is not necessarily indicative of the results for any future period.

                                                                       From
                            From                                    Inception  Pro Forma
                          Inception Thirteen   Thirteen   Thirteen  (Feb. 25,     From
                          (Feb. 25,  Weeks      Weeks      Weeks      1999)    January 1,
                          1999) to   Ended       Ended      Ended       to      1999 to
                          April 4,  July 4,   October 3, January 2, January 2, January 2,
                            1999      1999       1999       2000       2000       2000
                          --------- --------  ---------- ---------- ---------- ----------
                                      (in thousands, except per share data)
Statement of Operations
 Data:
Net revenues............    $       $   569    $  2,090   $  7,787   $ 10,446   $ 11,266
Cost of net revenues....                418       3,287     13,034     16,739     17,214
                            ----    -------    --------   --------   --------   --------
  Gross margin..........                151      (1,197)    (5,247)    (6,293)    (5,948)
Operating expenses:
  Sales and marketing...       4        310       9,949     23,213     33,476     33,504
  Product development...      12        461         784      1,102      2,359      2,359
  General and
   administrative.......      55        433       1,389      1,474      3,351      6,180
  Equity-based charges..      --        687         359      1,496      2,542      2,542
                            ----    -------    --------   --------   --------   --------
    Total operating
     expenses...........      71      1,891      12,481     27,285     41,728     44,585
                            ----    -------    --------   --------   --------   --------
Loss from operations....     (71)    (1,740)    (13,678)   (32,532)   (48,021)   (50,533)
Interest income, net....                 55          84        387        526        491
                            ----    -------    --------   --------   --------   --------
  Net loss..............     (71)    (1,685)    (13,594)   (32,145)   (47,495)   (50,042)

Deduction for beneficial
 conversion feature.....      --     (4,548)         --         --     (4,548)    (4,548)
                            ----    -------    --------   --------   --------   --------
Net loss attributable to
 common stockholders....    $(71)   $(6,233)   $(13,594)  $(32,145)  $(52,043)  $(54,590)
                            ====    =======    ========   ========   ========   ========
Basic and diluted net
 loss per common share..                                             $
                                                                     ========
Shares used to calculate
 basic and diluted net
 loss per common share..
                                                                     ========
Unaudited pro forma net
 loss per common
 share(1)...............                                             $          $
                                                                     ========   ========
Unaudited pro forma
 shares used to
 calculate pro forma net
 loss per share(1)......
                                                                     ========   ========

                                                                   As of
                                                              January 2, 2000
                                                              ---------------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents...................................    $26,350
Working capital.............................................      8,735
Total assets................................................     38,269
Notes payable, net of current portion.......................        156
Total stockholders' equity..................................     18,674

--------
(1) See notes 1 and 7 of notes to financial statements for an explanation of the determination of the number of shares and share equivalents used in computing per share and pro forma per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read in conjunction with our selected financial data and the financial statements and the related notes contained elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus.

Overview

  We are the most popular Internet destination for pet products, information and community. Our online store is designed to provide a convenient, informative and fulfilling shopping experience with a high level of customer service that encourages consumers to purchase products and services to satisfy their pet care needs. The PETsMART.com site contains extensive product and pet information, expert advice and community activities, which allow our visitors to learn about pet care issues and interact with other pet owners.

  We were incorporated on February 25, 1999 and commercially launched our online store on June 29, 1999. From inception through the commercial launch of our Web site, our primary activities consisted of raising funds, developing strategic alliances and integrating our operations with PETsMART, Inc. We also designed and developed the underlying technology for the online site, recruited and trained employees and established customer service and support systems.

  Since the commercial launch of our Web site, we have continued these operating activities and have also focused on building sales, expanding our product offerings, enhancing vendor relationships, promoting our online brand and improving the efficiency of our order fulfillment processes and customer service operations.

  In March 1999, we acquired substantially all of the assets and certain liabilities of K&K Hansen, Inc. (dba Mason Distributing Company), a company engaged in the wholesale and distribution of pet-related products.

  In May 1999, we entered into a comprehensive strategic alliance with PETsMART, Inc. which provides for the use of the PETsMART name, joint marketing activities, web and content hosting and merchandise procurement and distribution support. Substantially all of our sales are fulfilled under this arrangement. All customer orders are processed through our online site and billed to the customer's credit card. Generally, we collect cash from credit card sales in two to five days from the date ordered. We routinely offer promotional discounts and coupons to customers. In addition, if a customer is not satisfied with a particular product or service, we refund the sale or replace the product. Payment for the cost of product sold and for PETsMART, Inc.'s support services is calculated under an activity-based costing method.

  In October 1999, we acquired substantially all of the assets and certain liabilities of Digital Communities, Inc., (dba AcmePet.com), a pet community Web site.

  We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets, such as e-commerce. See "Risk Factors" for a more complete description of the many risks we face.

  In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event the trading price of our common stock may fall significantly.

  We incurred net losses of $47.5 million from inception to January 2, 2000. We believe that we will continue to incur net losses for the foreseeable future and that the rate at which we will incur such losses will increase significantly from current levels.

Results of Operations

  Net Revenues. Net revenues consist of product sales and charges to customers for outbound shipping and are net of allowances for product returns, promotional discounts and coupons. We recognize product and shipping revenues when the related product is shipped. The increasing net revenues during 1999 were driven by significant growth in our customer base and repeat purchases from existing customers. In the future, the level of our net revenues will depend on a number of factors including, but not limited to, the following:

  .  the number of customers we are able to obtain;

  .  the frequency of our customers' purchases;

  .  the quantity and mix of products our customers purchase;

  .  the price we charge for our products;

  .  the amount we charge for shipping; and

  .  the extent of sales promotions and discounts we offer.

  Cost of Net Revenues and Gross Margins. Cost of net revenues consists primarily of the costs of products sold to customers, costs of promotional products and outbound and inbound shipping costs. In 1999 the negative gross margin reflects our aggressive pricing for products and shipping. In the future, our gross margin will fluctuate based on a number of factors, including, but not limited to, the following:

  . the cost of our products, including the extent of purchase volume discounts that we or PETsMART, Inc. are able to obtain from suppliers;

  . our pricing, promotion and discount strategy relative to the cost of our products;

  .  the mix of products our customers purchase; and

  .  our shipping pricing strategy relative to the cost of shipping.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of advertising expenditures, and payroll and related expenses for personnel engaged in marketing, merchandising, customer service and fulfillment and distribution support activities. We intend to continue to pursue aggressive marketing strategies and, therefore, expect sales and marketing expenses to increase significantly. Expenses may also vary considerably from quarter to quarter, depending on the timing of our advertising campaigns. To the extent that our sales volume increases in future periods, we expect sales and marketing expenses to increase as we expand our distribution activities.

  Product Development Expenses. Product development expenses consist primarily of payroll and related expenses for e-commerce development and information technology personnel, Internet access and hosting charges and online content and design expenses. We plan to continue to work on a significant number of development projects that will result in increased product development expenses. We believe that continued investment in product development is critical to attaining our strategic objectives.

  General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses. We expect general and administrative expenses to increase as we expand our staff and incur additional costs related to the anticipated growth of our business and our operations as a public company.

  Amortization of Equity-Based Charges. We recorded total deferred equity-based charges of $11.2 million for the period from inception (February 25, 1999) to January 2, 2000 in connection with stock options granted to employees and restricted stock and warrants issued to non-employees. The deferred equity-based charges for stock options represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants. In the case of restricted stock, the deferred equity-based charges represent the difference between the purchase price of the restricted stock and the deemed fair value of our common stock on the date of purchase. For warrants, the equity-based charges are based on the value of the warrants using the Black-Scholes pricing model. Such charges are amortized to expense over the appropriate periods of the applicable agreements, resulting in amortization of equity-based charges totaling $2.5 million for the period from inception to January 2, 2000. We expect to recognize equity-based charges in future annual periods as follows:

       2000 --  $5.0 million
       2001 --  $2.2 million
       2002 --  $1.0 million
       2003 --  $0.5 million

  The actual amounts that we recognize will be reduced to the extent that the affected options are cancelled before they become fully vested. Subsequent to January 2, 2000, we expect to record an additional equity-based charge of approximately $11 million in connection with the issuance of shares to PETsMART, Inc.

  Interest Income, Net. Interest income, net consists of earnings on our cash and cash equivalents, net of interest expense associated with software financing.

  Income Taxes. As of January 2, 2002, we had approximately $17.8 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2014. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. Changes in the ownership of our common stock, as defined in the Internal Revenue Code of 1986, as amended, may restrict the utilization of such carryforwards.

  Deduction for Beneficial Conversion Feature. We recorded a deduction to fully recognize the beneficial conversion feature associated with the Series C Convertible Preferred Stock, based on the deemed fair value at issuance. The deduction was made as the stock is immediately convertible.

Liquidity and Capital Resources

  Since inception we have financed our operations primarily through private sales of convertible preferred stock. Net cash provided by financing activities was $58.2 million in the period from inception to January 2, 2000. Net cash used in operating activities was $26.2 million in the period from inception to January 2, 2000. Net cash used in operating activities primarily consisted of net losses and changes in working capital. Net cash used in investing activities was $5.7 million in the period from inception to January 2, 2000. Net cash used in investing activities primarily consisted of the acquisition of AcmePet.com, leasehold improvements and purchases of equipment and systems.

  As of January 2, 2000, we had $26.4 million of cash and cash equivalents. As of that date, our principal commitments consisted of obligations outstanding under operating and property leases and marketing agreements aggregating approximately $8.8 million through 2002. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

  Subsequent to January 2, 2000 we received a $2 million payment on a stockholder's note receivable in connection with Series D stock, and entered into leasing facilities providing up to $4 million for the acquisition of computer equipment, of which $1 million has been utilized. In addition, we will receive $0.5 million in connection with the issuance of shares to PETsMART, Inc. Further, we will receive in February 2000 approximately $10 million from the exercise of certain warrants.

  We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

Recently Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" that was amended by SFAS 137 in July 1999 to delay the effective date of adoption to fiscal years beginning after June 15, 2000. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

                                    BUSINESS

Overview

  We are the most popular Internet destination for pet products, information and community. Our online store is designed to provide a convenient, informative and fulfilling shopping experience, with a high level of customer service. We have been the top-ranked pet product Web site every month since our first full month of commerce operations, according to Media Metrix, Nielsen NetRatings and PC Data. From the commercial launch of our Web site on June 29, 1999 through January 2, 2000, we sold pet products to over 180,000 customers and generated net revenues of $10.4 million. We have a strategic alliance with the world's largest pet product and service specialty retailer, PETsMART, Inc., providing us with an immediately identifiable brand that is known and trusted by millions of pet owners. This alliance brings us significant operational synergies, numerous co-promotional and marketing opportunities and access to PETsMART, Inc.'s popular proprietary branded products. We believe the market for pet products and services represents an attractive opportunity due to its size, anticipated growth and suitability to the online marketplace.

Industry Background

 The Growth of the Internet and E-Commerce

  The rapid growth of the Internet and e-commerce is transforming the ways in which businesses and consumers communicate, share information and conduct business. International Data Corporation ("IDC") estimates that there were 63 million Web users in the U.S. at the end of 1998, and projects this number will grow to approximately 149 million users by the end of 2002. This growth is being driven by several factors including: the proliferation of computers at work and home, advances in computer and network technology, improved accessibility to the Internet and consumers' increasing comfort with e-commerce. The unique and powerful characteristics of the Internet differentiate it from traditional distribution channels and have facilitated its increasing use as a purchasing medium. As a result, U.S. consumer spending over the Internet is expected to increase from $37.2 billion in 1998 to $407.2 billion in 2002, according to IDC.

 The Pet Product Industry

  The pet product industry is a large and growing market. The American Pet Product Manufacturers Association ("APPMA") estimates the market for pet products and services was $23 billion in 1998 and will grow to $29 billion by 2001, driven in part by increases in the pet population and a trend toward providing improved pet care. Pets have become increasingly prevalent in U.S. households, numbering approximately 235 million, based on a survey conducted by the American Veterinarian Hospital Association. Approximately 60% of U.S. households own a pet and 40% of those households own more than one, according to a recent APPMA study. On average, U.S. households with pets spent $350 on their pets in 1998, according to Sloan Trends & Solutions.

  We believe that the industry is well suited to the online marketplace due to the consumer's demand for information to assist in the purchase decision, the absence of the need to handle products prior to purchase and the need for frequent orders resulting from the consumable nature of most pet products. We believe pet owners are loyal and emotion driven consumers. According to Sloan Trends & Solutions, Inc., over 80% of pet owners consider their pets to be members of the family and 67% buy their pets holiday gifts. This strong human-animal bond leads pet owners to seek a variety of products and pertinent, in-depth information to promote their pets' health, well-being and happiness, thus making them an attractive consumer base.

 Limitations of Traditional Channels of Distribution

  Historically, this market has been served by a combination of store-based retailers, including superstores, grocery stores, mass market retailers and small independent specialty retailers. There are inherent limitations to store-based retailing, including:

  Inconvenience. Shopping at a physical store is time consuming and involves traveling to the store, searching for the desired products, waiting in line to make a purchase and transporting large purchases home. Stores are not always located nearby and may not carry all of the products a consumer might need. As a result, many geographic markets are under-served or unserved by existing retail locations. Expansion into new areas is expensive for a traditional retailer which must make significant investments in inventory, leasehold improvements and personnel.

  Narrow Selection. Product selection is limited because the number of SKUs and the amount of product inventory that a store-based retailer can carry in any one store is constrained by the physical space available in the store. Due to the significant cost of carrying inventory in multiple store locations, store-based retailers focus their product selection on popular products that produce the highest inventory turns, thereby further limiting consumer selection.

  Merchandising Inflexibility. Shelf space and store layout constraints limit the merchandising flexibility of store-based retailers. As a result, these retailers generally display products by brand, category or packaging and cannot easily adjust or blend these merchandising strategies to target specific market segments or accommodate new product introductions.

  Limited Information and Customer Service. The availability and consistency of onsite information and customer service that a store-based retailer can provide is limited due to cost constraints and difficulties associated with hiring, training and retaining knowledgeable sales and customer service personnel.

The PETsMART.com Solution

  We are dedicated to being the authoritative source for a comprehensive selection of pet products, expert information and a community that reflects pet owners' love of their pets. We attract and retain consumers by delivering the following:

  Broad Product Selection. As an online retailer, we do not face the same inventory or shelf space limitations which constrain most store-based retailers and, thus, we are able to offer a broader selection of products. We provide products for nearly every type of household pet, including dogs, cats, birds, fish, reptiles and other small animals. The unique environment of the Internet allows us to dynamically adjust our merchandising strategy and product mix to respond quickly to changing customer demand and new product introductions. Our relationship with PETsMART, Inc. gives us quick and easy access to an assortment of over 20,000 SKUs from which to choose. In addition, we offer items that are not included in the PETsMART, Inc. product selection. Our strategy is to identify and select those products that we feel best address our customers' pet care needs, with the goal of ensuring that they have a broad selection across categories and price points without being faced with so many choices that the purchase decision becomes needlessly confusing and complex.

  Convenient Shopping Experience. Our Web site provides an easy and accessible way to locate, browse and order pet products, combined with the convenience of home delivery. Sophisticated search capabilities allow for a logical product search which can be performed by category, pet type or product brand. To aid in product selection, relevant information is automatically displayed for the user that pertains to the product or category searched. In this manner, our Web site allows consumers to shop more efficiently than they can in physical stores. Additional features which enhance our customers' shopping experience include the following:

  . an automatic replenishment service through our "You Sit, We Fetch(TM)" program, which allows customers to order and receive ongoing shipments over scheduled periods;

  . past order histories, which allow customers to quickly view and re-order the products they have previously purchased;

  . product comparisons, which allow consumers to compare side-by-side the nutritional content and cost per serving of a variety of brands of pet food; and

  . a "pet food calculator," which assists pet owners in determining the proper amount of food to feed their pets and provides analysis of the nutritional content and cost per serving for many popular brands of pet food.

  Reliable and Authoritative Information. We believe we are the authoritative online source for pet related information, answers and advice. Our Web site provides detailed product and pet information, expert pet care advice, informative editorials and professional resources to assist our customers in making informed purchase and pet care decisions. We offer content on the most popular types of pets including a library reference section, breed specific guides and other general care and behavior information. We also provide an "Ask the Vet" service, which enables users to ask and receive answers to their specific questions from licensed veterinarians. Our content is produced in-house and by expert third-party sources, including PETsMART, Inc. and Rodale Press books and magazines, such as Pets: Part of the Family--A Total Care Guide, Dogspeak and Doctor's Book of Home Remedies for Dogs and Cats.

  Community. We encourage participation in our online pet community by providing a variety of interactive online opportunities and local events. Our chat rooms and message boards allow visitors to post questions and opinions about pets and pet care and to share general pet news, stories and announcements with other community members. We have weekly Vet Expert Chats to help pet owners get advice on health, nutrition, behavior and obedience training. Our bi-weekly online newsletter, PAWsPECTIVES(TM), provides timely information, highlighting current articles, new products and upcoming events available at our Web site. We actively sponsor grass-roots events, often in conjunction with local community organizations, in order to bring new users to our site and reinforce the PETsMART name. We also encourage community participation through our affiliations with the following:

  . AcmePet.com. In October 1999, we acquired AcmePet.com, a grass-roots online community developed over the past five years by pet-enthusiasts. According to Media Metrix, AcmePet.com is the largest and most active online community of pet lovers and averaged over 250,000 unique visitors in November and December 1999. AcmePet.com provides an important base of customers which serve to further enhance the community aspects of our site.

  . Kodak. In August 1999, we entered into an alliance with Eastman Kodak Corporation, to launch several features on our Web site using cutting edge digital photographic technology. One of these features, the Pet Family Quilt, allows pet lovers from around the world to post pet photos and stories which can be explored and shared.

  . PETsMART Charities. We work hand-in-hand with our affiliated charity organization PETsMART Charities, to end the use of euthanasia as a means of pet population control. PETsMART Charities' Luv-a-Pet adoption program found homes for more than 190,000 pets in 1999.

  Superior Customer Service. Informative, helpful and proactive customer service is a priority for us. Our efforts are focused on driving customer satisfaction by providing knowledgeable and experienced pre- and post-sales support, timely purchase-related information and referrals to pet-related services. The customer service staff is highly trained and available 24 hours a day, seven days a week via both e-mail and toll-free telephone service. We provide customers with online inventory status, which is updated every 15 minutes. Orders are confirmed by e-mail within minutes and order and shipping history is retained for future reference as part of our "My PETsMART.com" feature. Customers can view order-tracking information directly from our Web site or contact our customer service department to obtain information regarding order status or resolve product questions. We are also able to offer our customers referrals to services such as veterinary care and grooming through PETsMART, Inc.

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

Strategic Alliance with PETsMART, Inc.

  We have entered into a strategic alliance with PETsMART, Inc., the world's largest pet product specialty retailer and have the exclusive, worldwide right to use the PETsMART trademark royalty free for online retailing. Benefits of this alliance include:

  Superior Brand Recognition. Unlike many of our online competitors, we have an established brand identity in the PETsMART name, which we believe is a strong motivating factor in attracting customers to our site. We believe that our known and trusted brand name eases the concerns of consumers who have yet to embrace online shopping.

  Broad Selection of Products and Services. PETsMART, Inc. provides us with a wide assortment of over 20,000 SKUs from which to select our product offering. In addition, we offer an assortment of PETsMART, Inc.'s proprietary brands, including the Authority(R) brand which is among the top five premium pet food brands. We also offer our customers referrals to PETsMART, Inc. stores for pet grooming, training and veterinary services.

  Established Distribution Infrastructure. We utilize PETsMART, Inc.'s catalog fulfillment operation in Brockport, New York to distribute our products. Under our agreement with PETsMART, Inc. we also have access to the distribution network that supplies PETsMART, Inc.'s 490 pet superstores. We intend to supplement the Brockport operation by utilizing PETsMART, Inc's existing and future regional distribution centers, which will lower our shipping costs and reduce delivery times. During 1999, we were able to fulfill customer orders from existing inventory over 93% of the time on average. Product stockouts can be filled quickly by transferring product from the PETsMART, Inc. distribution network to the Brockport operation.

  Lower Product Related Costs. The use of PETsMART, Inc. as our primary product supplier reduces our product costs and related expenses by: (1) capitalizing on the purchasing power of PETsMART, Inc. to reduce our product costs; (2) operating with a limited direct investment in inventory, as PETsMART Inc. purchases on our behalf nearly all of the products that are shipped to our customers; and (3) selling PETsMART, Inc.'s exclusive proprietary branded products, which have higher gross margins than do national brands.

  Extensive Marketing Benefits. Our marketing objective is to differentiate ourselves from other online competitors by highlighting our "click and mortar" relationship with PETsMART, Inc. Our cross-marketing, co-promotion and customer acquisition programs with PETsMART, Inc. provide us with millions of marketing impressions per year through national television, print and circular campaigns. We also use in-store events, signage and placement on bags and receipts to promote awareness of our site as a shopping alternative for PETsMART, Inc. customers. We believe these campaigns and initiatives have allowed us to effectively lower our customer acquisition costs.

  Experienced and Knowledgeable Customer Service. The use of PETsMART, Inc.'s customer service center, including representatives dedicated to PETsMART.com, allows us to offer consumers experienced and knowledgeable service, 24 hours a day, seven days a week, without investing in real estate or incurring ongoing management expenses.

  Comprehensive Industry Knowledge. Our relationship with PETsMART, Inc. provides us with access to the substantial pet product sales, marketing and merchandising knowledge of PETsMART, Inc.'s management team. In addition, several members of our management team have come from PETsMART, Inc.

Business Strategy

  Our objective is to become the leading retailer of pet products and services. To achieve this, we intend to attract a growing base of customers, provide them a superior shopping experience and make PETsMART.com the definitive source for all of their pet product needs. Key elements of our business strategy include:

  Capitalize on Our Strong Brand Recognition. We believe the superior brand recognition of the PETsMART name attracts customers to our Web site and improves the return on our marketing investment. We intend to capitalize on this advantage to further build loyalty through our ongoing marketing efforts as well as significant online and offline marketing programs conducted in conjunction with PETsMART, Inc. Existing PETsMART, Inc. customers are natural targets for our marketing initiatives. Our strategy is to position the PETsMART.com Web site as a convenient shopping alternative for these existing PETsMART, Inc. customers, while reinforcing the notion that the PETsMART name is the authority in pet products, services and care.

  Leverage PETsMART, Inc.'s Purchasing Power and Distribution Infrastructure. Our relationship with PETsMART, Inc. provides us with purchasing and distribution advantages relative to other online pet product retailers. We intend to continue using PETsMART, Inc. as our primary product supplier, enabling us to capitalize on its purchasing power to procure pet products at lower costs than we would be able to obtain on our own. We also expect to reduce our distribution costs and improve our response time by shipping products from destinations closer to the customer using PETsMART, Inc.'s distribution network.

  Expand Our Product and Service Offering. We intend to pursue opportunities to expand the breadth and depth of products and services offered on our Web site while maintaining a comprehensive selection of goods in a variety of price and quality categories. Currently, we sell only a portion of PETsMART, Inc.'s 20,000 SKUs. Our objective is to selectively expand and refine our product assortment, balancing the desire to offer the most complete line of products with the risk of overwhelming the consumer with an assortment of comparable products that do not have clear differences in features and benefits. We have and may in the future pursue acquisitions of complementary business and product lines to enhance our current offerings. As an example, we entered the apparel market through our relationship with Big Dog and currently plan to target the $8 billion equine market.

  Enhance the User Experience. We are committed to making every aspect of browsing and shopping on our Web site an easy and enjoyable experience. Information and content will be further enhanced through in-house efforts and additional strategic relationships. We will continue to improve the design, layout and navigational ease of the site and ensure that its performance metrics remain competitive. Planned additions include a personalization feature for our customers, which will allow us to customize the Web site highlighting the types of products they typically purchase. We think this will dramatically enhance our users' experience and drive additional sales. We will also maintain our focus on customer service to ensure current customers remain loyal ones.

  Maintain the Largest and Most Active Online Pet Community. We believe that maintaining and growing our community of pet owners will promote customer loyalty and drive new purchases. In October 1999, we acquired AcmePet.com, the leading online community of pet owners. We will continue to pursue opportunities to add to our base of active community participants. We intend to further serve this growing community by providing extensive additional pet-related content, including topical articles, pet stories and interactive activities.

  Build Strategic Alliances and Expand Our Affiliate Network. Our strategic alliances with key content and distribution companies, including Rodale Press, America Online, Go.com and Big Dog, allow us to enhance our content, promote our brand name and drive more traffic to our Web site. Our affiliate program, launched in September 1999, has grown to over 14,000 participants and has enabled us to earn revenues from sales made on linked sites. We intend to seek additional opportunities to enhance our existing alliances as well as build new content and distribution relationships.

Shopping at PETsMART.com

  Shopping at PETsMART.com is meant to be easy, informative and enjoyable. Our Web site is arranged in an easy-to-use format to facilitate product search, discovery and selection. While shopping, customers can browse through featured articles and interesting pet stories or join in a community discussion. Key features include:

  Browsing. Shoppers at our Web site see a home page that features six pet departments: dogs, cats, birds, fish, reptiles and small animals. The Web site also highlights various subject areas and special features. By clicking on the fixed menu banner, consumers move directly to the home page of the desired pet type and can quickly view promotions and featured products. Customers can also use a quick keyword search in order to locate a specific product or article. All product lists allow selection based on brand or descriptive attributes of the category, such as "Purina" for dog food, or "durable" for pet toys. Once a product is chosen, pertinent information, such as product descriptions, nutritional information, related articles and editorials automatically appears next to the selected product.

  Getting Answers. Our online format quickly allows us to provide relevant product information and editorial content to assist our customers with their purchasing decisions. We offer detailed information on all our products and editorial content and relevant articles to answer customer questions. We also offer an "Ask the Vet" service, which enables users to ask questions and receive responses from licensed veterinarians. For more in-depth information, our Pet Library contains free, full-length online books including: Pets: Part of the Family--A Total Care Guide, The Doctor's Book of Home Remedies for Dogs and Cats and Dogspeak. Our bi-weekly online newsletter, PAWsPECTIVES, also provides timely and topical editorial content for our customers.

  Selecting a Product and Checking Out. To purchase products, customers click on the "Add to Cart" button which updates the virtual shopping cart without the visitor leaving the page. The virtual shopping cart is always visible on the screen and instantly updates and calculates the order while the customer shops. For existing customers, we provide personalized shopping histories which enable them to quickly view the products that they previously purchased and to conveniently add any of these items to a cart for repurchase. To execute orders, customers click on the "checkout" button where they verify order and shipping information.

  Paying. To pay for orders, a customer is required to use a credit card, which is charged at the time of order shipment. Customers who prefer not to provide their credit card information over the Internet have the option of placing orders by telephone with our customer service center. Within minutes our system automatically generates an e-mail response to notify the customer of order receipt. Automatic order shipment confirmation is e-mailed when product is shipped.

  Getting Help. A customer can click on a "help" button and go to our online customer service area from every page on our Web site. Our customer service assists in searching for, ordering and returning our products, and provides information on shipping charges and other policies. Customer service agents are also available to answer questions via telephone or e-mail, and we encourage customers to send us feedback and suggestions.

  Continuity Program. We offer an automatic replenishment service through our "You Sit, We Fetch(TM)" program which allows customers to order and receive ongoing shipments over scheduled periods.

Marketing and Promotions

  Our marketing objective is to differentiate ourselves from other online competitors by highlighting our "click and mortar" relationship with PETsMART, Inc. Our strategy is designed to attract customers most likely to shop online, convert browsers to buyers, encourage repeat purchases, build enduring brand loyalty, increase the size of average purchases and reinforce the bond between pets and their owners. Our integrated marketing campaign includes:

  Advertising and Promotions. In September 1999, we began a comprehensive television, print and radio advertising campaign. Our advertising is designed to increase our brand equity, create additional consumer awareness of the PETsMART.com name and generate purchases of products sold through our Web site. We use a mix of media, including network television, radio, outdoor advertising, online banners, direct mail and e-mail campaigns and our online newsletter, PAWsPECTIVES(TM). We also utilize a variety of online marketing initiatives and actively promote selected products on our site through coupons and special features to stimulate trial purchases and increase our average order size.

  Co-Marketing Programs. Our alliance with PETsMART, Inc., enables us to benefit from millions of marketing impressions per year. We receive placement in PETsMART, Inc.'s national television and print advertisements, free standing insert circulars and in-store displays and on a significant portion of its shopping bags and receipts. Our goal is to convert additional offline buyers to online buyers while further reinforcing the PETsMART name as the authority in pet products. In addition, we engage in co-promotional activities with partners such as Big Dog and Kodak. For example, Big Dog has agreed to promote PETsMART.com in its 182 retail stores, through its catalog, direct mailings and offline promotional efforts, and at its grass-roots events including parades, dog walks and "Barks in the Park." Our involvement with our philanthropic partner, PETsMART Charities, allows us to support worthwhile causes that help reinforce the bond between pets and people.

  Strategic Alliances. In addition to our relationship with PETsMART, Inc., we have identified and entered into strategic alliances with a select group of online companies that we believe will attract consumers likely to shop for pet products online. In May 1999, we entered into a two year agreement with Go.com to be the premier pet merchant in Go.com's pet area within the pets and family channel. In June 1999, we entered into an agreement with America Online, which grants us placements on America Online's proprietary network and two anchor tenant positions on shop@aol. We also entered into strategic relationships with the Women.com, LifeMinders and CoolSavings.

  Affiliate Network. We have established an affiliate network consisting of over 14,000 Web sites operated by third parties. Under these arrangements, Web site operators can earn commissions and referral fees on sales and activity derived from the linked site.

Merchandising

  Our merchandising philosophy is to offer a comprehensive assortment of products at prices typically lower than store based retailers for a variety of pets, including dogs, cats, birds, fish, and other small animals. We currently offer a combination of nationally known and proprietary private label branded merchandise including pet foods, grooming supplies and other pet supplies. Through our alliance with PETsMART, Inc., we are able to offer privately branded products, which have substantially higher gross margins than many national brands. Some of these privately branded products include:

  .  ""Authority(R)'' premium dog and cat food and treats,

  .  ""PETsMART Premier(R)" premium dog food,

  .  ""Exquisicat(R)'' cat litter,

  .  ""Dentley's(R)'' rawhide bones and chews,

  .  ""Top Paw(R)" dog supplies,

  .  ""Top Fin(R)" aquatic supplies, and

  .  ""Top Wing(R)" caged bird supplies.

  The nature of our online store allows us the flexibility to frequently and inexpensively adjust our merchandising strategy. We are continually adjusting and refining our product assortment and the specific placement of products on our site to offer our shoppers the products they demand in an easily accessible format. We are able to feature or promote specific products within each category without having to alter the physical layout of a store. We strategically place impulse purchases to encourage consumers to purchase items they might not normally consider. For example, during the fourth quarter of 1999, we were able to merchandise dog training toys in our Holiday Boutique's "Great Gifts under $20" as well as in the permanent dog training department. In both cases, we offered users alternative items and complementary product suggestions, as well as related feature articles on training their pets. We believe this flexibility allows us to better manage our product offering and thereby increase our order size and aggregate margins.

Distribution and Fulfillment

  As our primary product supplier, PETsMART, Inc. purchases, receives and carries inventory at our direction and on our behalf. This arrangement allows us to procure products at reduced costs, due to the volume discounts available to PETsMART, Inc., and lower the funds we need to commit to working capital. We currently distribute product through PETsMART, Inc.'s direct-to-consumer fulfillment operation in Brockport, New York. Orders from our Web site are transmitted to PETsMART, Inc. over a secure virtual private network. PETsMART, Inc. then processes our orders through a warehouse management system that optimizes the pick, pack and ship process. Through the warehouse management system, our Web site receives data on inventory receiving, shipping, quantities and location, which enables us to provide current information to our customers about the availability of the products on our Web site. In addition, we benefit from PETsMART, Inc.'s relationship with United Parcel Service, Inc., which allows us to leverage their volume discounts.

  PETsMART, Inc. is in the process of expanding its distribution network which will provide us with multiple points from which to ship product. We anticipate this will give us additional flexibility and reduce our shipping time and cost. As part of this expansion, PETsMART, Inc. may receive additional vendor discounts due to the efficiencies gained by delivering products to a small number of distribution centers as opposed to delivering products to its 490 stores. We also expect to benefit from these additional discounts.

Customer Service

  We believe that a high level of customer service and support is critical to retaining and expanding our customer base. The ability to accurately fulfill orders, quickly ship products and efficiently handle customer inquiries is as important to customer satisfaction as product selection and price. Our customer service is primarily handled through PETsMART, Inc.'s catalog-based customer service center, which includes 83 customer service representatives who are dedicated to our operation. This operation, which is available 24 hours per day, seven days a week, is highly responsive, answering 90% of phone calls within 20 seconds and demonstrating an abandonment rate of less than 2% on phone calls received.

Operations and Technology

  In order to enhance the usability of our Web site, we have implemented a broad array of scalable site management, search, customer interaction, transaction-processing and fulfillment services and systems. These services and systems use a combination of our own proprietary technologies and commercially available, licensed technologies. We focus our internal development efforts on creating and enhancing the specialized, proprietary software that is unique to our business. We have software which:

  .  accepts and validates customer orders;

  .  organizes and places orders with suppliers;

  .  notifies and updates customers of order status;

  . manages shipment of products to customers based on availability and various ordering criteria; and

  . manages community forums and the communication of pet and pet care information.

  Our systems are based on industry standard architectures and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Our systems provide 24-hour-a-day, seven-day-a-week availability. Our system hardware is hosted at third-party facilities in California and New Jersey. These third-party facilities provide redundant communications lines and emergency power backup. We have implemented load balancing systems and our own redundant servers to provide for fault tolerance. We anticipate that we will continue to devote significant resources to site and systems development in the future as we add new features and functionality to our Web site.

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

Competition

  Our competitors can be divided into several groups: (a) online stores that sell pet products; (b) superstore retailers of pet products; (c) specialty pet stores; (d) mass market retailers; (e) supermarkets; (f) warehouse clubs; and
(g) mail order suppliers of pet products.

  We believe that the primary factors on which we compete are:

  .  brand recognition;

  .  customer service;

  .  reliability and speed of order shipment;

  .  convenience.

  .  price;

  .  streamlined shopping experience;

  .  product selection;

  .  quality of Web site content;

  .  accessibility of Web site; and

  .  personalized service.

Government Regulation

  We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, as Internet commerce continues to increase, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may relate to issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt public desire for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

  We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyright, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

  In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in California. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties and could hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

Legal Proceedings

  From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on us.

Intellectual Property

  We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality and nondisclosure agreements with our employees, contractors, suppliers and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available online.

  We have licensed various proprietary rights to third parties. We attempt to ensure that these licensees maintain the quality of our brand. However, these licensees may nevertheless take actions that materially adversely affect the value of our proprietary rights or reputation. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

  To date, we have not been notified that our technologies infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim of infringement against us could have a material adverse effect upon our business, results of operations and financial condition.

Employees

  As of January 2, 2000, we had 72 employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be satisfactory.

Facilities

  Our corporate offices are located in Pasadena, California, where we lease approximately 13,600 square feet under two leases that expire in August 2002. These leases are renewable, at our option, for periods through February 2010. We also have a distribution facility in Anaheim, California, where we rent approximately 10,000 square feet on a month to month basis.

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

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth specific information regarding our executive officers and directors, as of February 1, 2000:

 Name                               Age Position(s)
 ----                               --- ----------
 Thomas P. McGovern, Jr...........   37 Chief Executive Officer, President and
                                        Director

 Richard A. Horn..................   52 Senior Vice President and General
                                        Merchandise Manager

 Michael D. Houlahan..............   36 Senior Vice President of Business
                                         Development and
                                         Off-line Marketing

 Daniel M. Kahn...................   47 Vice President of Merchandising

 Eric D. Kidd.....................   28 Chief Technology Officer and Vice
                                        President of Engineering

 Gary R. Marcotte.................   47 Chief Financial Officer, Treasurer and
                                        Secretary

 Carina J. Schaldach-Walker.......   31 Senior Vice President of Site
                                        Development and Operations

 Mark J. Williams.................   42 Vice President of Online Marketing

 Philip L. Francis(2).............   53 Director

 William Gross....................   40 Director

 Robert M. Kavner(2)..............   56 Director

 Robert F. Moran..................   49 Director

 Yves Sisteron(2).................   44 Director

 Neil T. Watanabe.................   45 Director

--------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

  Thomas P. McGovern, Jr. has served as our Chief Executive Officer, President and a Director since inception. From February 1999 to the establishment of PETsMART.com, Inc., he was President and Chief Executive Officer of our predecessor, PetJungle.com (a.k.a. Pet.net and Interpet, Inc.). From February 1997 to February 1999, Mr. McGovern was employed by Warner Bros. as Senior Vice President, International of Warner Bros. Retail Stores. From May 1994 to February 1997, he was Vice President, International for Warner Bros. Worldwide Retail. Mr. McGovern is a graduate of the University of Colorado and received his M.B.A. from Harvard Business School.

  Richard A. Horn has served as Senior Vice President and General Merchandise Manager since May 1999. Prior to joining PETsMART.com, he was Vice President, Merchandising at PETsMART, Inc. From 1992 until joining PETsMART, Inc. in 1994, Mr. Horn was Chief Financial Officer of The Weisheimer Companies, which operated the Petzazz chain of pet superstores which was acquired by PETsMART, Inc. Before entering the pet product industry, Mr. Horn was a partner in Coopers & Lybrand, an international accounting and consulting firm. Mr. Horn is on the Board of Trustees of the Pet Industry Joint Advisory Committee (PIJAC) where he is a member of the Finance and Membership Committees. Mr. Horn is a graduate of Indiana University.

  Michael D. Houlahan has served as Senior Vice President of Business Development and Off-line Marketing since April 1999. From September 1986 to May 1990 and October 1992 to April 1999, Mr. Houlahan was employed by Bain & Company, most recently as a Manager in their Technology Practice and Private Equity Group. Mr. Houlahan received his B.A. from Yale University and his M.B.A from Harvard Business School.

  Daniel M. Kahn has served as our Vice President of Merchandising since June 1999. Prior to joining PETsMART.com, Mr. Kahn was Director of Corporate Consumable Brands for PETsMART, Inc. From March 1986 to February 1999, Mr. Kahn was employed by Alliant Foodservice, where he served as Director of Category Management and Director of Marketing & Procurement. Mr. Kahn received his B.S. degree from the University of Illinois and his M.B.A. from DePaul University.

  Eric D. Kidd has served as Chief Technology Officer and Vice President of Engineering since October 1999. From July 1996 through September 1999, Mr. Kidd was employed by AltaVista in several roles including, the most recent, Director of Corporate Technology Development. From March 1992 through June 1996, Mr. Kidd was an employee of NASA's Jet Propulsion Laboratory where he served as a Member of Technical Staff. Mr. Kidd holds a B.S. degree from California State Polytechnic University and a M.S. degree from University of Southern California, both in computer science.

  Gary R. Marcotte has served as our Chief Financial Officer, Treasurer and Secretary since January 24, 2000. Prior to joining PETsMART.com, Mr. Marcotte was employed by The Walt Disney Company as Vice President and Chief Financial Officer of Disney's Regional Entertainment division. From 1989 to 1996, Mr. Marcotte held various senior corporate finance positions at Disney, including Vice President of International Accounting and Finance, Assistant Treasurer and Assistant Controller. Mr. Marcotte received his B.A. in Economics and Physics from Gustavus Adolphus College and his M.B.A. from the University of Wisconsin.

  Carina J. Schaldach-Walker co-founded Interpet, Inc. and its Web site Pet.net, PETsMART.com's predecessor, and has served as our Senior Vice-President of Site Development and Operations. Prior to co-founding Interpet, Inc., from July 1998 to January 1999, Ms. Schaldach-Walker was Director of Marketing for Consumer's Network. From June 1993 to October 1996, Ms. Schaldach-Walker was employed as Director of New Ventures for the Recycler Classifieds. Ms. Schaldach-Walker received her B.A. from Duke University and her M.B.A. from Harvard Business School.

  Mark J. Williams has served as our Vice President of Online Marketing since May 1999. Prior to joining PETsMART.com, Mr. Williams was Director of Catalog Circulation & Database Marketing for PETsMARTDirect. From March 1990 until joining PETsMARTDirect, Mr. Williams was Group Manager of Database Marketing for Sara Lee Direct. Mr. Williams received his B.A. from University of Missouri and his M.B.A. from Rockhurst College.

  Philip L. Francis has served as a Director since May 12, 1999. Mr. Francis has served as a director of PETsMART, Inc. since 1989, President and Chief Executive Officer of PETsMART, Inc. since March 1998 and Chairman since October 1999. Mr. Francis also serves as a director of PETsMART Charities. Prior to joining PETsMART, Inc., in January 1993, Mr. Francis was President and Chief Executive Officer of Shaw's Supermarkets, Inc., a subsidiary of J. Sainsbury plc, a supermarket operator. Mr. Francis received his B.S. in Agriculture from the University of Illinois and his M.B.A. from Indiana University.

  William Gross has served as a Director since inception. Mr. Gross co-founded Interpet, Inc. and its Web site Pet.net, PETsMART.com's predecessor. Since March 1996, Mr. Gross has served as Chairman of the Board, Chief Executive Officer and President of idealab!. He has also served as a Managing Director of idealab! Capital Management I, LLC since March 1998. From June 1991 to January 1997, he served as Chairman of Knowledge Adventure, Inc. Mr. Gross also serves on the boards of directors of Ticketmaster Online-CitySearch, Inc. (formerly CitySearch, Inc.) and GoTo.com, Inc. He also serves on the board of directors of several private companies. Mr. Gross received his B.S. in Mechanical Engineering from California Institute of Technology.

  Robert M. Kavner has served as a Director since inception. Mr. Kavner has been a senior officer of idealab! since 1996 and currently serves as Vice Chairman and a Director. Mr. Kavner also currently serves on the boards of directors of Fleet Financial Group, EarthLink Networks, Ticketmaster Online-City Search, Inc., GoTo.com and Jupiter Communications. From 1996 to 1998, Mr. Kavner was President and Chief Executive Officer of On Command Corporation. From 1994 to 1996, Mr. Kavner was employed by Creative Artist Agency in a business development capacity. From 1984 to 1994, he held several senior level positions at AT&T, including Chief Executive Officer of the Multimedia Products and Services Group, President of the Data Systems Division and Chairman of the Unix Systems Laboratory. Mr. Kavner is a graduate from Adelphi University.

  Robert F. Moran has served as Director since November 11, 1999. Mr. Moran joined PETsMART, Inc. in July 1999, as the President, North American Stores. Mr. Moran joined PETsMART, Inc. from Toys R Us, Ltd., Canada, where he was President since August 1998. Prior to joining Toys R Us, he was with Sears, Roebuck and Company for 20 years in a variety of financial and merchandising positions, including President and Chief Executive Officer of Sears de Mexico. Mr. Moran received his B.S. in accounting from Villanova University.

  Yves Sisteron has been our Chairman of the Board and a Director since inception. Mr. Sisteron has been a Managing Partner of Global Retail Partners, L.P., an investment fund, since January 1996 and a Managing Director, U.S. Investments at Carrefour S.A. since 1993. Mr. Sisteron has a J.D. and an LL.M. from the Lyon Law School and an L.L.M. in Comparative Law from New York University. Mr. Sisteron serves as a director of Interworld Corporation, Zany Brainy, Inc. and several private companies.

  Neil T. Watanabe has served as a Director since May 12, 1999. Since March 1998, Mr. Watanabe has served as Executive Vice President and Chief Financial Officer of PETsMART, Inc. Mr. Watanabe, a certified public accountant, was Senior Vice President and Chief Financial Officer of MacFrugal's Bargain Close-Out, a discount retailer, from 1996 to January 1998. From 1995 to 1996, he was Vice President Finance/Controller and Corporate Administration for Kay-Bee Toys. Mr. Watanabe is a graduate of the University of California at Los Angeles.

Board of Directors and Committees

  Our Board of Directors currently consists of seven members and is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, together with the provisions of our restated certificate of incorporation, allow the Board of Directors to fill vacancies of, or increase the size of, the Board of Directors, and may deter a stockholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the Board.

  Our Board of Directors has resolved that     and     will serve as Class I
Directors whose terms expire at the 2001 annual meeting of stockholders.
and     will serve as Class II Directors whose terms expire at the 2002 annual
meeting of stockholders.    ,     and     will serve as Class III Directors
whose terms expire at the 2003 annual meeting of stockholders.

   Our executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

  Our Board of Directors currently has two committees, the principal functions of which are described below. In May 1999, our Board of Directors established the Compensation Committee and the Audit Committee.

  Our Compensation Committee has authority to, among other things, renew and approve salary arrangements, including annual incentive awards and loans for our directors, officers and other employees; adopt and amend employment agreements for our officers and other employees; and administer our option and other incentive plans. Members of our Compensation Committee currently include Mr. Francis, Mr. Sisteron and Mr. Kavner.

  Our Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit our financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the accountants our interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures and reviews non-audit services to be performed by the independent accountants.

Director Compensation

  Our directors do not currently receive any cash compensation from us for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. Following this offering, we intend to implement a Director Option Plan whereby directors who are not officers or employees of the Company or any of its affiliates will receive upon their initial appointment options to purchase 25,000 shares of common stock and on the date of each annual meeting of stockholders, an additional option to purchase 12,500 shares of common stock as compensation for their service as directors.

  Prior to this offering, non-employee directors received no annual compensation for their services but were entitled to stock options under the 1999 Stock Option Plan and to reimbursement for reasonable expenses incurred to attend director and committee meetings. In May 1999, in connection with their services as directors, PETsMART.com granted Messrs. Watanabe and Francis options to purchase 29,773 and 76,700 shares of Common Stock, respectively. Such shares were granted at $.20 per share and vest 20% on May 12, 1999, 20% on the first anniversary of the date of grant and 1/36th monthly thereafter. In December 1999, in connection with their services as directors, PETsMART.com granted Messrs. Francis, Watanabe, and Moran options to purchase 125,000, 80,000 and 80,000 shares of Common Stock, respectively. Such shares were granted at $.75 per share and vest 20% on September 28, 1999, 20% on the first anniversary of the date of grant, and 1/36th monthly thereafter.

Compensation Committee Interlocks and Insider Participation

  Messrs. Francis, Sisteron and Kavner each served on our Compensation Committee during fiscal year 1999. Prior to May 1999, the full Board of Directors performed the functions delegated to our Compensation Committee.

Executive Compensation

  The following table sets forth, in summary form, compensation information for
(a) our chief executive officer, (b) two other executive officers who were the most highly compensated executive officers for the year ended January 2, 2000, and (c) one additional executive officer who joined our company after the end of fiscal year 1999.

                           Summary Compensation Table

                                      Annual Compensation                    Long-Term Compensation Awards
                            -------------------------------------------- --------------------------------------
                                                                          Restricted  Securities
    Name and Principal                                    Other Annual      Stock     Underlying    All Other
         Position           Year Salary($)   Bonus($)    Compensation($) Award(s) ($) Options (#)  Compensation
--------------------------  ---- ---------   --------    --------------- ------------ -----------  ------------
Thomas P. McGovern, Jr. ..  1999  $77,000         --           --            $-- (1)    250,000        --
 Chief Executive Officer
Richard A. Horn...........  1999  $47,500         --           --             --        138,500        --
 Senior Vice President and
 General
 Merchandise Manager
Eric D. Kidd..............  1999  $34,470    $15,000(2)        --             --        300,000        --
 Chief Technology Officer
 and Vice President of
 Engineering
Gary R. Marcotte..........  1999       --(3)      --           --             --             --(4)     --
 Chief Financial Officer

--------
(1) Mr. McGovern, a founder of the Company, was granted 1,043,111 shares of restricted stock. The deemed fair value of such shares at the end of fiscal
    year 1999 was $    . One third of the shares vested on May 12, 1999 and
    1/36th of the remaining shares vest monthly thereafter.
(2) Mr. Kidd received a signing bonus in 1999.
(3) Mr. Marcotte became Chief Financial Officer, Treasurer and Secretary on January 24, 2000. On an annual basis, Mr. Marcotte's salary in fiscal year 2000 is $160,000.
(4) In January 2000, Mr. Marcotte was granted 330,000 shares of restricted stock with a purchase price of $.75 per share. The shares vest 1/5th on January 24, 2000, 1/5th on January 24, 2001 and 1/60th on the last day of each calendar month beginning on or after January 24, 2001.

Option Grants in Last Fiscal Year

  The following table shows all options granted in the fiscal year ended January 2, 2000, to the executive officers named in the Summary Compensation Table in the "Executive Compensation" section above.

                                       Individual Grants
                         ----------------------------------------------
                                                                        Potential Realizable Value
                           Number of                                    at Assumed Annual Rates of
                           Securities   % of Total                       Stock Price Appreciation
                           Underlying    Options   Exercise                 for Option Term(6)
                            Options      Granted     Price   Expiration ---------------------------
          Name           Granted (#)(1) in 1999(2) ($/Share)    Date       5% ($)        10% ($)
          ----           -------------- ---------- --------- ---------- ------------- -------------
Thomas P. McGovern, Jr.
 (3)....................    250,000        10.4%     $.75     11/12/09  $     117,918 $     298,827
Richard A. Horn (4).....    138,500         5.8       .20      5/12/09         17,420        44,147
Eric D. Kidd (5)........    300,000        12.5       .75      9/28/09        141,501       358,592
Gary R. Marcotte........         --          --        --           --             --            --

--------
(1) These options were granted under the 1999 Stock Plan at deemed fair market value and consist of a combination of non-qualified and incentive stock options.
(2) No stock appreciation rights were granted during the year ended January 2, 2000.
(3) The option is immediately exercisable and vests 20% on May 12, 2000, 20% on November 12, 2000 and 1/36th of the remaining shares, each month thereafter. We have a right to repurchase any unvested shares in the event Mr. McGovern terminates employment. The option provides that in the event the optionee suffers an involuntary termination of employment within six months following a change in control, 50% of the unvested portion of the option shares will vest in full.
(4) The option is immediately exercisable and vests 20% on November 12, 1999, 20% on May 12, 2000 and 1/36th of the remaining shares, each month thereafter. We have a right to repurchase any unvested shares in the event Mr. Horn terminates employment. The option provides that in the event the optionee suffers an involuntary termination of employment within six months following a change in control, 50% of the unvested portion of the option shares will vest in full.
(5) The option is immediately exercisable and vests 20% on October 4, 1999, 20% on October 4, 2000 and 1/36th of the remaining shares, each month thereafter. We have a right to repurchase any unvested shares in the event Mr. Kidd terminates employment. The option provides that in the event the optionee suffers an involuntary termination of employment within six months following a change in control, 100% of the unvested portion of the option shares will vest in full.
(6) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules mandated by the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

Fiscal Year-End Option Values

  The following table shows summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and our named executive officers as of January 2, 2000.

                                                        Number of Securities
                                                       Underlying Unexercised   Value of Unexercised In-
                                                             Options at           the-Money Options at
                                                         January 2, 2000(1)       January 2, 2000(1)(2)
                         Shares Acquired    Value     ------------------------- -------------------------
          Name           on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Thomas P. McGovern,
 Jr. ...................          --            --      250,000        --       $1,937,500       --
Richard A. Horn.........          --            --      138,500        --        1,080,300       --
Eric D. Kidd............     300,000        $                --        --               --       --
Gary R. Marcotte(3).....          --            --           --        --               --       --

--------
(1) No options were exercised by our Chief Executive Officer or our other most highly compensated executive officers as of the completion of the fiscal year ended January 2, 2000.
(2) The value of unexercised in-the-money options is calculated by multiplying the number of securities underlying such options by the difference between the estimated fair market value of our common stock on January 2, 2000 and the option exercise price.
(3) Mr. Marcotte became Chief Financial Officer, Treasurer and Secretary on January 24, 2000.

1999 Stock Option Plan

  The 1999 Stock Plan was adopted in May 1999 and is administered by the Compensation Committee. The plan provides for the grant of incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code, nonqualified stock options and stock purchase rights to our employees, directors and consultants; provided that incentive stock options may only be granted to our employees. Recipients of awards under the 1999 Stock Plan must enter into an agreement evidencing the terms and conditions of such award.

  The number of shares of Common Stock reserved for issuance under the 1999 Stock Option Plan is that number of shares equal to 20% of the number of shares of stock outstanding at any time, provided that in no event will the number of shares available for issuance under the plan exceed 11,000,000 shares of stock.
           shares will be eligible under this plan immediately following the completion of the offering.

  The purchase price for shares issued to an optionee upon exercise of an option is the price determined by the administrator at the time of grant, however, in the case of an incentive stock option the price will not be less than the fair market value per share on the date of grant and in the case of a nonstatutory stock option will generally be no less than 85% of the fair market value on the date of grant. Options may be granted with a per share exercise price other than that required by the 1999 Stock Plan pursuant to a merger or other corporate transaction.

  The administrator will determine the terms of exercisability of a stock option. However, options granted to employees who are not officers or directors will become exercisable at a rate of no less than 20% per year over five years from the date the options are granted. No stock option is exercisable more than ten years after the date such stock option is granted.

  The administrator may at any time offer to buy out for a payment in cash or shares an option previously granted, based on such terms as the administrator will establish to the optionee at the time such offer is made.

  The administrator may offer stock purchase rights to an employee, director or consultant of PETsMART.com and such offer will be accepted by execution of a restricted stock purchase agreement. The restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased by us will be the original price paid by the purchaser. The repurchase option will lapse at a rate determined by the administrator, but with respect to employees other than directors and officers the option will lapse at a rate of no less than 20% per year over five years from the date of purchase.

  In the event that we merge with or into another corporation or the sale of substantially all of our assets, each outstanding option and stock purchase right will be assumed or an equivalent option or right substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute the option or stock purchase right, the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares as to which it would not otherwise be vested or exercisable.

  The 1999 Stock Plan will continue in effect for ten years, unless earlier terminated by the Board of Directors.

2000 Director Stock Option Plan

  The Board of Directors adopted our 2000 Director Stock Option Plan in February 2000 and our stockholders approved it in February 2000. We have reserved a total of 300,000 shares of common stock for issuance under the plan, and unless terminated earlier, the plan will continue in effect for ten years. As of the date hereof, no options to purchase shares of common stock have been issued under the 2000 Director Stock Plan. The 2000 Director Stock Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Compensation Committee.

  The 2000 Director Stock Plan provides that each person who becomes a nonemployee director will be granted a nonstatutory stock option to purchase 25,000 shares of common stock on the date on which the optionee first becomes a nonemployee director. A nonemployee director is any person employed by the Company, a subsidiary or affiliate of the Company. In addition, on the date of each annual meeting of stockholders, each nonemployee director will automatically be granted an additional option to purchase 12,500 shares of common stock, if on such date, he or she has served on our Board of Directors for at least six months. All options granted under the 2000 Director Stock Plan will have an exercise price equal to 100% of the fair market value of the common stock as of the date of grant and will be vested and exercisable in full immediately upon grant. Options granted under the 2000 Director Stock Plan are nontransferable.

  A nonemployee director who ceases to serve as a director has 90 days after the date he or she ceases to be a director to exercise options granted under the 2000 Director Stock Plan. To the extent that he or she does not exercise an option within such 90 day period, the option will terminate. Options granted under the plan have a term of ten years.

  In the event we are acquired by another company, we expect that awards outstanding under the 2000 Director Stock Plan will be assumed or equivalent awards substituted by our acquiror. If an acquiror did not agree to assume or substitute awards, all outstanding awards under the plan would terminate to the extent not previously exercised upon consummation of the acquisition. The Board of Directors may amend or terminate the 2000 Director Stock Plan at any time as long as such action does not adversely affect any outstanding option and stockholder approval for any amendments is obtained, to the extent required by applicable law.

2000 Employee Stock Purchase Plan

  In February 2000, the Board of Directors adopted and our stockholders approved our 2000 Employee Stock Purchase Plan (the "Purchase Plan"), which allows eligible employees to purchase our common stock at a discount from fair market value. A total of 1,000,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on each of the first five anniversaries of the effective date of the Purchase Plan equal to the lesser of (i) 500,000 shares, (ii) 3% of the outstanding shares of common stock on such date or (iii) a lesser amount determined by the Board of Directors.

  The Purchase Plan will be administered by our board of directors, or a specifically designated Committee of the board of directors (this board or Committee is sometimes referred to as the "plan administrator"). The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

  The Purchase Plan contains offering periods that commence on the first trading day on or after May 15 and November 15 of each year and end on the last trading day prior to the commencement of the next offering period; provided, however, that the first offering period under the Purchase Plan will commence upon the completion of the Offering and end on the trading on or before the May 14 and November 14 immediately thereafter.

  Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under the Purchase Plan if the employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary, exclusive of any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any of our employee plans. The maximum number of shares an employee may purchase during a single offering period is 2,500 shares.

  Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us.

  Rights granted under the Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution. The Purchase Plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of our common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. The Purchase Plan will terminate in 2010. Our board of directors has the authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

Employment Agreements

  On May 12, 1999, we entered into an employment agreement with Mr. McGovern whereby Mr. McGovern will serve as our President and Chief Executive Officer. Mr. McGovern's employment is "at-will" and may be terminated at any time with or without cause or notice by either party. Pursuant to the agreement, Mr. McGovern is paid a base salary of $88,000. The agreement provides that Mr. McGovern will be entitled to a discretionary annual bonus at the discretion of the Board of Directors.

  Pursuant to his agreement, Mr. McGovern, a founder of the Company, has the right to purchase a total of 1,043,111 shares of common stock at an exercise price of $.20 per share, which vest as to one third of the shares on the date of grant and as to 1/36th of the remaining shares monthly thereafter, so that the shares are fully vested three years from the date of grant. The vesting is subject to Mr. McGovern's continued employment. If Mr. McGovern is terminated involuntarily (as defined in the agreement) at any time within six months after a change of control, then 50% of his unvested shares will become immediately vested and exercisable. In addition, pursuant to his agreement, Mr. McGovern has the right to purchase 48,000 shares of Series C preferred stock at a purchase price of $1.67 per share.

  If Mr. McGovern's employment is terminated other than voluntarily or for cause (as defined in the agreement) then he will be entitled to receive a lump-sum severance payment equal to three (3) months salary and up to fifty percent of the shares granted to Mr. McGovern under his employment agreement will accelerate and become fully vested.

  On January 24, 2000, we entered into an employment agreement with Gary R. Marcotte, whereby Mr. Marcotte will serve as our Chief Financial Officer. Mr. Marcotte's employment is "at-will" and may be terminated at any time with or without cause by either party. Pursuant to the agreement, Mr. Marcotte is paid a base salary of $160,000 and, in the discretion of the board of directors, will be entitled to an annual bonus.

  Pursuant to his agreement, Mr. Marcotte has the right to purchase a total of 330,000 shares of common stock at a price of $.75 per share. So long as Mr. Marcotte is employed, the shares will vest (a) 1/5th on January 24, 2000, (b) 1/5th on January 24, 2001 and (c) 1/60th of the shares on the last day of each calendar month beginning on or after January 24, 2001, so that the Shares are fully vested on or about January 24, 2004. In addition, one half of any unvested shares will accelerate and become immediately vested if within six months after a change of control, Mr. Marcotte (a) is terminated without cause,
(b) suffers a material diminution in compensation or duties or (c) is relocated by the company, without Executive's written consent, to a location more than 50 miles from the Company's Pasadena office. If Mr. Marcotte is terminated without cause on or prior to July 24, 2000, then 3/48th of the unvested shares will accelerate and become immediately vested on the date of such termination. If Mr. Marcotte's employment is terminated without cause (a) following July 24, 2000 and (b) prior to the twelve month anniversary of January 24, 2000, then 6/48th of the unvested shares will accelerate and become immediately vested on the date of such termination. If Mr. Marcotte is terminated without cause on or after January 24, 2001 then that number of shares equal to lesser of (a) the number of then unvested shares and (b) the product of (i) 1/60th of the shares and (ii) the number of full months Mr. Marcotte was employed by the Company will accelerate and become immediately vested on the date of such termination. Upon termination of employment for any reason, we may repurchase any unvested shares owned by Mr. Marcotte at the original price per share.

  On October 4, 1999 and May 12, 1999, we entered into offer letters with Eric
D. Kidd and Richard A. Horn, respectively. Pursuant to the agreements, Mr. Kidd serves as Chief Technology Officer and Vice President of Engineering and Mr. Horn serves as Senior Vice President and General Merchandise Manager. The agreements entitle Messrs. Kidd and Horn to annual salaries of $140,000 and $190,000, respectively, and a discretionary bonus to be determined by our board of directors. Pursuant to their agreements, Messrs. Kidd and Horn are at-will employees and their employment may be terminated at any time by either party to the agreement.

  Under his employment agreement, Mr. Kidd received $15,000 as a signing bonus on October 30, 1999. Mr. Kidd was also granted an option to purchase 300,000 shares of common stock. The option is immediately exercisable and vests 20% on October 4, 1999, 20% on October 4, 2000 and 1/36th of the remaining shares monthly thereafter. In addition, in the event Mr. Kidd suffers an involuntary termination, fifty percent of the unvested portion of the option shares shall vest in full and if Mr. Kidd is terminated without cause within six months following a change in control or suffers a material diminution in duties, one hundred percent of the unvested portion of the option shares will vest in full.

  Mr. Horn was granted an option to purchase 138,500 shares of common stock which is immediately exercisable and vests 20% on November 12, 1999, 20% on May 12, 2000 and 1/36th of the remaining shares monthly thereafter. In addition, in the event Mr. Horn suffers an involuntary termination within six months following a change in control, fifty percent of the unvested portion of the option shares shall vest in full. In the event Mr. Horn ceases to be employed by us (unless he voluntarily terminates employment or is terminated for cause), after the three month anniversary but prior to November 12, 1999, 20% of the option shares will vest in full.

  We have the option to repurchase any unvested shares subject to Messrs. Kidd and Horn's option upon termination of employment at the original exercise price of the option.

Limitation of Liability and Indemnification Matters

  Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

  Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our restated certificate of incorporation and restated by-laws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our restated by-laws cover at least negligence and gross negligence on the part of indemnified parties. Our restated by-laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the restated by-laws would permit indemnification.

  We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our restated certificate of incorporation and restated by-laws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of PETsMART.com, any subsidiary of PETsMART.com or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock (following automatic conversion of all preferred stock) as of February 1, 2000 and as adjusted to reflect the sale of the common stock offered hereby under this prospectus, by:

  . each stockholder known by us to own beneficially more than 5% of the common stock,

  .  each of our directors and executive officers, and

  .  all of our directors and executive officers as a group.

  We determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of February 1, 2000 as described in the footnotes below. The following calculations of the percentages of outstanding
shares are based on        shares of our common stock outstanding as of
and        immediately following the completion of the offering. The
shares that we expect to be outstanding immediately following the completion of the offering assumes no exercise of the underwriters' over-allotment option. Except as otherwise noted, the address of each person listed in the table is c/o PETsMART.com, Inc., 35 Hugus Alley, Suite 210, Pasadena, California 91103.

                                                                    Percent
                                                                 Beneficially
                                                                     Owned
                                                               -----------------
Beneficial                                 Shares Beneficially  Before   After
Owner                                             Owned        Offering Offering
----------                                 ------------------- -------- --------
5%
 Stockholders
-------------
PETsMART, Inc.(1)........................                         48%      %
idealab! Holdings, L.L.C.(2).............                         22%       %
Entities affiliated with Global Retail
 Partners, L.P.(3).......................                          9%       %
Entities affiliated with idealab! Capital
 Management, I, LLC(4)...................                          4%       %

Directors and
Officers
-------------
Thomas P. McGovern, Jr.(5)...............                          4%       %
Richard A. Horn(6).......................                          *        *
Michael D. Houlahan(7)...................                          *        *
Eric D. Kidd(8)..........................                          *        *
Gary R. Marcotte(9)......................                          *        *
Carina J. Schaldach-Walker(10)...........                          2%       %
Philip L. Francis(11)....................                         48%       %
William Gross(12)........................                         27%       %
Robert M. Kavner(13).....................                         27%       %
Robert F. Moran(14)......................                         48%       %
Yves Sisteron(15)........................                          9%       %
Neil T. Watanabe(16).....................                         48%       %
All executive officers and directors as a
 group (12 persons)......................                         92%       %

--------
  *Less than 1% of the outstanding shares of common stock.

 (1) Includes (a)          shares of common stock and (b)          shares of
     common stock issuable upon exercise of warrants that are exercisable within 60 days of February 1, 2000. The address for PETsMART, Inc. is 19601 North 27 Ave., Phoenix, AZ 85027.

 (2) Includes (a)           shares of common stock and (b)         shares of
     common stock issuable upon exercise of warrants that are exercisable within 60 days of February 1, 2000. The address for idealab! Holdings, L.L.C. is 130 West Union Street, Pasadena, CA 91103.

 (3) Includes (a)         held by Global Retail Partners Funding, Inc., (b)
              shares held by Global Retail Partners, L.P., (c)         shares
     held by GRP Partners, LP, (d)          shares held by GRPA,

    L.P., (e)         shares held by DLJ Diversified Partners, L.P.,
    shares held by DLJ Diversified Partners--A, L.P. and         shares held by
    DLJ ESC II, L.P. The address for these entities is 2121 Avenue of the Stars, 30th Floor, Los Angeles, CA 90067.

 (4) Includes (a)         shares held by idealab! Capital Partners I-A, L.P.
     and (b)          shares held by idealab! Capital Partners I-B, L.P.
     idealab! Capital Management I, LLC is the general partner of idealab! Capital Partners I-A, L.P. and idealab! Capital Partners I-B, L.P., [and exercises voting and investment power over the shares held by these entities.] The address for these entities is 130 West Union Street, Pasadena, CA 91103.

 (5) Includes (a)         shares of common stock, (b)          shares of
     restricted stock, of which         are no longer subject to forfeiture
     within 60 days of February 1, 2000 and (c)         employee options that
     are exercisable (but not vested) within 60 days of February 1, 2000.

 (6) Includes (a)       shares of common stock and (b)         employee options
     that are exercisable within 60 days of February 1, 2000.

 (7) Includes (a)       shares of common stock and (b) 300,000 employee options
     that are exercisable within 60 days of February 1, 2000,        of which
     are currently vested.

 (8) Includes         employee options that are exercisable within 60 days of
     February 1, 2000,        of which are currently vested.

 (9) Includes         shares of common stock,         of which are no longer
     subject to forfeiture.

(10) Includes (a)         shares of common stock, (b)         shares of
     restricted stock, of which         are no longer subject to forfeiture and
     (c) employee options that are exercisable (but not vested) within 60 days of February 1, 2000.

(11) Includes (a)          shares of common stock held by PETsMART, Inc. (see
     footnote 1) and (b)       options that are exercisable within 60 days of
     February 1, 2000. Mr. Francis is the Chief Executive Officer and President of PETsMART, Inc. Mr. Francis disclaims beneficial ownership of those shares.

(12) Includes (a)          shares held by idealab! Holdings, L.L.C., (see
     footnote 2) (b)         shares held by idealab! Capital Partners I-A, L.P.
     (see footnote 4) and (c)         shares held by idealab! Capital Partners
     I-B, L.P. (see footnote 4). Mr. Gross is the Chairman of the Board, Chief Executive Officer and President of idealab! and a Managing Director of idealab! Capital Management I, L.L.C. Mr. Gross disclaims beneficial ownership of the shares held by idealab! Holdings, L.L.C., idealab! Capital Partners I-A, L.P. and idealab! Capital Partners I-B, L.P.

(13) Includes (a)         shares of common stock, (b)          shares held by
     idealab! Holdings, L.L.C., (c)         shares held by idealab! Capital
     Partners I-A, L.P. and (d)          shares held by idealab! Capital
     Partners I-B, L.P. Mr. Kavner is Vice Chairman of idealab!. Mr. Kavner disclaims beneficial ownership of the shares held by idealab! Holdings, L.L.C., idealab! Capital Partners I-A, L.P., and idealab! Capital Partners I-B, L.P.

(14) Includes (a)          shares of common stock held by PETsMART, Inc. (see
     footnote 1) and (b)       options that are exercisable within 60 days of
     February 1, 2000. Mr. Moran is the President of North American stores of PETsMART, Inc. Mr. Moran disclaims beneficial ownership of shares owned by PETsMART, Inc.

(15) Includes (a)        shares held by Global Retail Partners Funding, Inc.,
     (b)          shares held by Global Retail Partners, L.P., (c)
     shares held by GRP Partners, LP, (d)         shares by GRP A, L.P., (e)
            shares held by DLJ Diversified Partners, L.P., (f)        shares
     held by DLJ Diversified Partners-A, L.P. and (g)         shares held by
     DLJ ESC II, L.P. Mr. Sisteron disclaims beneficial ownership of shares owned by Global Retail Partners, L.P. and its affiliates.

(16) Includes (a)          shares of common stock held by PETsMART, Inc. (see
     footnote 1) and (b)         options that are exercisable within 60 days of
     February 1, 2000. Mr. Watanabe is the Chief Financial Officer of PETsMART, Inc. Mr. Watanabe disclaims beneficial ownership of shares owned by PETsMART, Inc.

                           RELATED PARTY TRANSACTIONS

  The following table summarizes the shares of common stock and preferred stock acquired by our directors, officers and 5% stockholders and persons and entities associated with them prior to the date of this prospectus. The shares of common stock were sold at varying amounts per share, the shares of Series A preferred stock, Series B preferred stock and Series C preferred stock were sold at $1.67 per share, and the shares of Series D preferred stock were sold at $4.67 per share. See "Principal Stockholders."

                            Common      Series A  Series B  Series C  Series D
                             Stock      Preferred Preferred Preferred Preferred
                           ---------    --------- --------- --------- ---------
5% Stockholders
---------------
PETsMART, Inc............        -- (1) 3,000,000                     5,287,135
Entities affiliated with
 Global Retail Partners,
 L.P.....................                         1,200,000           2,599,752
idealab! Holdings,
 L.L.C...................    350,974                        1,968,000   840,260
Entities Affiliated with
 idealab! Capital
 Management I, LLC.......                           450,000           1,283,753

Directors and Officers
----------------------
Thomas P. McGovern, Jr...  1,375,342(2)              30,000    48,000     6,356
Richard A. Horn..........                            15,000
Michael D. Houlahan......    300,000(3)              12,000    12,000     4,242
Robert M. Kavner.........                                      38,400
Eric D. Kidd.............    300,000
Gary R. Marcotte.........    330,000
Carina J. Schaldach-
 Walker..................    427,270(4)                        28,800

--------
(1) During February 2000, we sold 1,361,027 shares of common stock to PETsMART, Inc. for $.36 a share. We expect that PETsMART, Inc. will place such shares into a trust for the benefit of approximately 1,500 PETsMART, Inc. store managers and other of its key employees. We have agreed to issue PETsMART, Inc. an additional 80,711 shares of common stock immediately following the closing of this offering in satisfaction of obligations under an agreement relating to the R.C. Steele and Pedigree catalog businesses.

(2) Includes (a) 1,043,111 shares of restricted stock issued by PETsMART.com,
    (b) 82,231 shares received pursuant to the merger of PetJungle.com, Inc. into us, and (c) 250,000 shares received upon exercise of an employee option.

(3) Includes 300,000 shares received upon exercise of an employee option.

(4) Includes (a) 387,283 shares of restricted stock issued by PETsMART.com and
    (b) 39,987 shares received pursuant to the merger of PetJungle.com, Inc. into us.

  On May 12, 1999, we issued:

  . to PETsMART, Inc. a warrant to purchase up to 300,000 shares of Series A preferred stock at a purchase price per share equal to $16.67;

  . to idealab! Holdings, L.L.C. a warrant to purchase up to 339,278 shares of Series C preferred stock at a purchase price per share equal to $13.07; and

  . to Rodale Press, Inc. a warrant to purchase up to 43,227 shares of Series C preferred stock at a purchase price per share equal to $13.07 and a warrant to purchase up to 23,163 shares of Series C preferred stock at a purchase price per share equal to $1.67.

  All of these warrants were exercised on February 3, 2000.

Indebtedness of Officers, Directors and Stockholders

  The following directors and officers are indebted to us with respect to loans, the proceeds of which were used, together with cash, to purchase shares of our common stock:

                                                     Original
                                                     Principal
Officer                                               Amount   Origination Date
-------                                              --------- -----------------
Michael D. Houlahan................................. $ 26,267    January 4, 2000
Michael D. Houlahan.................................  125,831   January 10, 2000
Eric D. Kidd........................................  224,699  December 23, 1999
Gary R. Marcotte....................................  247,169   January 27, 2000
Thomas P. McGovern, Jr..............................   50,000      April 1, 1999
Thomas P. McGovern, Jr..............................  207,579       May 12, 1999
Thomas P. McGovern, Jr..............................  187,249   January 18, 2000
Carina J. Schaldach-Walker..........................   30,000      April 1, 1999
Carina J. Schaldach-Walker..........................   77,069       May 12, 1999
Carina J. Schaldach-Walker..........................   52,429   January 19, 2000

  These loans bear interest at a rate of 7.0% per annum, compounded semiannually and payable upon maturity. The loans mature upon the earlier of

  .  the five year anniversary of the origination date or

  . (a) 30 days after termination of such employee's employment with us for cause or (b) six months after the termination of such employee's employment for us without cause (except for Mr. McGovern's and Ms. Schaldach-Walker's loans originating on April 1, 1999, which mature on April 1, 2004).

Investors Rights Agreement

  In connection with our sale of preferred stock and certain warrants, we entered into an investor rights agreements with the holders of our preferred stock and idealab! Holdings, L.L.C., PETsMART, Inc. and Rodale Press, Inc., as holders of certain warrants to purchase our stock. Subject to limitations specified in the agreement, these registration rights include the following:

  . The holders of the registrable securities may require, on two occasions, subject to limitations, beginning six months after the effective date of this prospectus, that we use our best efforts to register the registrable securities for public resale if the proposed aggregate selling price is at least $5,000,000.

  . If we register any of the registrable securities, all holders of the registrable securities are entitled to include their shares of stock in such registration.

  . The holders of the registrable securities may require us, no more than once in any twelve month period, to register all or a portion of the registrable securities on Form S-3 when use of such form becomes available to us if the proposed aggregate selling price is at least $500,000.

  . If we propose to register any of our equity securities under the Securities Act, subject to certain exceptions, the holders of the registrable securities may require us to include all or a portion of their registrable securities in such registration. However, the managing underwriter, if any, of any such offering by us may limit the number of registrable securities to be included in the registration.

  We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate four years following the date of this prospectus, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act. The holders of these registration rights have agreed not to exercise their registration rights for a period of 180 days after the date of this prospectus, except with the prior written consent of Salomon Smith Barney Inc.

Strategic Agreements with PETsMART, Inc.

  Trademark License Agreement. Under the terms of a Trademark License Agreement dated May 12, 1999, PETsMART, Inc. granted us an exclusive, royalty-free, worldwide, perpetual license to use the marks "PETsMART" and "R.C. STEELE" in typed and stylized forms as service marks and on packaging shipment labels, and the name PETsMART.com as a corporate name and domain name for the purpose of operating an online pet product retail business under the URL petsmart.com. Under the terms of the agreement, we have the non-exclusive right to use these marks in online and offline promotional advertising of our online business activities. This agreement may be terminated if, (1) certain "retail mass merchandisers or specialty pet supply retailers" acquire or beneficially owns 15% or more of our common stock equivalents or total voting power, (2) we fail to use the licensed mark PETsMART as our dominant URL for a period of 30 days,
(3) we dissolve, become bankrupt or experience certain other corporate events or (4) either party breaches certain other obligations. The term "retail mass merchandisers or specialty pet supply retailers" means (a) a land-based retail mass merchandiser or land-based or on-line specialty pet supply retailer, or
(b) an online retail mass merchandiser that owns a controlling interest in or has a material marketing, fulfillment, financial or similar strategic relationship with an entity referred to in clause (a).

  Marketing Agreement. We have entered into a Marketing Agreement with PETsMART, Inc., effective as of December 31, 1999. Under this agreement, we will collaborate with PETsMART, Inc. to co-market our products and information, including co-branded advertising, cross-marketing of the physical and online stores, in-store promotions, affinity programs and mailing lists. We may participate in PETsMART, Inc.'s vendor supported co-op advertising in exchange for a fee based on net sales. Under this arrangement, we will receive a credit to purchase merchandise from the co-op participants. In addition, we may conduct cross-promotional mailings to the other party's customers.

  Under this agreement, PETsMART, Inc. may not market, advertise or sell companion-animal-related products online, subject to certain exceptions. We may not own or operate any catalogs or physical stores that sell companion-animal-related products or resell in any catalogs or stores operated by third parties. We have the exclusive right to sell PETsMART, Inc.'s proprietary branded products online and we can not carry the brand names or purchase products from certain competitors of PETsMART, Inc. In addition, so long as PETsMART, Inc. makes 90% of the products carried on its stores and catalogs available to us for sale on our site, we must use commercially reasonable efforts to ensure that those products constitute the majority of our SKU's.

  The initial term of this agreement is five years and will automatically continue for two successive one-year terms unless either party provides notice of termination.

  Merchandising, Procurement, Distribution, and Fulfillment Agreement. We are party to a Merchandising, Procurement, Distribution, and Fulfillment Agreement with PETsMART, Inc., effective as of December 31, 1999. Under this agreement, we will procure products carried in the PETsMART, Inc. stores, and its catalogs, through PETsMART, Inc. and utilize its catalog fulfillment and other distribution facilities to assemble orders and ship merchandise to consumers. We may choose for PETsMART, Inc. to stock certain other products for us at its catalog fulfillment distribution center. Under the terms of the agreement, we will provide PETsMART, Inc. with sales forecasts for purposes of its procurement planning. In the event that our forecast is deficient, we may not have sufficient quantities of product on hand to satisfy customer orders, or in certain cases if customer orders are below plan, we may be liable for the costs associated with liquidating excess inventory. PETsMART, Inc. also provides us customer care services including telephone and e-mail support. Reimbursement for the cost of product sold and for PETsMART, Inc.'s support services is calculated under an activity based costing method.

  PETsMART, Inc. may provide procurement, distribution and fulfillment, customer support, third-party Web site administration and other services to third parties selling companion-animal-related products online other than in certain circumstances and to certain of our competitors. The initial term of this agreement is five years and will automatically continue for two successive one-year terms unless either party provides notice of termination.

  Web and Content Hosting Agreement. We are party to a Web and Content Hosting Agreement with PETsMART, Inc., effective as of December 31, 1999. Under this agreement, we will provide certain hosting services for corporate, e-commerce and other content of PETsMART, Inc. The agreement provides PETsMART, Inc. with certain approval rights over the presentation of its content.

  Under the agreement, we will bear the cost associated with the hosting of corporate and certain other content relating to information about PETsMART, Inc. For hosting of the PETsMART, Inc. e-commerce Web site, however, PETsMART, Inc. will pay us a hosting and connectivity fee. The term of this agreement with respect to our hosting of e-commerce businesses is five years, and the term with respect to the non-e-commerce information is co-extensive with our trademark agreement with PETsMART, Inc.

  Standstill Agreement. We are party to a Standstill Agreement, dated February , 2000, with PETsMART, Inc. Under the terms of this agreement, PETsMART, Inc.
and its affiliates are generally prohibited, for a period of 30 months from:

  . acquiring our stock or any securities exchangeable for or convertible into our stock if the effect would be to increase the stock owned by PETsMART, Inc. and its affiliates to more than 49.9% of our then outstanding common stock;

  .  engaging in a proxy consent with respect to our securities; and

  . seeking to control or influence our management, Board of Directors or policies.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of our capital stock and various provisions of our restated certificate of incorporation and our restated by-laws is a summary. Statements contained in this prospectus are not necessarily complete, and reference is made to the restated certificate of incorporation and the restated by-laws that will become effective upon the completion of this offering, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part.

  Upon completion of this offering, our authorized capital stock will consist
of          shares of common stock, par value $.001 per share, and
shares of undesignated preferred stock, par value $.001 per share.

Common Stock

  As of           , 2000 there were         shares of common stock outstanding,
held of record by approximately     stockholders. In addition, as of
  , 2000, there were         shares of common stock subject to outstanding
options and         shares of common stock subject to outstanding warrants.
Upon completion of this offering, there will be         shares of common stock
outstanding assuming no exercise of the underwriters' overallotment option or additional exercise of outstanding options under our stock option plans and warrants.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Our restated certificate of incorporation does not provide for cumulative voting, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in the distribution of all assets available for distribution after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. Each outstanding share of common stock is, and all the shares of common stock outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

  Upon the closing of the offering, the board of directors will have the authority, without further action by the stockholders, to issue up to shares of preferred stock. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of PETsMART.com without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Options

  As of           , 1999, (1) options to purchase a total of         shares of
common stock were outstanding and (2) up to         shares of common stock may
be subject to options granted in the future under the 1999 Stock Plan.

Warrants and Related Agreements

  PETsMART, Inc. holds a warrant to purchase Series A preferred stock. Certain affiliates of idealab! Holdings, L.L.C. and Rodale Press, Inc. hold outstanding warrants to purchase Series C preferred stock. The terms of these warrants are described in greater detail under "Related Party Transactions."

  Big Dog USA, Inc. and certain related parties hold warrants to purchase 840,000 shares of our common stock, exercisable on or before the earlier of three years from the date of this offering or October 19, 2004. The exercise price of the warrants is: (i) 210,000 shares at $8.88 per share, (ii) 210,000 shares at $17.75 per share, (iii) 210,000 shares at $26.63 per share and (iv) 210,000 shares at $35.50. The right to exercise these warrants may be reduced if Big Dog USA, Inc. does not satisfy certain performance requirements, described in the warrant issued to Big Dog USA, Inc. See "Warrant No. 4 issued to Big Dog USA, Inc.--Exhibits and Financial Statement Schedules."

Delaware Anti-Takeover Law and Our Restated Certificate of Incorporation and Restated By-law Provisions

  Provisions of Delaware law and our restated certificate of incorporation and restated by-laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of PETsMART.com to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

  A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

  Our restated certificate of incorporation and restated by-laws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our restated certificate of incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of PETsMART.com. Our restated certificate of incorporation also provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. Our restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. Our restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of PETsMART.com.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is                . The
transfer agent's address and telephone number is
                                   and               .

Listing

  We intend to apply for listing for quotation on the Nasdaq National Market under the trading symbol "PSCM."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock and we can not guarantee that a significant public market for the common stock will develop or continue after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of the offering, we will have      outstanding shares of
common stock. Of these shares, the      shares sold in the offering, plus any
shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% stockholders.

  The remaining      shares outstanding are "restricted securities" within the
meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

Lock-Up Agreement

  Our directors, officers and holders of at least 1% of our common stock have agreed to enter into lock-up agreements in connection with this offering generally providing that, without the consent of Salomon Smith Barney Inc., they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. In addition, PETsMART, Inc. has agreed to have these restrictions extend with respect to shares of common stock owned on the date of this prospectus for a total period of five years, except that PETsMART, Inc. may
sell     shares without restriction after the first 180 days following the date
of this prospectus and may sell an additional     shares per month for each
full month following the one year anniversary of this prospectus. Taking into account the lock-up agreements, without giving any effect to any potential waiver thereunder, the following shares will be eligible for sale in the public market at the following times:

  .  Beginning on the effective date of this prospectus,     shares will be
     immediately available for sale in the public market.

  .  Beginning     days after the effective date, approximately      shares
     will be eligible for sale pursuant to Rule 701, approximately additional shares will be eligible for sale pursuant to Rule 144(k), and
     approximately      additional shares will be eligible for sale pursuant
     to Rule 144. All but      of such shares are held by affiliates.

Rules 144, 144(k) and 701

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  one percent of the number of shares of common stock then outstanding
     which will equal approximately      shares immediately after the
     offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract, to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

  In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1999 Stock Plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of
         , 2000 there were outstanding options for the purchase of      shares
of common stock, of which options to purchase      shares were exercisable. See
"Risk Factors--Substantial Sales of Our Common Stock Could Cause Our Stock Price to Fall," "Management--Stock Plans" and "Description of Capital Stock-- Registration Rights."

                                  UNDERWRITING

  Subject to the terms and conditions stated in the underwriting agreement to be dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and PETsMART.com has agreed to sell to such underwriter, the number of shares set forth opposite the underwriter's name.

                                                                          Number
                                                                            of
     Name                                                                 shares
     ----                                                                 ------
     Salomon Smith Barney Inc............................................

     Chase Securities Inc................................................

     J.P. Morgan Securities Inc..........................................
                                                                           ----
       Total.............................................................
                                                                           ====

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

  The underwriters, for whom Salomon Smith Barney Inc., Chase Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at
the public offering price less a concession not in excess of $   per share. The
underwriters may allow, and those dealers may reallow, a concession not in
excess of $   per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised PETsMART.com that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

  PETsMART.com has granted to the underwriters an option, exercisable for 30
days from the date of this prospectus, to purchase up to      additional shares
of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to the underwriter's initial purchase commitment.

  PETsMART.com and its officers, directors and holders of at least 1% of our common stock have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of common stock of PETsMART.com or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. In addition, PETsMART, Inc. has agreed to additional restrictions described under the caption "Shares Eligible For Future Sale."

  Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the shares was determined by negotiations among PETsMART.com and the representatives. Among the factors considered in determining the initial public offering price were PETsMART.com's record of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospectus for the industry in which PETsMART.com competes, its management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to PETsMART.com. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

  PETsMART.com has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "PSCM".

  The following table shows the underwriting discounts and commissions to be paid to the underwriters by PETsMART.com in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                           Paid by PETsMART.com
                                                          ----------------------
                                                             No
                                                          Exercise Full Exercise
                                                          -------- -------------
   Per share.............................................  $           $
   Total.................................................  $           $

  In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  At our request, the underwriters have reserved up to 5% of the shares of common stock (the "Directed Shares") for sale at the initial public offering price to persons who are directors, officers or employees of the Company, or who are otherwise associated with the Company and its affiliates, and who have advised the Company of their desire to purchase such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares offered in the prospectus. The Company has agreed to indemnify those certain underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of Directed Shares.

  The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

  Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If they commence these activities, the underwriters may discontinue them at any time.

  PETsMART.com estimates that their respective portions of the total expenses
of this offering will be $     and $    .

  PETsMART.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for PETsMART.com by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Los Angeles, California. As of the date of this prospectus, attorneys of Skadden,
Arps, Slate, Meagher & Flom LLP beneficially own an aggregate of     shares of
our common stock.

                                    EXPERTS

  The audited financial statements of PETsMART.com, Inc. as of January 2, 2000 and for the period from inception (February 25, 1999) to January 2, 2000 and the audited financial statements of Digital Communities, Inc. as of December 31, 1998 and October 6, 1999 and for the year ended December 31, 1998 and the period from January 1, 1999 to October 6, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The audited financial statements of K&K Hansen, Inc. as of December 31, 1997 and 1998 and March 31, 1999 and for the each of the two years in the period ended December 31, 1998 and for the period from January 1, 1999 to March 31, 1999 included in this prospectus have been so included in reliance on the report of Lesley, Thomas, Schwarz & Postma, Inc., A Professional Accountancy Corporation, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to PETsMART.com and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

  You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                               PETsMART.com, Inc.

                               Table of Contents

                                                                            Page
                                                                            ----
PETsMART.com, Inc. Financial Statements
  Report of Independent Accountants........................................  F-2
  Balance Sheet............................................................  F-3
  Statement of Operations..................................................  F-4
  Statement of Stockholders' Equity........................................  F-5
  Statement of Cash Flows..................................................  F-6
  Notes to Financial Statements............................................  F-7
Unaudited Pro Forma Consolidated Financial Data
  Overview................................................................. F-22
  Unaudited Pro Forma Consolidated Statements of Operations and Footnotes.. F-23
K&K Hansen, Inc. (dba Mason Distributing Company)
  Independent Auditors' Report............................................. F-24
  Balance Sheets........................................................... F-25
  Statements of Operations and Accumulated Deficit......................... F-26
  Statements of Cash Flows................................................. F-27
  Notes to Financial Statements............................................ F-28
Digital Communities, Inc. (dba AcmePet.com)
  Report of Independent Accountants........................................ F-32
  Consolidated Balance Sheet............................................... F-33
  Consolidated Statement of Operations..................................... F-34
  Consolidated Statement of Stockholders' Equity........................... F-35
  Consolidated Statement of Cash Flows..................................... F-36
  Notes to Consolidated Financial Statements............................... F-37

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PETsMART.com, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of PETsMART.com, Inc. at January 2, 2000, and the results of its operations and its cash flows for the period from inception (February 25, 1999) to January 2, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Los Angeles, California

February 1, 2000

                               PETsMART.com, Inc.

                                 BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                                                     Equity
                                                       January 2,  January 2,
                                                          2000        2000
                                                       ---------- -------------
                                                                   (unaudited)
                        Assets
Current assets
  Cash and cash equivalents...........................  $ 26,350
  Accounts receivable, net of allowance for doubtful
   accounts of $29....................................       124
  Inventories, net....................................       359
  Prepaid expenses and other current assets...........     1,341
                                                        --------
    Total current assets..............................    28,174
Property and equipment, net...........................     1,399
Intangible assets, net................................     8,696
                                                        --------
    Total assets......................................  $ 38,269
                                                        ========

         Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable....................................  $ 10,427
  Accrued liabilities.................................     5,000
  Due to related party................................     3,908
  Notes payable, current portion......................       104
                                                        --------
    Total current liabilities.........................    19,439
Notes payable, net of current portion.................       156
                                                        --------
    Total liabilities.................................    19,595
                                                        --------

Commitments and contingencies (Note 9)

Stockholders' equity
  Convertible preferred stock, $.001 par value; 19,770
   shares authorized; 19,064 shares issued and
   outstanding, actual; no pro forma..................        19          --
  Common stock, $.001 par value; 70,000 shares
   authorized; 2,313 shares issued and outstanding,
   actual; 43,786 shares pro forma....................         2          43
  Additional paid-in capital..........................    81,905     106,474
  Deferred equity-based charges.......................    (8,656)    (22,095)
  Stockholders' notes receivable......................    (2,553)     (2,553)
  Accumulated deficit.................................   (52,043)    (52,043)
                                                        --------    --------
    Total stockholders' equity........................    18,674    $ 29,826
                                                        --------    ========
    Total liabilities and stockholders' equity........  $ 38,269
                                                        ========


   The accompanying notes are an integral part of these financial statements.

                               PETsMART.com, Inc.

                            STATEMENT OF OPERATIONS
                    (in thousands, except per share amount)

                                                             From Inception
                                                         (February 25, 1999) to
                                                            January 2, 2000
                                                         ----------------------
Net revenues...........................................         $ 10,446
Costs of net revenues..................................           16,739
                                                                --------
  Gross margin.........................................           (6,293)
                                                                --------
Operating expenses:
  Sales and marketing (exclusive of equity-based
   charges of $443)....................................           33,476
  Product development (exclusive of equity-based
   charges of $530)....................................            2,359
  General and administrative (exclusive of equity-based
   charges of $1,569)..................................            3,351
  Equity-based charges.................................            2,542
                                                                --------
    Total operating expenses...........................           41,728
                                                                --------
Loss from operations...................................          (48,021)

Other income, net of $14 interest expense..............              526
                                                                --------
    Net loss...........................................          (47,495)

Deduction for beneficial conversion feature............           (4,548)
                                                                --------
Net loss attributable to common stockholders...........         $(52,043)
                                                                ========
Basic and diluted net loss per common share............         $ (65.38)
                                                                ========
Shares used to calculate basic and diluted net loss per
 common share..........................................              796
                                                                ========
Unaudited pro forma net loss per common share..........         $  (2.34)
                                                                ========
Unaudited pro forma shares used to calculate pro forma
 net loss per common share.............................           22,213
                                                                ========


   The accompanying notes are an integral part of these financial statements.

                               PETsMART.com, Inc.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                          Convertible
                           Preferred                                Deferred
                             Stock        Common Stock   Additional Equity-   Stockholders'                 Total
                         --------------- ---------------  Paid-In    Based        Notes     Accumulated Stockholders'
                         Shares   Amount Shares   Amount  Capital   Charges    Receivable     Deficit      Equity
                         -------  ------ -------  ------ ---------- --------  ------------- ----------- -------------
Issuance of Interpet,
 Inc. common stock.....                   17,240   $ 17   $  1,191               $   (80)                 $  1,128
Issuance of Interpet,
 Inc. restricted common
 stock.................                    3,867      4         35                                              39
Reorganization:
 Retirement of
  Interpet, Inc. common
  stock and restricted
  common stock.........                  (21,107)   (21)    (1,226)                   80                    (1,167)
 Issuance of
  PETsMART.com, Inc.
  common stock to
  former stockholders
  of Interpet, Inc.....                      576      1      1,246                   (80)                    1,167
Issuance of
 PETsMART.com, Inc.
 convertible preferred
 stock.................   19,064   $ 19                     64,401                (1,962)                   62,458
Issuance of
 PETsMART.com, Inc.
 restricted common
 stock.................                    1,430      1        285                  (286)                       --
Exercise of common
 stock options.........                      307     --        227                  (225)                        2
Deferred equity-based
 charges...............                                     11,198  $ (8,656)                                2,542
Deduction for
 beneficial conversion
 feature...............                                      4,548                           $ (4,548)          --
Net loss...............                                                                       (47,495)     (47,495)
                         -------   ----  -------   ----   --------  --------     -------     --------     --------
Balance at January 2,
 2000..................   19,064     19    2,313      2     81,905    (8,656)     (2,553)     (52,043)      18,674
Pro Forma (unaudited):
 Assumed conversion of
  convertible preferred
  stock................  (19,064)   (19)  35,857     36        (17)                                             --
 Assumed conversion of
  preferred stock
  warrants.............                    2,810      3     10,035                                          10,038
 Assumed issuance of
  common stock.........                    1,442      1     11,535   (11,046)                                  490
 Assumed issuance of
  restricted common
  stock................                      330     --      2,640    (2,393)                                  247
 Assumed exercise of
  common stock
  options..............                    1,034      1        376                                             377
                         -------   ----  -------   ----   --------  --------     -------     --------     --------
Balance at January 2,
 2000 pro forma
 (unaudited)...........       --   $ --   43,786   $ 43   $106,474  $(22,095)    $(2,553)    $(52,043)    $ 29,826
                         =======   ====  =======   ====   ========  ========     =======     ========     ========

   The accompanying notes are an integral part of these financial statements.

                               PETsMART.com, Inc.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                     From
                                                                   Inception
                                                                 (February 25,
                                                                   1999) to
                                                                  January 2,
                                                                     2000
                                                                 -------------
Cash flows from operating activities:
Net loss........................................................   $(47,495)
Adjustments to reconcile loss to net cash used in operating
 activities:
  Depreciation and amortization.................................        978
  Equity-based charges..........................................      2,542
  Changes in operating assets and liabilities, net of
   acquisitions:
    Accounts receivable.........................................          6
    Inventory...................................................        114
    Prepaid expenses and other current assets...................     (1,341)
    Accounts payable and accrued liabilities....................     15,119
    Due to related party........................................      3,908
                                                                   --------
      Net cash used in operating activities.....................    (26,169)
                                                                   --------
Cash flows from investing activities:
Purchases of property and equipment.............................     (1,318)
Purchase of domain names........................................        (67)
Acquisition of AcmePet.com......................................     (4,000)
Acquisition of Mason Distributing Company.......................       (291)
                                                                   --------
      Net cash used in investing activities.....................     (5,676)
                                                                   --------
Cash flows from financing activities:
Repayment of note payable.......................................        (32)
Proceeds from issuance of convertible preferred stock...........     57,060
Proceeds from issuance of common stock..........................      1,167
                                                                   --------
      Net cash provided by financing activities.................     58,195
                                                                   --------
Net increase in cash and cash equivalents.......................     26,350
                                                                   --------
Cash and cash equivalents, beginning of period..................         --
                                                                   --------
Cash and cash equivalents, end of period........................   $ 26,350
                                                                   ========
Supplemental disclosures of cash flow information:
Cash received for interest......................................   $    540
Cash paid for interest..........................................   $     14


   The accompanying notes are an integral part of these financial statements.

                               PETsMART.com, Inc.

                         Notes to Financial Statements

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  The Company is an online pet product retailer focused on providing pet supplies and services to consumers with pet-related content and community. The Company operates several Web sites including PETsMART.com, R.C.Steele.com and AcmePet.com.

  The Company was incorporated in the State of Delaware in February 1999, under the name of Interpet, Inc. In March 1999, the Company acquired substantially all of the assets of K&K Hansen, Inc. (dba Mason Distributing Company), a company engaged in the wholesale and distribution of pet-related products. In April 1999, the Company launched an online pet community web-site called Pet.net.

  PETsMART.com, Inc. was incorporated in the State of Delaware in May 1999 effectively reorganizing Interpet, Inc. through an equity offering. In accordance with the terms of the equity offering, Interpet, Inc. ceased operations and all rights, title and interest in the shares of Interpet, Inc. were transferred to the newly incorporated PETsMART.com, Inc. in consideration for common stock of PETsMART.com, Inc. Simultaneously PETsMART.com, Inc. entered into an agreement with PETsMART, Inc. under which PETsMART, Inc. would provide product sourcing and fulfillment services for online sales made by PETsMART.com, Inc. The transaction has been recorded in the accompanying financial statements as a retirement of the previously outstanding common stock and an issuance of new common stock.

  In June 1999, the Company closed the Pet.net Web site and launched the Web sites PETsMART.com and R.C.Steele.com.

  In October 1999, the Company acquired substantially all of the assets of Digital Communities, Inc. (dba AcmePet.com), a company that operated a pet community Web site.

 Basis of Presentation

  The Company's financial statements reflect the financial position, results of operations and cash flows of the Company and its acquisition of AcmePet.com for the period from October 7, 1999, the date of the Company's acquisition, to January 2, 2000 and the acquisition of Mason Distributing Company for the period from March 31, 1999, the date of the Company's acquisition, to January 2, 2000. The Company's fiscal year ends on the Sunday nearest to December 31.

 Revenue Recognition

  The Company's revenue is derived from retail and wholesale transactions of pet products. Revenue is recognized upon shipment of products to the end customer. Outbound shipping charges are included in net sales when the products are shipped. The Company records an allowance for estimated returns in the period of sale.

 Cost of Net Revenues

  The Company's cost of net revenues consist primarily of the costs of products sold to customers and costs of outbound and inbound shipping.

 Sales and Marketing

  Sales and marketing expenses consist primarily of advertising and promotional expenditures, payroll, fulfillment costs and customer service activities.

                               PETsMART.com, Inc.

 Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Financial Instruments

  The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at historical cost. At January 2, 2000, the fair values of these instruments approximated their financial statement carrying amounts because of the short-term maturity of these instruments and the relatively stable interest rate environment.

 Cash and Cash Equivalents

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. Any such investments are carried at cost plus accrued interest, which approximates fair value. The Company deposits cash and cash equivalents with high credit-quality institutions.

 Inventories

  Inventories, all of which are finished goods, are stated at the lower of cost or market. Cost is determined using the average cost method.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

     Computer equipment and software.................................... 3 years
     Furniture and equipment............................................ 5 years
     Leasehold improvements............................................. 5 years

  Leasehold improvements are amortized over their estimated useful lives, or the term of the lease, whichever is shorter.

 Intangible Assets

  The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                               PETsMART.com, Inc.

  Intangible assets are being amortized on a straight-line basis over the estimated periods of benefit:

     Web site domain names............................................. 10 years
     Customer relationships/trademarks.................................  3 years
     Technology/Web site...............................................  3 years
     Covenant not to compete...........................................  3 years
     Goodwill..........................................................  3 years

 Internal Use Software Development Costs

  The Company has adopted the provisions of Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs.

 Product Development

  With the exception of costs accounted for under the provision of SoP 98-1, product development expenses are expensed as incurred in the period from inception to January 2, 2000.

 Income Taxes

  Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

 Stock-Based Compensation

  The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Accordingly, compensation expense related to employee stock options is recorded over the stock option vesting period, if the fair value of the underlying Common Stock exceeds the exercise price on the date of grant, and is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28, using the multiple option approach. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting of Stock-Based Compensation," which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value based method of accounting had been applied. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") consensus 96-18.

 Advertising Costs

  The Company recognizes advertising expenses in accordance with SoP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions received over the total number of contracted impressions, or on a straight-line basis over the term of the contract. Advertising costs included in sales and marketing expenses totaled approximately $29,259,000 for the period from inception to January 2, 2000.

                               PETsMART.com, Inc.

 Start-up Activities

  The Company has adopted the provisions of SoP 98-5, "Reporting Costs of Start-up Activities." SoP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. The adoption of SoP 98-5 did not have a material impact to the Company's financial position, results of operations, or cash flows.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Credit risk related to cash and cash equivalents is managed by the Company by only maintaining accounts with high credit-quality financial institutions. Credit is extended to customers based on an evaluation of their financial condition. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains allowances for doubtful accounts based on the collectibility of accounts receivable. During the period from inception to January 2, 2000, no customer accounted for more than 10% of net revenues or net accounts receivable.

 Basic and Diluted Net Loss per Share

  The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, B, C and D Convertible Preferred Stock.

 Unaudited Pro Forma Net Loss Per Share

  Unaudited pro forma net loss per share is computed by dividing net loss by the sum of the average number of shares of common stock outstanding, plus the shares resulting from the automatic conversion of the convertible preferred stock as though such conversion occurred at the date of original issuance.

 Unaudited Pro Forma Stockholders' Equity

  Pro forma stockholders' equity is computed including (1) the assumed exercise and conversion of all outstanding warrants to purchase 300,000 shares of Series A Convertible Preferred Stock, warrants to purchase approximately 406,000 shares of Series C Convertible Preferred Stock into approximately 2,810,000 shares of Common Stock, (2) the assumed issuance of approximately 1,442,000 shares of Common Stock to PETsMART, Inc., (3) the assumed issuance of 330,000 shares of restricted common stock to an officer of the Company (4) the assumed issuance of 1,034,000 shares of Common Stock under the 1999 Stock Plan at a weighted average exercise price of $0.46, and (5) the automatic conversion of the pro forma outstanding shares of Series A, Series B, Series C and Series D Convertible Preferred Stock into approximately 13,637,000, 1,800,000, 8,556,000, and 11,864,000, shares, respectively, of Common Stock. For purposes of calculating amounts of deferred equity-based charges, the values used are based upon the actual issuance dates of stock described in (2) and (3) above.

                               PETsMART.com, Inc.

 Comprehensive Income

  The Company has adopted the provision of SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date the Company has not had any transactions that are required to be reported as comprehensive income.

 Segments

  The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about its products, services, geographic areas and major customers. The Company operates in a single business segment providing online services in the United States.

 Recently Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" that was amended by SFAS 137 in June 1999 to delay the effective date of adoption to fiscal years beginning after June 15, 2000. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. Management believes the adoption of this statement will not have a significant impact on the Company's financial position, results of operations or cash flows, as the Company has not yet invested in any derivative instruments.

NOTE 2--ACQUISITION

 Digital Communities, Inc. (dba AcmePet.com)

  In October 1999, the Company acquired certain assets and liabilities of Digital Communities, Inc. (dba AcmePet.com) in exchange for approximately $4,000,000 in cash and approximately 1,156,000 shares of Series D Convertible Preferred Stock with a value of approximately $5,400,000 based on the fair value of the consideration received and was accounted for as a purchase. The fair value of purchase consideration has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The excess of fair value of purchase consideration over tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line basis over three years. Identifiable intangible assets are being amortized on a straight line basis over three years.

                               PETsMART.com, Inc.

  The following is an allocation of purchase price to tangible and identifiable intangible assets acquired and liabilities assumed (in thousands):

     Cash payment......................................................... $4,000
     Preferred stock issued...............................................  5,400
                                                                           ------
           Total purchase price........................................... $9,400
                                                                           ======
     Allocation of purchase price:
       Tangible assets.................................................... $   30
       Liabilities assumed................................................     (4)
       Intangible assets:
         Customer relationships/trademarks................................  6,000
         Technology/Web site..............................................    380
         Covenant not to compete..........................................  1,000
         Goodwill.........................................................  1,994
                                                                           ------
                                                                           $9,400
                                                                           ======

 K&K Hansen, Inc. (dba Mason Distributing Company)

  In March 1999, the Company acquired substantially all the assets and certain of the liabilities of Mason Distributing Company in consideration for cash and a note payable totaling approximately $391,000. The transaction has been accounted for as a purchase of assets and the purchase price has been allocated to the identifiable assets based on their fair value.

  The following unaudited pro forma summary information presents the consolidated results of operations as if the acquisitions had been completed at the beginning of the period presented and are not necessarily indicative of the results of operations of the consolidated Company that may have occurred had the acquisitions been completed at the beginning of the period specified, nor are they necessarily indicative of future operating results. The pro forma amounts give effect to certain adjustments, including the amortization of intangibles and goodwill and issuance of the preferred stock in conjunction with the acquisition of AcmePet.com and the assumed conversion of such shares.

                                                                       From
                                                                     Inception
                                                                   (February 25,
                                                                     1999) to
                                                                    January 2,
                                                                       2000
                                                                   -------------
                                                                        (in
                                                                    thousands)
     Net revenues.................................................   $ 11,266
                                                                     ========
     Net loss attributable to common stockholders.................   $(54,590)
                                                                     ========
     Basic and diluted loss per share.............................   $  (1.49)
                                                                     ========

                               PETsMART.com, Inc.

NOTE 3--COMPONENTS OF CERTAIN BALANCE SHEET CAPTIONS

                                                                      January 2,
                                                                         2000
                                                                    --------------
                                                                    (in thousands)
     Property and equipment:
       Computer equipment..........................................     $  818
       Computer software...........................................        619
       Furniture and office equipment..............................         18
       Leasehold improvements......................................        177
                                                                        ------
         Total.....................................................      1,632
         Accumulated depreciation and amortization.................       (233)
                                                                        ------
                                                                        $1,399
                                                                        ======
     Intangible assets:
       Customer relationships/trademarks...........................     $6,000
       Technology/Web site.........................................        380
       Covenant not to compete.....................................      1,000
       Goodwill....................................................      1,994
       Cost of acquiring Web site domain names.....................         67
                                                                        ------
         Total.....................................................      9,441
         Accumulated amortization..................................       (745)
                                                                        ------
                                                                        $8,696
                                                                        ======
     Accrued liabilities:
       Advertising.................................................     $4,835
       Other.......................................................        165
                                                                        ------
                                                                        $5,000
                                                                        ======

NOTE 4--INCOME TAXES

  As a result of net operating losses, the Company has not recorded a provision for income taxes. Significant components of the Company's deferred tax balances at January 2, 2000 are as follows:

                                                                    January 2,
                                                                       2000
                                                                  --------------
                                                                  (in thousands)
     Deferred tax assets:
       Net operating losses carryforwards........................    $ 17,756
       Other.....................................................          11
                                                                     --------
         Gross deferred tax assets...............................      17,767
     Valuation allowance.........................................     (14,800)
                                                                     --------
       Net deferred tax asset....................................    $  2,967
                                                                     ========
     Deferred tax liabilities:
       Amortization of intangible assets.........................    $  2,967
                                                                     ========

                               PETsMART.com, Inc.

  Due to uncertainties surrounding the timing and realization of the benefits from the Company's tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

  For the period from inception to January 2, 2000, the Company had net operating losses for federal and state income tax purposes of approximately $44,170,000. The net operating losses have 20 year and 8 year carryforward periods for federal and state income tax purposes, respectively. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

NOTE 5--STOCKHOLDERS' EQUITY

 Convertible Preferred Stock

  Convertible Preferred Stock at January 2, 2000 consists of the following (in thousands, except per share amounts):

                                                      Shares
                                              ---------------------- Liquidation
                                    Par Value Authorized Outstanding Preference
                                    --------- ---------- ----------- -----------
     Series A convertible..........   $.001      3,300      3,000      $ 8,010
     Series B convertible..........   $.001      1,800      1,800        3,006
     Series C convertible..........   $.001      2,806      2,400        4,944
     Series D convertible..........   $.001     11,864     11,864       55,405
                                                ------     ------      -------
                                                19,770     19,064      $71,365
                                                ======     ======      =======

  Each holder of Convertible Preferred Stock is entitled to the number of votes on an as-converted basis. The holders of the Series A, B, C and D Convertible Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by the Company's board of directors at a rate of 8% of the respective issuance price per share per annum. No dividends were declared or paid in the period from inception to January 2, 2000.

  In the event of any liquidation, dissolution or winding up of the Company the holders of Series A, B, C and D Convertible Preferred Stock are entitled to receive, in preference to holders of Common Stock, for each outstanding share an amount equal to $2.67, $1.67, $2.06 and $4.67, respectively, plus declared but unpaid dividends on each share, as adjusted. Liquidation is also deemed to include the Company's sale of all or substantially all its assets or the acquisition of this corporation by another entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company's voting power.

  Each share of the Series A, B, C and D Convertible Preferred Stock is convertible, at the option of the holder, at any time into such number of shares of Common Stock as is determined by dividing the applicable original issue price of such shares of Convertible Preferred Stock by the Conversion Price. The original issue price per share of Series A, B and C Convertible Preferred Stock is $1.67. The original issue price per share of Series D Convertible Preferred Stock is $4.67. The Conversion Price per share of Series A, B, C and D Convertible Preferred Stock is $0.367, $1.67, $0.468 and $4.67 respectively. Each share of Convertible Preferred Stock will automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the closing of an initial public offering of gross proceeds to the Company of not less than $15,000,000 or (ii) the consent of holders of not less than 50% of the then outstanding shares of each series of Convertible Preferred Stock.

                               PETsMART.com, Inc.

  The Company recorded a deduction for the beneficial conversion feature associated with the Series C Convertible Preferred Stock, based on the deemed fair value at issuance. The deduction was made as the stock is immediately convertible.

  In connection with the Company's reorganization, the Company issued Series A Convertible Preferred Stock and warrants described below to PETsMART, Inc. in exchange for cash and the contribution of certain assets.

 Preferred Stock Warrants

  On May 12, 1999, the Company issued warrants to PETsMART, Inc. to purchase 300,000 shares of Series A Convertible Preferred Stock in connection with the Series A financing. The exercise price of these warrants is $16.67 per share. These warrants may be exercised at any time after May 12, 1999 and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000.

  On May 12, 1999, in consideration for the provision of Web site content services the Company issued two sets of warrants to Rodale Press, Inc. to purchase Series C Convertible Preferred Stock. The first set of warrants is for 23,163 shares at an exercise price of $1.67 per share and are exercisable at any time after May 12, 1999, and expire on the sooner of an initial public offering by the Company, a change in control or May 12, 2004. The second set of warrants is for 43,227 shares at an exercise price of $13.07 and are exercisable at any time after May 12, 1999, and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000. These warrants were fully vested at the grant date. In connection with both blocks of warrants issued, the Company recognized equity-based charges in the period from inception to January 2, 2000 of approximately $12,000. This expense is based on the value of the warrant at the grant date calculated using the Black-Scholes pricing model.

  On May 12, 1999, the Company issued warrants to idealab! Holdings, L.L.C. to purchase 339,278 shares of Series C Convertible Preferred Stock in connection with the Series C financing. The exercise price of these warrants is $13.07 per share. These warrants may be exercised at any time after May 12, 1999 and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000.

 Common Stock

  The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 70,000,000 shares of $0.001 par value Common Stock.

 Founder Stock Agreements

  Certain restricted Common Stock was issued to founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. On May 12, 1999, 425,000 shares vested immediately with the remaining 1,005,000 shares vesting generally over 3 to 4 years. In the event of termination without cause and a substantial sale of the Company's assets, or a merger, up to 50% of the unvested shares would immediately vest. As of January 2, 2000, approximately 870,000 shares of outstanding common stock were subject to repurchase by the Company at $0.20, the original issue price. In connection with this issuance of common stock, the Company recorded stock-based charges in the period from inception to January 2, 2000 of approximately $687,000.

 Notes receivable from stockholders

  As described in Note 10, at January 2, 2000, the Company carries notes receivable from stockholders of approximately $2,553,000.

                               PETsMART.com, Inc.

 Common Stock Warrants

  On August 30, 1999, the Company issued warrants to Big Dogs USA, Inc. ("Big Dogs") to purchase up to a maximum of 840,000 shares of Common Stock, in connection with a two-year marketing agreement. The warrants are exercisable after August 30, 1999 and at four different exercise prices of $8.88, $17.75, $26.63 and $35.50; each price applies to a block of 210,000 shares. The warrants expire upon the sooner of 3 years following the dates of an initial public offering by the Company, or August 30, 2004. Half of each block, or 420,000 shares, were fully vested, exercisable and nonforfeitable upon issuance and the remaining warrants up to 420,000 will vest upon Big Dog's performance under the marketing agreement. The Company recorded deferred equity-based charges of approximately $472,000 associated with the vested shares using the Black-Scholes pricing model and recognized approximately $78,000 of equity-based charges in the period ended January 2, 2000. The unvested shares are subject to variable plan accounting, with fair value measurements upon meeting the performance criteria. At January 2, 2000, Big Dogs has not met such criteria.

NOTE 6--EMPLOYEE BENEFIT PLANS

 Stock Option Plan

  On June 14, 1999, the Company's Board of Directors adopted and the stockholders approved, the 1999 Stock Plan (the "1999 Stock Plan"). A total of approximately 5,466,000 shares of Common Stock have been reserved for issuance under the 1999 Stock Plan, as amended. The 1999 Stock Plan provides for the granting of non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. Stock purchase rights may also be granted under the 1999 Stock Plan. Options granted generally vest over a 4-year period, with 20% of the shares vesting either immediately upon grant or after the first 6 months following the grant date. The remaining shares vest in 20% increments during or at the end of each year following the grant date. The options generally expire 10 years from the date of grant.

  The following table summarizes activity under the Stock Option Plan for the period from inception through January 2, 2000:

                                                            Shares of   Weighted
                                                           Common Stock Average
                                                              Under     Exercise
                                                             Options     Price
                                                           ------------ --------
                                                               (in
                                                            thousands)
     February 25, 1999 (inception)........................       --      $  --
       Granted............................................    3,040       0.52
       Exercised..........................................     (307)      0.74
       Canceled...........................................      (41)      0.45
                                                              -----      -----
     January 2, 2000......................................    2,692      $0.49
                                                              =====      =====
     Options exercisable..................................    1,099
                                                              =====
     Options available for future grant...................    2,733
                                                              =====

                               PETsMART.com, Inc.

  Additional information with respect to the outstanding options as of January 2, 2000 is as follows (in thousands, except per share amounts):

                                                                   Options
                                    Options Outstanding          Exercisable
                               ------------------------------ ------------------
                                           Average
                                          Remaining  Weighted           Weighted
                                         Contractual Average            Average
                                Number      Life     Exercise  Number   Exercise
     Exercise Prices           of Shares (in years)   Price   of Shares  Price
     ---------------           --------- ----------- -------- --------- --------
      $0.20..................    1,258      9.37      $0.20       603    $0.20
       0.75..................    1,434      9.83       0.75       496     0.75
                                 -----                          -----
                                 2,692                          1,099
                                 =====                          =====

  Options granted during the period from inception to January 2, 2000 resulted in a total compensation of approximately $9,486,000 under APB 25 that was recorded as deferred equity-based charges. Deferred equity-based charges is recognized as equity-based charges over the related vesting period of the options. All options were granted at an exercise price which was less than the deemed fair value of common stock.

  The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by SFAS 123 using the following assumptions:

     Risk-free interest rates........................................... 5.46%
     Expected lives..................................................... 4 years
     Dividend yield..................................................... $0
     Expected volatility................................................ 0%

  For the purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The resultant pro forma information follows:

                                                                    From
                                                                  Inception
                                                                (February 25,
                                                                  1999) to
                                                                 January 2,
                                                                    2000
                                                                -------------
     Net loss attributable to common stockholders (in
      thousands):
       As reported.............................................   $(52,043)
       Pro forma...............................................   $(52,113)
     Basic and diluted loss per share:
       As reported.............................................   $ (65.38)
       Pro forma...............................................   $ (65.47)

  Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described above, the pro forma results above may not be representative of future periods. In addition, the pro forma effects may not be representative of future amounts since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period using the multiple option approach as additional options may be granted in future periods.

                               PETsMART.com, Inc.

NOTE 7--NET LOSS PER SHARE

  The following table sets forth the computation of basic, diluted and pro forma net loss per share for the period from inception to January 2, 2000:

                                                                From Inception
                                                                (February 25,
                                                                   1999) to
                                                                  January 2,
                                                                     2000
                                                                --------------
                                                                (in thousands,
                                                                    except
                                                                  per share
                                                                   amounts)
     Historical Presentation
     Numerator:
       Net loss................................................    $(47,495)
       Deduction for beneficial conversion feature.............      (4,548)
                                                                   --------
         Net loss attributable to common stockholders..........    $(52,043)
                                                                   ========
     Denominator:
       Weighted average common shares..........................       1,718
       Weighted average unvested common shares subject to
        repurchase.............................................        (922)
                                                                   --------
         Denominator for basic and diluted calculation.........         796
                                                                   --------
     Basic and diluted net loss per share applicable to common
      stockholders.............................................    $ (65.38)
                                                                   ========
     Pro Forma Presentation
     Numerator:
       Net loss................................................    $(47,495)
       Deduction for beneficial conversion feature.............      (4,548)
                                                                   --------
         Net loss attributable to common stockholders..........    $(52,043)
                                                                   ========
     Denominator:
       Shares used above.......................................         796
                                                                   --------
     Weighted average effect of convertible securities:
       Series A Convertible Preferred Stock....................      10,271
       Series B Convertible Preferred Stock....................       1,356
       Series C Convertible Preferred Stock....................       6,444
       Series D Convertible Preferred Stock....................       3,346
                                                                   --------
         Denominator for pro forma calculation.................      22,213
                                                                   ========
         Unaudited pro forma net loss per share applicable to
          common stockholders..................................    $  (2.34)
                                                                   ========

  The diluted per share computations exclude common stock subject to repurchase, convertible preferred stock and common stock options and warrants for convertible preferred stock as such instruments were antidilutive. The number of potential common shares excluded from the diluted net loss per share computation was approximately 1,843,000.

                               PETsMART.com, Inc.

NOTE 8--NOTE PAYABLE

  On August 1, 1999, the Company issued a note payable of approximately $339,000 to a vendor in consideration for a computer software license. The note is to be repaid in equal monthly amounts beginning August 1, 1999. The note expires April 1, 2002 and bears interest at a rate of 12.4% per annum.

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Operating leases

  Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

       Years
       Ending
     January 2,
     ----------
      2001................................................................  $254
      2002................................................................   159
      2003................................................................    90
                                                                            ----
                                                                            $503
                                                                            ====

  Total rent expense under operating leases, for the period from inception to January 2, 2000 was $69.

 Other Commitments

  The Company has future advertising purchase commitments of approximately $7,893,000 that expire in less than one year from January 2, 2000 and approximately $900,000 that expire during the year ended January 2, 2001.

 Contingencies

  Under the terms of the Company's product sourcing and fulfillment agreement with PETsMART, Inc., the Company is liable for inventory obsolescence losses related to inventory acquired by PETsMART, Inc. based on binding sales forecasts provided by the Company.

  From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition, or cash flows.

NOTE 10--RELATED PARTY TRANSACTIONS

  The Company has agreements with PETsMART, Inc. which provide for the use of the PETsMART name, joint marketing activities, web and content hosting, and merchandise procurement and distribution support. Substantially all of the Company's sales were fulfilled under this arrangement. Reimbursement for the cost of product sold and for PETsMART, Inc.'s support services is calculated under an activity-based costing method. The total cost of these in the period from inception to January 2, 2000 was approximately $20,200,000. At January 2, 2000 the Company owes PETsMART, Inc. an amount of approximately $3,908,000 related to the provision of these services.

  At January 2, 2000 the Company carries notes receivable from employees totaling approximately $225,000 related to the exercise of stock options. The notes bear interest at 7% and are due on or before December 23, 2004. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees.

                               PETsMART.com, Inc.

  At January 2, 2000 the Company carries two notes receivable from employees with a value of approximately $80,000 and approximately $286,000 related to the purchase of Common Stock. The notes bear interest at 7% and are due on or before April 1, 2004 and May 12, 2000 respectively. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees.

  At January 2, 2000 the Company carries notes receivable from a stockholder totaling approximately $1,962,000 related to the purchase of Series D Convertible Preferred Stock that were repaid in January, 2000. The notes bear interest at 7%, are classified as a component of stockholders' equity, were full recourse and were collateralized by shares of common stock owned by the stockholder.

NOTE 11--SUBSEQUENT EVENTS (UNAUDITED)

 Registration Statement

  On February 3, 2000 the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's Common Stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, all of the then outstanding shares of the Company's Convertible Preferred Stock will automatically convert into shares of Common Stock in the manner described in Note 5.

 1999 Stock Plan

  On February 3, 2000, the Board of Directors amended the 1999 Stock Plan to reserve that number of shares of Common Stock equal to 20% of the number of shares of Common Stock outstanding at any time, provided that such reserved shares do not exceed a limit of approximately 11,000,000 shares of Common Stock.

 Common Stock Issuance

  On February 3, 2000, the Company agreed to sell approximately 1,361,000 shares of Common Stock to PETsMART, Inc. Upon consummation of an IPO the Company will issue approximately an additional 81,000 shares of Common Stock to PETsMART, Inc. In connection with these stock issuances, the Company expects to record deferred equity-based charges of approximately $11,000,000.

 Equipment Lease Line

  In January 2000, we entered into an equipment lease line to provide up to $4,000,000 for the acquisition of computer equipment. The credit facility expires in February 2003.

 Employee Stock Purchase Plan

  On February 3, 2000, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the "ESPP"), which will become effective immediately prior to the effective date of the initial public offering. The ESPP reserves 1,000,000 shares of common stock for issuance thereunder. The aggregate number of shares reserved for issuance under the ESPP will be increased automatically to the lesser of 500,000 or 3% of the total number of common shares outstanding. Employees generally will be eligible to participate in the ESPP if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the ESPP) 5%

                               PETsMART.com, Inc.

stockholders of the Company. Under the ESPP, eligible employees may select a rate of payroll deduction up to 15% of their W-2 cash compensation subject to certain maximum purchase limitations. The first offering period is expected to begin on the first business day on which price quotations for the Company's common stock are available on The Nasdaq National Market. Offering periods thereafter will begin on May 15 and November 15. Purchases will occur on May 14 and November 14, or the last day of trading prior to these dates. The price at which the Common Stock is purchased under the ESPP is 85% of the lesser of the fair market value of the Company's Common Stock on the date before the first day of the applicable offering period or on the last day of that purchase period.

 2000 Directors Stock Option Plan

  On February 3, 2000, the Board of Directors adopted and stockholders approved the 2000 Directors' Stock Option Plan ("Director Plan") which will become effective immediately prior to the effective date of the initial public offering. The Director Plan reserves a total of 300,000 shares of the Company's Common Stock for issuance thereunder. Nonemployee directors are eligible to participate in the Director Plan. A nonemployee director is any person employed by the Company, a subsidiary or affiliate of the Company. The option grants under the Director Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the board will initially be granted an option to purchase 25,000 shares on the date such director first becomes a director. Immediately following each annual meeting of the Company, beginning in 2000, each eligible director will automatically be granted an additional option to purchase 12,500 shares if such director has served continuously as a member of the board for at least the preceding six months. The term of such options is ten years, provided that they will terminate following the date the director ceases to be a director or a consultant of the Company. Options will vest immediately, in full.

                               PETsMART.com, Inc.

                Unaudited Pro Forma Consolidated Financial Data

 Overview

  In March 1999, the Company acquired substantially all the assets and certain liabilities of Mason Distributing Company, Inc. in consideration for cash of approximately $291,000 and a note payable of $100,000. The transaction has been accounted for as a purchase of assets.

  In October 1999, the Company acquired substantially all the assets and certain liabilities of AcmePet.com in exchange for approximately $4,000,000 in cash and approximately 1,156,000 of Series D Convertible Preferred Stock with a value of $5,400,000 based on the terms and preferences of the shares offered in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition. The acquisition has been accounted for as a purchase. The fair value of purchase consideration has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The excess of the fair value of purchase consideration over tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line basis over three years. Identifiable intangible assets are being amortized on a straight-line basis over three years.

  The following unaudited pro forma consolidated statements of operations gives effect to these acquisitions as if they had occurred on January 1, 1999 by combining the results of operations of Mason Distributing Company and AcmePet.com with the results of operations of the Company for the period of January 1, 1999 to January 2, 2000. The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have occurred as if these acquisitions had occurred as of the beginning of the periods presented and should not be construed as being representative of future operating results.

  The historical financial statements of the Company, Mason Distributing Company and AcmePet.com included elsewhere in this prospectus, and the unaudited consolidated pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

    UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND FOOTNOTES

                    (in thousands, except per share amounts)

                                                K&K      Digital
                                              Hansen,  Communities,
                          PETsMART.com, Inc.   Inc.        Inc.
                          ------------------ --------- ------------
                                              Jan. 1,  Jan. 1, 1999
                            Feb. 25, 1999     1999 to       to           Pro Forma
                             (Inception)     March 31,  October 7,  ---------------------
                          to January 2, 2000   1999        1999     Adjustments  Combined
                          ------------------ --------- ------------ -----------  --------
Net revenues............       $ 10,446        $610       $ 210       $   --     $ 11,266
Costs of net revenues...         16,739         475         --            --       17,214
                               --------        ----       -----       -------    --------
  Gross (loss) margin...         (6,293)        135         210           --       (5,948)
                               --------        ----       -----       -------    --------
Operating expenses:
  Sales and marketing
   (exclusive of equity-
   based charges of
   $443)................         33,476          25           3           --       33,504
  Product development
   (exclusive of equity-
   based charges of
   $530)................          2,359         --          --            --        2,359
  General and
   administrative
   (exclusive of equity-
   based charges of
   $1,569)..............          3,351         106         339         2,384(A)    6,180
  Equity-based charges..          2,542         --          --            --        2,542
                               --------        ----       -----       -------    --------
    Total operating
     expenses...........         41,728         131         342         2,384      44,585
                               --------        ----       -----       -------    --------
Income (loss) from
 operations.............        (48,021)          4        (132)       (2,384)    (50,533)
Other income (expense),
 net:                               526         (29)         (6)          --          491
                               --------        ----       -----       -------    --------
    Net loss............        (47,495)        (25)       (138)       (2,384)    (50,042)
Deduction for beneficial
 conversion feature.....         (4,548)        --          --            --       (4,548)
                               --------        ----       -----       -------    --------
Net loss attributable to
 common stockholders....       $(52,043)       $(25)      $(138)      $(2,384)   $(54,590)
                               ========        ====       =====       =======    ========
Net loss per common
 share(B)...............                                                         $  (1.49)
                                                                                 ========
Shares used to calculate
 net loss per common
 share..................                                                           36,652
                                                                                 ========

----------------------------------------------
  The following adjustments were applied to the Company's historical financial statements and those of Mason Distribution Company and AcmePet.com to arrive at the pro forma consolidated financial information.

  (A) To record amortization of identifiable intangible assets and acquired goodwill over the estimated period of benefit of 3 years.

  (B) Pro forma net loss per share for the period from inception to January 2, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, C and D Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of this offering as if such conversion occurred on January 1, 1999. The shares issued for AcmePet.com have been included as if the issuance of shares occurred on January 1.

January 31, 2000

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of K& K Hansen, Inc. dba Mason Distributing Company

We have audited the accompanying balance sheets of K & K Hansen, Inc. (dba Mason Distributing Company) as of December 31, 1997 and 1998 and March 31, 1999, and the related statements of operations and accumulated deficit, and cash flows for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K & K Hansen, Inc. (dba Mason Distributing Company) at December 31, 1997 and 1998 and March 31, 1999, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

Lesley, Thomas, Schwarz & Postma, Inc.
A Professional Accountancy Corporation Newport Beach, California

                              K&K Hansen, Inc. dba
                           Mason Distributing Company

                                 BALANCE SHEETS
                                 (In thousands)

                                     Assets

                                                      December 31,    March 31,
                                                      --------------  ---------
                                                       1997    1998     1999
                                                      ------  ------  ---------
Current assets
  Cash and cash equivalents (Note 1)................. $  --   $  --     $ --
  Accounts receivable, less allowance for doubtful
   accounts of $27, $45, and $30 in 1997, 1998 and
   March 31, 1999, respectively (Note 1).............    201     134      171
  Related party receivable (Note 5)..................      7      30       --
  Inventories (Notes 1 and 2)........................    438     373      402
  Prepaid expenses and other current assets..........      5       4        4
                                                      ------  ------    -----
    Total current assets.............................    651     541      577
Property and equipment, net (Notes 1, 3 and 8).......     96      65       57
Other assets.........................................      4       3        5
                                                      ------  ------    -----
    Total assets..................................... $  751  $  609    $ 639
                                                      ======  ======    =====

                     Liabilities and Stockholders' Deficit

Current Liabilities
  Bank overdraft..................................... $   17  $   43    $  47
  Accounts payable and accrued liabilities...........    215     190      255
  Accrued interest...................................     44      15       22
  Bank line of credit (Note 4).......................     46      47       48
  Current portion of capital lease obligations (Note
   8)................................................     21      23       23
  Notes payable to related parties (Notes 4 and 5)...    826     745      729
                                                      ------  ------    -----
    Total current liabilities........................  1,169   1,063    1,124
Capital lease obligations, net of current portion
 (Note 8)............................................     37      14        8
                                                      ------  ------    -----
    Total liabilities................................  1,206   1,077    1,132
                                                      ------  ------    -----
Commitments and contingencies (Notes 5 and 8)
Stockholders' deficit
  Common stock, $1 par value, 1,000 shares
   authorized, 2 shares issued and outstanding.......      2       2        2
  Additional paid-in capital.........................     60      60       60
  Accumulated deficit................................   (517)   (530)    (555)
                                                      ------  ------    -----
    Total stockholders' deficit......................   (455)   (468)    (493)
                                                      ------  ------    -----
    Total liabilities and stockholders' deficit...... $  751  $  609    $ 639
                                                      ======  ======    =====

   The accompanying notes are an integral part of these financial statements

                              K&K Hansen, Inc. dba
                           Mason Distributing Company

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                                 (in thousands)

                                                                      Three
                                                                   Months Ended
                                       Years Ended December 31,     March 31,
                                       --------------------------  ------------
                                           1997          1998          1999
                                       ------------  ------------  ------------
Net revenues.........................  $      2,707  $      2,467     $ 610
Costs of net revenues................         2,080         1,919       475
                                       ------------  ------------     -----
  Gross margin.......................           627           548       135
                                       ------------  ------------     -----
Operating expenses:
  Sales and marketing................           130           107        25
  General and administrative
   expenses..........................           543           406       106
                                       ------------  ------------     -----
    Total operating expenses.........           673           513       131
                                       ------------  ------------     -----
Income (loss) from operations........           (46)           35         4
                                       ------------  ------------     -----
Other income (expense):
Interest income......................             7             5       --
Interest expense.....................           (67)          (52)      (28)
                                       ------------  ------------     -----
  Total other income (expense).......           (60)          (47)      (28)
                                       ------------  ------------     -----
Loss before income taxes.............          (106)          (12)      (24)
Provision for income taxes (note 7)..            (1)           (1)       (1)
                                       ------------  ------------     -----
  Net loss...........................          (107)          (13)      (25)
Accumulated deficit, beginning of
 period..............................          (410)         (517)     (530)
                                       ------------  ------------     -----
Accumulated deficit, end of period...  $       (517) $       (530)    $(555)
                                       ============  ============     =====



   The accompanying notes are an integral part of these financial statements

                              K&K Hansen, Inc. dba
                           Mason Distributing Company

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                       Three
                                                     Years Ended    Months Ended
                                                    December 31,     March 31,
                                                    --------------  ------------
                                                     1997    1998       1999
                                                    ------  ------  ------------
Cash flows from operating activities:
 Net loss.........................................  $ (107) $  (13)    $ (25)
                                                    ------  ------     -----
 Adjustments to reconcile loss to net cash
  provided by (used in) operating activities:
  Depreciation ...................................      29      33         7
  Changes in operating assets and liabilities:
   Accounts receivable............................      35      67       (37)
   Inventories....................................      29      65       (29)
   Related party receivable.......................      15     (23)       30
   Prepaid expenses and other current assets......       1       1        (2)
   Accounts payable and bank overdraft............    (153)      1        69
   Accrued liabilities............................      41     (29)        7
                                                    ------  ------     -----
    Total adjustments.............................      (3)    115        45
                                                    ------  ------     -----
    Net cash provided by (used in) operating
     activities...................................    (110)    102        20
                                                    ------  ------     -----
Cash flows from investing activities
Purchases of property and equipment...............      --      (2)       --
                                                    ------  ------     -----
    Net cash used in investing activities.........      --      (2)       --
                                                    ------  ------     -----
Cash flows from financing activities
Borrowings on line of credit (net)................      12       1         2
Repayment of capital lease obligations............     (19)    (21)       (5)
Proceeds from (repayments of) notes payable to
 related parties..................................     117     (80)      (17)
                                                    ------  ------     -----
    Net cash provided by (used in) financing
     activities...................................     110    (100)      (20)
                                                    ------  ------     -----
Net increase in cash and cash equivalents.........      --      --        --
Cash and cash equivalents, beginning of period....      --      --        --
                                                    ------  ------     -----
Cash and cash equivalents, end of period..........  $   --  $   --     $  --
                                                    ======  ======     =====
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest........................................  $   25  $   47     $   8
                                                    ======  ======     =====
  Income taxes....................................  $    1  $    1     $   1
                                                    ======  ======     =====

Non-cash transactions

  During 1997, the Company had non-cash financing activities for the lease of capitalized vehicles in the amount of $103.



   The accompanying notes are an integral part of these financial statements

                            K & K Hansen, Inc. dba
                          Mason Distributing Company

                         Notes to Financial Statements

                 December 31, 1997 and 1998 and March 31, 1999

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  K & K Hansen, Inc. dba Mason Distributing Company (the "Company") is a wholesale distributor of pet supplies primarily within the Southern California area. The Company operates in the state of California and is organized as an S corporation.

 Recognition of Net Revenues and Cost of Net Revenues

  Revenues on product sales, net of discounts, coupons and allowances, are recognized upon shipment of the related goods. Outbound shipping charges are included in net sales upon shipment.

 Cash and Cash Equivalents

  The Company considers all highly liquid, short-term investments purchased with a maturity of three (3) months or less to be cash equivalents.

 Accounts Receivable

  The Company records its estimate for doubtful accounts under the allowance method as required by generally accepted accounting principles.

 Inventories

  Inventories are stated utilizing the average cost method.

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided for under the straight-line method over the estimated useful lives of the assets which range from five (5) to seven (7) years. Maintenance and repairs in the ordinary course of operations are expensed as incurred. Major improvements which increase the estimated useful lives of assets are capitalized. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss on disposal is recognized accordingly.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect that reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Credit Risk

  The Company does not require collateral for its trade receivables, but does inquire into each customer's credit worthiness.

                             K & K Hansen, Inc. dba
                           Mason Distributing Company

                   Notes to Financial Statements--(Continued)

                 December 31, 1997 and 1998 and March 31, 1999

 Advertising Costs

  Advertising costs are expensed as incurred. Advertising expense was $36,000, $18,000 and $2,000 for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, respectively.

NOTE 2 - INVENTORIES

  Inventories are summarized as follows (in thousands):

                                                       Year Ended   Three Months
                                                      December 31,     Ended
                                                      -------------  March 31,
                                                       1997   1998      1999
                                                      ------ ------ ------------
   Finished goods.................................... $  438 $  373     $402
                                                      ====== ======     ====

NOTE 3 - PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows (in thousands):

                                                          Year
                                                          Ended
                                                        December    Three Months
                                                Useful     31,         Ended
                                                 Life   ----------   March 31,
                                                (Years) 1997  1998      1999
                                                ------- ----  ----  ------------
   Machinery and equipment.....................      5  $ 46  $ 46      $ 46
   Furniture and fixtures......................  5 - 7    33    36        36
   Automobiles.................................      5   124   124       124
                                                        ----  ----      ----
                                                         203   206       206
   Less accumulated depreciation...............         (107) (141)     (149)
                                                        ----  ----      ----
                                                        $ 96  $ 65      $ 57
                                                        ====  ====      ====

NOTE 4 - NOTES PAYABLE TO RELATED PARTIES AND LINE OF CREDIT

  At December 31, 1997 and 1998 and at March 31, 1999, the Company held unsecured notes payable from the Company's stockholders and other related parties totaling $826,000, $745,000 and $729,000, respectively. The notes payable are due on demand and bear interest varying from 4.48% to 5.54% per annum.

  Additionally, the Company had a line of credit agreement with a bank, providing for borrowings up to $50,000 and expiring annually on December 31st. The line of credit agreement is unsecured other than being personally guaranteed by the principal stockholders. Borrowings under the line of credit agreement bear interest at varying rates of 15%, 14.5% and 14.25% for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

  The Company distributes and sells products manufactured by the KyJen Company, Inc., ("KyJen"), an affiliated entity that has similar stockholders and officers of the Company. The transactions are consummated under typical "arms length" arrangements as with the Company's other suppliers. Sales of KyJen's products

                             K & K Hansen, Inc. dba
                           Mason Distributing Company

                   Notes to Financial Statements--(Continued)

                 December 31, 1997 and 1998 and March 31, 1999

amounted to approximately $195,000, $219,000 and $56,000 for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, respectively. The sales represented approximately 7.2%, 8.9% and 9.2%, respectively, of total net sales for the Company for the same periods presented.

  Amounts receivable from KyJen were $7,000, $30,000 and $0 at December 31, 1997 and 1998 and at March 31, 1999, respectively.

  The Company leases its office and warehouse facilities from the Robert and Lynne Hansen Family Trust, whose trustees are family members of the principal stockholders, under a noncancelable lease that is renewable annually. Rents paid to the Trust were $30,000, $24,000 and $6,000 for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

  As previously described in Note 4, the Company held notes payable to various related parties at December 31, 1997 and 1998 and at March 31, 1999. The notes payable are summarized as follows (in thousands):

                                                     Year Ended   Three Months
                                                    December 31,     Ended
                                                    -------------  March 31,
                                                     1997   1998      1999
                                                    ------ ------ ------------
   Note payable to KyJen plus interest at 5.6%..... $   80 $  --      $--
   Note payable to Robert and Lynne Hansen Family
    Trust plus interest at 4.48%...................    718    718      718
   Note payable to shareholder plus interest at
    5.54%..........................................     15    --       --
   Note payable to shareholder plus interest at
    5.54%..........................................     13     27       11
                                                    ------ ------     ----
                                                    $  826 $  745     $729
                                                    ====== ======     ====

NOTE 6 - SIGNIFICANT SUPPLIERS

  The Company had two (2) suppliers that accounted for approximately 68%, 65% and 57% of total purchases for the years and periods ended December 31, 1997 and 1998 and March 31, 1999, respectively. Amounts payable to these suppliers totalled approximately $85,000, $45,000 and $60,000 at December 31, 1997 and 1998 and March 31, 1999.

NOTE 7 - INCOME TAXES

  The Company has elected to be taxed as an S corporation under the provisions of the federal and state tax codes. Under federal laws, taxes based on income of S corporations are payable by the individual stockholders of the Company. Accordingly, no provision for federal income taxes has been provided in the accompanying financial statements for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999. The Company is liable for California franchise taxes at a statutory rate of 1.5%, with a minimum franchise tax of $800.

                             K & K Hansen, Inc. dba
                           Mason Distributing Company

                   Notes to Financial Statements--(Continued)

                 December 31, 1997 and 1998 and March 31, 1999


NOTE 8 - COMMITMENTS AND CONTINGENCIES

 Operating Lease

  The Company facilities are leased from the Robert and Lynne Hansen Family Trust (the "Trust") whose trustees are family members of the principal stockholders under a noncancelable operating lease. Under the terms of the agreement, rents are to be paid in the amount of $2,000 per month. The lease contains an option to extend for an additional one (1) year provided written notice is received via U.S. Certified Mail, return receipt requested, ninety
(90) days prior to expiration. If the option is exercised, rents are to be paid at the current fair market rent amount to be determined by an independent, qualified appraiser. Rent expense was $30,000, $24,000 and $6,000, respectively, for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999.

 Capital Leases

  The Company is obligated under capital leases for two (2) delivery vehicles. The present value of the leases are as follows:

                                                     December 31,
                                                     --------------  March 31,
                                                      1997    1998     1999
                                                     ------  ------  ---------
                                                         (in thousands)
   Leases payable to a leasing company, payable in
    monthly installments of $2 (including interest
    at 7.7% per annum and sales tax), secured by
    related vehicles................................ $   58  $   37    $ 31
   Less: current portion............................    (21)    (23)    (23)
                                                     ------  ------    ----
   Long-term portion of capital lease obligations... $   37  $   14    $  8
                                                     ======  ======    ====

  The minimum future lease payments under capital leases are as follows:

                     Period Ending December 31,                       Amount
                     --------------------------                   --------------
                                                                  (in thousands)
   1999..........................................................      $19
   2000..........................................................       14
   Less amount representing interest.............................       (2)
                                                                       ---
                                                                       $31
                                                                       ===

  The assets are depreciated over their estimated useful lives on a straight-line basis. Depreciation of the assets acquired by the obligations under capital leases is included in depreciation expense for the years ended December 31, 1997, 1998 and the three months ended March 31, 1999.

NOTE 9--SUBSEQUENT EVENT--SALE OF BUSINESS ASSETS

  On April 1, 1999, the Company sold substantially all of its assets (tangible and intangible) and certain liabilities to PETsMART.com, Inc., formerly Interpet, Inc. ("PETsMART.com") for $391,000 in cash, subject to adjustment based on a post closing gross profit amount to be determined on March 31, 2000. Per the terms of the agreement, PETsMART.com also obtained a perfected security interest in the Company's inventory valued at the lower of cost or fair market at December 31, 1998.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Digital Communities, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Digital Communities, Inc. and its subsidiary at December 31, 1998 and October 6, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from January 1, 1999 to October 6, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Los Angeles, California

February 1, 2000

                           Digital Communities, Inc.

                           CONSOLIDATED BALANCE SHEET
                     (in thousands, except per share data)

                                                                    Nine Months
                                                        Year Ended     Ended
                                                       December 31, October 6,
                                                           1998        1999
                                                       ------------ -----------
                        Assets
Current assets
  Cash and cash equivalents...........................    $   5        $ 102
  Accounts receivable.................................       38           31
                                                          -----        -----
    Total current assets..............................       43          133
Property and equipment, net...........................        5            4
Intangible assets, net................................      137          117
                                                          -----        -----
    Total assets......................................    $ 185        $ 254
                                                          =====        =====
         Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable....................................    $  24        $  83
  Accrued liabilities.................................        8            1
  Other current liability.............................       --          100
                                                          -----        -----
    Total current liabilities.........................       32          184
  Notes payable to stockholders.......................      128           --
                                                          -----        -----
    Total liabilities.................................      160          184
                                                          -----        -----
Stockholders' equity
  Common stock, $0.01 per value; 1,000 shares
   authorized; 703 shares issued and outstanding......       67           70
  Additional paid-in capital..........................      100          280
  Accumulated deficit.................................     (142)        (280)
                                                          -----        -----
    Total stockholders' equity........................       25           70
                                                          -----        -----
    Total liabilities and stockholders' equity........    $ 185        $ 254
                                                          =====        =====

  The accompanying notes are an integral part of these consolidated financial statements.

                           Digital Communities, Inc.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

                                                                     Nine Months
                                                         Year Ended     Ended
                                                        December 31, October 6,
                                                            1998        1999
                                                        ------------ -----------
Net revenues...........................................     $115        $ 210
Operating expenses:
  Sales and marketing..................................        2            3
  General and administrative...........................      183          339
                                                            ----        -----
  Total operating expenses.............................      185          342
                                                            ----        -----
Loss from operations...................................      (70)        (132)
Interest expense.......................................      (11)          (6)
                                                            ----        -----
  Net loss.............................................     $(81)       $(138)
                                                            ====        =====



  The accompanying notes are an integral part of these consolidated financial statements.

                           Digital Communities, Inc.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                 Common Stock
                          (1,000 shares authorized)
                          --------------------------------
                                               Additional
                                      Par        Paid-In    Accumulated
                          Shares     Value       Capital      Deficit   Total
                          --------   --------  -----------  ----------- -----
Balance at January 1,
 1998....................       673        $67    $      45    $ (61)   $  51
                           --------   --------    ---------    -----    -----
  Contributed capital....       --          --           55      --        55
  Net loss...............       --          --          --       (81)     (81)
                           --------   --------    ---------    -----    -----
Balance at December 31,
 1998....................       673         67          100     (142)      25
                           --------   --------    ---------    -----    -----
  Issuance of common
   stock.................        30          3          175      --       178
  Contributed capital....       --          --            5      --         5
  Net loss...............       --          --          --      (138)    (138)
                           --------   --------    ---------    -----    -----
Balance at October 6,
 1999....................       703        $70    $     280    $(280)   $  70
                           ========   ========    =========    =====    =====


  The accompanying notes are an integral part of these consolidated financial statements.

                           Digital Communities, Inc.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                   Nine Months
                                                       Year Ended     Ended
                                                      December 31, October 6,
                                                          1998        1999
                                                      ------------ -----------
Cash flows from operating activities:
Net loss.............................................     $(81)       $(138)
Adjustments to reconcile loss to net cash used in
 operating activities:
  Depreciation and amortization......................       35           36
  Changes in operating assets and liabilities:
   Accounts receivable...............................      (21)           7
   Accounts payable and accrued liabilities..........       23           52
                                                          ----        -----
    Net cash used in operating activities............      (44)         (43)
                                                          ----        -----
Cash flows from investing activities:
Acquisition of intangible assets.....................      (16)         (15)
Deposit from PETsMART.com............................      --           100
                                                          ----        -----
    Net cash (used in) provided by operating
     activities......................................      (16)          85
                                                          ----        -----
Cash flows from financing activities:
Issuance of common stock.............................       55           50
Contributed capital..................................      --             5
                                                          ----        -----
Net cash provided by financing activities............       55           55
                                                          ----        -----
Net increase (decrease) in cash and cash
 equivalents.........................................       (5)          97
Cash and cash equivalents, beginning of period.......       10            5
                                                          ----        -----
Cash and cash equivalents, end of period.............     $  5        $ 102
                                                          ====        =====
Supplemental disclosure of cash flow information:
Cash paid for interest...............................     $ 11        $   6
Non-cash transaction:
The Company issued stock for the relief of notes
 payable in the amount of $128 in the nine months
 ended October 6, 1999.


   The accompanying notes are an integral part of the consolidated financial statements.

                           Digital Communities, Inc.

                   Notes to Consolidated Financial Statements
                                 (in thousands)
NOTE 1--THE COMPANY AND NATURE OF BUSINESS

  Digital Communities, Inc. (dba AcmePet.com) (the "Company") is the largest community for pets on the Internet. The Company's Web site, www.acmepet.com, offers comprehensive information and links to shopping and services for pets to millions of pet lovers daily. The site features message boards, chat rooms and pet health Q&A, as well as free e-mail. The Company was incorporated in Delaware on March 29, 1996 and commenced operations on that date. The Company conducts its business within one industry segment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Digital Communities, Inc. and its wholly owned subsidiary, Digital Communities, LLC. All significant intercompany accounts and transactions have been eliminated.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid, short-term investments purchased with a maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized, whereas the cost of maintenance and repairs are charged to expense. Depreciation is computed on the straight-line method over the estimated useful lives of assets of five years.

 Intangible Assets and Organization Costs

  Intangible assets are comprised primarily of goodwill related to an acquisition in 1997. Amortization is computed using the straight-line method over the estimated useful lives of five years.

 Revenue Recognition

  The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. To date, the duration of the Company's banner advertising commitments has ranged from one week to two years. The duration of sponsorship advertising contracts range from three months to two years and also involve more integration with the Company's services, such as the placement of buttons that provide users with direct links to the advertiser's web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed and are billed monthly in arrears, provided that no significant Company obligations remain at the end of a period and collection on the resulting receivable is probable. Company obligations typically include guarantees of minimum number of

                           Digital Communities, Inc.

"impressions," or number of times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

 Advertising Costs

  Advertising costs are expensed as incurred. During the year ended December 31, 1998 and the nine months ended October 9, 1999, advertising costs totaled $2,000 and $1,900, respectively.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentration of risk consist primarily of cash, cash equivalents, short- and long-term investments, and accounts receivable. Substantially all of the Company's cash and cash equivalents are managed by two financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

 Compensated Absences

  The Company does not accrue for compensated absences. Management estimates that such an accrual would not have a material effect on the financial statements.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and the deposit from PETsMART.com, Inc. approximate fair value because of the short maturity of these instruments.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consisted solely of computer equipment with an original cost basis of approximately $9,000 as of December 31, 1998 and October 9, 1999, respectively. Accumulated depreciation for the same periods was approximately $4,000 and approximately $5,000 respectively.

NOTE 4--INTANGIBLE ASSETS

  Intangible assets consist primarily of the purchased technology associated with the acquisition of the worldwide Web site, AcmePet.com, in 1997. Accumulated amortization as of December 31, 1998 and October 9, 1999 was approximately $50,000 and approximately $85,000 respectively. In conjunction with the acquisition, the Company is required to pay additional consideration which totaled approximately $16,000 for the year ended December 31, 1998 and approximately $15,000 for the nine months ended October 6, 1999.

NOTE 5--INCOME TAXES

  The Company has elected to be treated as an S-Corporation and, as a result, is not subject to federal and state income taxation. Therefore, no provision for income taxes has been provided in these consolidated financial statements.

                           Digital Communities, Inc.

NOTE 6--SUBSEQUENT EVENT

  On October 6, 1999, PETsMART.com, Inc. acquired all of the assets and certain liabilities of the Company for a purchase price of approximately $9,400,000, including approximately $4,000,000 cash and approximately $5,400,000 of PETsMART.com, Inc.'s Series D Convertible Preferred Stock. In August 1999, the Company received a $100,000 deposit from PETsMART.com, Inc.

NOTE 7--STOCKHOLDERS' EQUITY

  During 1998, the Company's Board of Directors approved a 1,000-to-1 split of its common stock. All share numbers in these consolidated financial statements and notes thereto for all periods presented have been adjusted to reflect the 1,000-to-1 common stock split.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                       Shares

                               PETsMART.com, Inc.

                                  Common Stock

                          [PETsMART.com, Inc.'s Logo]

                                   --------

                              P R O S P E C T U S

                                        , 2000

                                   --------

                              Salomon Smith Barney

                                   Chase H&Q

                               J.P. Morgan & Co.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by PETsMART.com in connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee and the NASD filing fee.

     SEC registration fee.............................................. $30,360
     NASD filing fee...................................................  12,000
     Nasdaq National Market listing fee................................       *
     Printing and engraving costs......................................       *
     Legal fees and expenses...........................................       *
     Accounting fees and expenses......................................       *
     Blue Sky fees and expenses........................................       *
     Transfer Agent and Registrar fees.................................       *
     Miscellaneous expenses............................................       *
                                                                        -------
     Total............................................................. $     *

--------
*to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article VII of PETsMART.com's restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

  Article VIII of PETsMART.com's restated by-laws provides for the indemnification of officers, directors, employees and agents of PETsMART.com to the fullest extent permitted by Delaware law.

  PETsMART.com has entered into indemnification agreements with its directors and certain officers, in addition to indemnification provided for in its restated by-laws, and intends to enter into indemnification agreements with any new directors and certain new officers in the future.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of PETsMART.com and its executive officers and directors, and by PETsMART.com of the underwriters for certain liabilities, including liabilities arising under the Securities Act of 1933, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since May 12, 1999, the date of PETsMART.com's incorporation, PETsMART.com has issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

  1.On May 12, 1999, we issued:

    . 575,328 shares of common stock to 30 accredited investors pursuant to the merger of PetJungle, Inc. with and into PETsMART.com in which shareholders of PetJungle, Inc. surrendered 21,106,610 shares of PetJungle, Inc. common stock in exchange for 575,328 shares of common stock of PETsMART.com;

    . 561 shares of common stock to one accredited investor for aggregate cash consideration of $112.20;

    . 1,430,394 shares of common stock to two accredited investors for a purchase price of $.20 per share for aggregate consideration of $284,648.41 paid with full recourse promissory notes and $1,430.39 cash;

    . 3,000,000 shares of Series A preferred stock to one accredited investor for aggregate cash consideration of $2,000,000 and costs associating with creating our web site;

    . 1,800,000 shares of Series B preferred stock to sixteen accredited investors for aggregate cash consideration of $3,006,000;

    . 2,400,000 shares of Series C preferred stock to ten accredited investors for aggregate cash consideration of $4,008,000;

    . a warrant to purchase up to 300,000 shares of Series A preferred stock at a purchase price of $16.667 to one accredited investor;

    . warrants to purchase up to 382,505 shares of Series C preferred stock at a purchase price of $13.07 per share to two accredited investors; and

    . a warrant to purchase up to 23,163 shares of Series C preferred stock at a purchase price of $1.67 per share; to one accredited investor.

  2. On August 31, 1999, we issued to one accredited investor a warrant to purchase 840,000 shares of common stock at an exercise price equal to $8.88 for 210,000 shares, $17.75 for 210,000 shares, $26.63 for 210,000 shares and $35.50 for 210,0000 shares.

  3.   On October 6, 1999, we issued:

    . 10,707,561 shares of Series D preferred stock to twenty-eight accredited investors for aggregate cash consideration at the time of closing of $24,074,924.00, $1,962,007.10 of which was paid with a 90 day promissory note and $23,967,379.00 of which was paid in cash after the closing 13, 1999; and

    . 1,156,314 shares of Series D preferred stock to 14 accredited investors pursuant to the merger of Digital Communities, Inc. (dba AcmePet.com) with and into PETsMART.com.

  4. On February 3, 2000, we entered into a contract pursuant to which we agreed to sell to one accredited investor 1,361,027 shares of common stock for cash consideration of $489,969.72.

  5. As of February , 2000, an aggregate of approximately 2,568,894 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and an aggregate of approximately shares of common stock were issuable upon exercise of outstanding options under the registrant's stock plans.

  No underwriters were engaged in connection with the foregoing sales of securities. Such sales of common stock and preferred stock were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering. Issuances of options and shares upon exercise of options to PETsMART.com's employees and consultants were made pursuant to Rule 701 promulgated under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 1.1 Form of Underwriting Agreement.
 2.1 Asset Purchase Agreement between Interpet, Inc., and K&K Hansen, Inc., dated March 31, 1999.
 2.2 Agreement and Plan of Reorganization between PETsMART.com, Digital
     Communities, LLC, Bruce Kirschenbaum, Sam Zappas and Mary Chadsey dated
     August 11, 1999.
 2.3 Agreement and Plan of Reorganization between PETsMART.com, PetJungle, Inc.
     and certain stockholders dated May 12, 1999.

  3.1    Amended and Restated Certificate of Incorporation of PETsMART.com.
  3.2    Form of Amended and Restated Certificate of Incorporation of
         PETsMART.com, to be filed and effective upon completion of this offering.
  3.3    Bylaws of PETsMART.com.
  3.4    Form of Amended and Restated Bylaws of PETsMART.com, to be effective upon completion of this offering.
  4.1*   Form of PETsMART.com common stock certificate.
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom, L.L.P. as to the
         validity of the Common Stock being registered.
 10.1    Common Stock Purchase Agreement with between PETsMART.com and idealab!
         Holdings LLC, dated May 12, 1999.
 10.2    Subscription Agreement.
 10.3    Restricted Stock Purchase Agreement with Thomas P. McGovern, dated May
         12, 1999.
 10.4    Amendment to Restricted Stock Purchase Agreement with Thomas P.
         McGovern effective as of May 12, 1999.
 10.5    Secured Promissory Note between Thomas P. McGovern, Jr. and
         PETsMART.com, dated January 18, 2000.
 10.6    Security Agreement between Thomas P. McGovern, Jr. and PETsMART.com, effective as of May 12, 1999.
 10.7    Security Agreement between InterPet, Inc. and Thomas P. McGovern, dated April 1, 1999.
 10.8    Restricted Stock Purchase Agreement with Carina J. Schaldach dated May
         12, 1999.
 10.9    Amendment to Restricted Stock Purchase Agreement with Carina J.
         Schaldach effective as of May 12, 1999.
 10.10   Secured Promissory Note between Carina J. Schaldach and PETsMART.com, dated January 19, 2000.
 10.11   Security Agreement between Carina J. Schaldach and PETsMART.com, effective as of May 12, 1999.
 10.12   Security Agreement between InterPet, Inc. and Carina J. Schaldach, dated April 1, 1999.
 10.13   Secured Promissory Note between Michael D. Houlahan and PETsMART.com, dated January 4, 2000.
 10.14   Secured Promissory Note between Michael D. Houlahan and PETsMART.com, dated January 10, 2000.
 10.15   Restricted Stock Purchase Agreement with Gary R. Marcotte, dated
         January 24, 2000.
 10.16   Secured Promissory Note between Gary R. Marcotte and PETsMART.com, dated January 27, 2000.
 10.17   Secured Promissory Note between Eric D. Kidd and PETsMART.com dated
         December 23, 1999.
 10.18   Preferred Stock Purchase Agreement, dated May 12, 1999.
 10.19   Series D Preferred Stock Purchase Agreement, dated October 6, 1999.
 10.20   Amended and Restated Investor Rights Agreement, dated October 6, 1999.
 10.21   Warrant No. 4 issued to Big Dog USA, Inc., dated October 19, 1999.
 10.22   Series A Preferred Stock Purchase Warrant issued to PETsMART, Inc., dated May 12, 1999.
 10.23   Series C Preferred Stock Purchase Warrant No. WC-1, issued to idealab!
         Holdings, L.L.C., dated May 12, 1999.
 10.24   Series C Preferred Stock Purchase Warrant No. WC-2, issued to Rodale
         Press, dated May 12, 1999.
 10.25   Series C Preferred Stock Purchase Warrant No. WC-3, issued to Rodale
         Press dated May 12, 1999.
 10.26** Marketing Agreement with PETsMART, Inc.
 10.27** PETsMART.com Joint Marketing Plan Year 2000 Plans.
 10.28** PETsMART, Inc. Joint Marketing Plan Year 2000 Plans.
 10.29** Web and Content Hosting Agreement with PETsMART, Inc.
 10.30** Merchandising, Procurement, Distribution and Fulfillment Agreement
         with PETsMART, Inc.
 10.31   Form of Standstill Agreement with PETsMART, Inc.
 10.32** Trademark License Agreement between PETsMART, Inc. and PETsMART.com, dated May 12, 1999.
 10.33   Letter Agreement amending Trademark License Agreement between
         PETsMART, Inc. and PETsMART.com.

 10.34  1999 Stock Option Plan, as amended.
 10.35  Form of Amendment to 1999 Stock Option Plan.
 10.36  Form of 2000 Director Stock Option Plan.
 10.37  Form of 2000 Employee Stock Purchase Plan.
 10.38  Form of Incentive Stock Option Agreement.
 10.39  Form of Non Qualified Stock Option Agreement.
 10.40  Employment Agreement with Thomas P. McGovern, dated May 12, 1999.
 10.41  Employment Agreement with Carina J. Schaldach, dated May 12, 1999.
 10.42  Employment Agreement with Gary R. Marcotte, dated January 24, 2000.
 10.43 Form of Indemnification Agreement between PETsMART.com and each of its officers and directors.
 10.44  Form of Executive Confidentiality and Nondisclosure Agreement.
 10.45  Form of Employee Confidentiality and Nondisclosure Agreement.
 10.46  Series C Preferred Stock Purchase Warrant No. WC-4, issued to idealab!
        Capital Partners I-A, L.P., dated February 3, 2000.
 10.47  Series C Preferred Stock Purchase Warrant No. WC-5, issued to idealab!
        Capital Partners I-B, L.P., dated February 3, 2000.
 10.48* Lock-up Agreement with PETsMART, Inc.
 23.1   Consent of PricewaterhouseCoopers LLP.
 23.2   Consent of Lesley, Thomas, Schwarz & Postma.
 23.3*  Consent of Counsel (included in Exhibit 5.1 ).
 24.1   Power of attorney (see page II-5).
 27.1   Financial data schedule.

--------
 *  To be supplied by amendment.
**  Material has been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the representatives of the underwriters at the closing specified in the underwriting agreement certificates for common stock in such denominations and registered in such names as required by the representatives of the underwriters to permit prompt delivery to each purchaser of common stock.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pasadena, state of California, on February 3, 2000.

                                          PETsMART.COM, INC.

                                             /s/ Tom McGovern
                                          By:__________________________________
                                             Name:  Thomas P. McGovern, Jr.
                                             Title: Chief Executive Officer,
                                                    President and Director

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Thomas P. McGovern, Jr. and Gary R. Marcotte as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

 Signature               Title                                Date
 ---------               -----                                ----

 /s/ Tom McGovern        Chief Executive Officer, President   February 3, 2000
 _______________________ and Director
 Thomas P. McGovern, Jr.

 /s/ Gary Marcotte       Chief Financial Officer, Treasurer   February 3, 2000
 _______________________ and Secretary
 Gary R. Marcotte

 /s/ Philip L. Francis   Director                             February 3, 2000
 _______________________
 Philip L. Francis

 /s/ Bill Gross          Director                             February 3, 2000
 _______________________
 William Gross

 /s/ Robert Kavner       Director                             February 3, 2000
 _______________________
 Robert M. Kavner

 /s/ Robert F. Moran     Director                             February 3, 2000
 _______________________
 Robert F. Moran

 /s/ Yves Sisteron       Director                             February 3, 2000
 _______________________
 Yves Sisteron

 /s/ Neil T. Watanabe    Director                             February 3, 2000
 _______________________
 Neil T. Watanabe

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement.
  2.1        Asset Purchase Agreement between Interpet, Inc., and K&K Hansen,
             Inc., dated March 31, 1999.
  2.2        Agreement and Plan of Reorganization between PETsMART.com, Digital
             Communities, LLC, Bruce Kirschenbaum, Sam Zappas and Mary Chadsey
             dated August 11, 1999.
  2.3        Agreement and Plan of Reorganization between PETsMART.com,
             PetJungle, Inc. and certain stockholders dated May 12, 1999.
  3.1        Amended and Restated Certificate of Incorporation of PETsMART.com.
  3.2        Form of Amended and Restated Certificate of Incorporation of
             PETsMART.com, to be filed and effective upon completion of this offering.
  3.3        Bylaws of PETsMART.com.
  3.4        Form of Amended and Restated Bylaws of PETsMART.com, to be
             effective upon completion of this offering.
  4.1*       Form of PETsMART.com common stock certificate.
  5.1*       Opinion of Skadden, Arps, Slate, Meagher & Flom, L.L.P. as to the
             validity of the Common Stock being registered.
 10.1        Common Stock Purchase Agreement with between PETsMART.com and idealab! Holdings LLC, dated May 12, 1999.
 10.2        Subscription Agreement.
 10.3        Restricted Stock Purchase Agreement with Thomas P. McGovern, dated
             May 12, 1999.
 10.4        Amendment to Restricted Stock Purchase Agreement with Thomas P.
             McGovern effective as of May 12, 1999.
 10.5        Secured Promissory Note between Thomas P. McGovern, Jr. and
             PETsMART.com, dated January 18, 2000.
 10.6        Security Agreement between Thomas P. McGovern, Jr. and
             PETsMART.com, effective as of May 12, 1999.
 10.7        Security Agreement between InterPet, Inc. and Thomas P. McGovern, dated April 1, 1999.
 10.8        Restricted Stock Purchase Agreement with Carina J. Schaldach dated
             May 12, 1999.
 10.9        Amendment to Restricted Stock Purchase Agreement with Carina J.
             Schaldach effective as of May 12, 1999.
 10.10       Secured Promissory Note between Carina J. Schaldach and
             PETsMART.com, dated January 19, 2000.
 10.11       Security Agreement between Carina J. Schaldach and PETsMART.com, effective as of May 12, 1999.
 10.12       Security Agreement between InterPet, Inc. and Carina J. Schaldach, dated April 1, 1999.
 10.13       Secured Promissory Note between Michael D. Houlahan and
             PETsMART.com, dated January 4, 2000.
 10.14       Secured Promissory Note between Michael D. Houlahan and
             PETsMART.com, dated January 10, 2000.
 10.15       Restricted Stock Purchase Agreement with Gary R. Marcotte, dated
             January 24, 2000.
 10.16       Secured Promissory Note between Gary R. Marcotte and PETsMART.com, dated January 27, 2000.
 10.17       Secured Promissory Note between Eric D. Kidd and PETsMART.com dated December 23, 1999.
 10.18       Preferred Stock Purchase Agreement, dated May 12, 1999.
 10.19       Series D Preferred Stock Purchase Agreement, dated October 6,
             1999.
 10.20       Amended and Restated Investor Rights Agreement, dated October 6,
             1999.
 10.21       Warrant No. 4 issued to Big Dog USA, Inc., dated October 19, 1999.
 10.22       Series A Preferred Stock Purchase Warrant issued to PETsMART,
             Inc., dated May 12, 1999.
 10.23       Series C Preferred Stock Purchase Warrant No. WC-1, issued to idealab! Holdings, L.L.C., dated May 12, 1999.
 10.24       Series C Preferred Stock Purchase Warrant No. WC-2, issued to
             Rodale Press, dated May 12, 1999.
 10.25       Series C Preferred Stock Purchase Warrant No. WC-3, issued to
             Rodale Press dated May 12, 1999.
 10.26**     Marketing Agreement with PETsMART, Inc.
 10.27**     PETsMART.com Joint Marketing Plan Year 2000 Plans.

   10.28** PETsMART, Inc. Joint Marketing Plan Year 2000 Plans.
   10.29** Web and Content Hosting Agreement with PETsMART, Inc.
   10.30** Merchandising, Procurement, Distribution and Fulfillment Agreement
           with PETsMART, Inc.
   10.31   Form of Standstill Agreement with PETsMART, Inc.
   10.32** Trademark License Agreement between PETsMART, Inc. and PETsMART.com, dated May 12, 1999.
   10.33   Letter Agreement amending Trademark License Agreement between
           PETsMART, Inc. and PETsMART.com.
   10.34   1999 Stock Option Plan, as amended.
   10.35   Form of Amendment to 1999 Stock Option Plan.
   10.36   Form of 2000 Director Stock Option Plan.
   10.37   Form of 2000 Employee Stock Purchase Plan.
   10.38   Form of Incentive Stock Option Agreement.
   10.39   Form of Non Qualified Stock Option Agreement.
   10.40   Employment Agreement with Thomas P. McGovern, dated May 12, 1999.
   10.41   Employment Agreement with Carina J. Schaldach, dated May 12, 1999.
   10.42   Employment Agreement with Gary R. Marcotte, dated January 24, 2000.
   10.43   Form of Indemnification Agreement between PETsMART.com and each of its officers and directors.
   10.44   Form of Executive Confidentiality and Nondisclosure Agreement.
   10.45   Form of Employee Confidentiality and Nondisclosure Agreement.
   10.46   Series C Preferred Stock Purchase Warrant No. WC-4, issued to idealab! Capital Partners I-A, L.P., dated February 3, 2000.
   10.47   Series C Preferred Stock Purchase Warrant No. WC-5, issued to idealab! Capital Partners I-B, L.P., dated February 3, 2000.
   10.48*  Lock-up Agreement with PETsMART, Inc.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2    Consent of Lesley, Thomas, Schwarz & Postma.
   23.3*   Consent of Counsel (included in Exhibit 5.1 ).
   24.1    Power of attorney (see page II-5).
   27.1    Financial data schedule.

--------
 *  To be supplied by amendment.
**  Material has been omitted pursuant to a request for confidential treatment.